As filed with the Securities and Exchange Commission on May 2, 2000
                                                      Registration No. 333-87251


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            FORM SB-2/Amendment No. 1

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (Name of Small Business Issuer in Its Charter)

        Delaware                             2330                               95-3024222
(State or Other Jurisdiction of     (Primary Standard Industrial                (IRS Employer
Incorporation or Organization)      Classification Code Number)                 Identification No.)


        550 Rancheros Drive, San Marcos, California 92069, (760) 471-4505
          (Address and Telephone Number of Principal Executive Offices)
(Address of Principal Place of Business or Intended Principal Place of Business)

Richard Brady, 550 Rancheros Drive, San Marcos, California 92069, (760) 471-4505
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

Copies to:        Marie Elena Cocchiaro, Esq.                 Beth S. Barash, Esq.
                  Millennium Ventures Law Group               Todtman, Nachamie, Spizz & Johns, P.C.
                  113 Crosby Court, Suite 2                   425 Park Avenue
                  Walnut Creek, California 94598              New York, New York 10022
                  (925) 934-9531                              (212) 754-9400

Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.[ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

                                                    Proposed Maximum Proposed
      Title Of Each Class Of                            Aggregate Price Per    Maximum Aggregate
            Securities               Amount To Be           Unit 1              Offering Price 1
         To Be Registered             Registered                                                           Amount Of
                                                                                                       Registration Fee
    Common Stock, par value
    $0.01 per share 2                  1,500,000                $ 1.11            $1,665,000                 $574.10

    Common Stock, par value
    $0.01 per share 3                    350,000                $ 3.00 4          $1,050,000                 $362.04

    Common Stock, par value
    $0.01 per share 5                    100,000                To be provided    To be provided        To be provided

    Total...........                                                              To be provided        To be provided

     (1) Total estimated solely for the purpose of determining the registration fee.

     (2) Shares into which 750,000 shares of Series F Preferred Stock, par value $0.01 (the "Series F Stock"), are convertible, the price for which is based on the average of the bid and asked price per share of Common Stock on August 26, 1999.

     (3) Shares issuable upon the exercise of options (the "Options") issued in accordance with the Securities Purchase Agreement entered into by and between the Company and the Selling Securityholders, together with such indeterminate number of securities as may be issuable by reason of anti-dilution provisions contained therein.

     (4) Represents the exercise price of the Options.

     (5) Shares to be issued on effectiveness of this registration statement in connection with final settlement of a legal action commenced against the Company by a former lessor.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Act"), or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                  Cross Reference Sheet Pursuant to Rule 404(a)
                      Showing the Location In Prospectus of
                   Information Required by Items of Form SB-2

Item in Form SB                                                  Prospectus Caption

1.       Front of Registration Statement and Outside              Cover Page and Cover Page of Registration Statement
         Front Cover of Prospectus

2.       Inside Front and Outside Back Cover Pages of             Continued Cover Page, Table of Contents
         Prospectus

3.       Summary Information and Risk Factors                     Prospectus Summary, The Offering, Summary Financial Data,

4.       Use of Proceeds                                          Use of Proceeds

5.       Determination of Offering Price                          Not Applicable

6.       Dilution                                                 Risk Factors, Dilution

7.       Selling Securityholders                                  Selling Securityholders

8.       Plan of Distribution                                     Cover Page, Plan of Distribution for the Securities of the

9.       Legal Proceedings                                        Business of the Company

10.      Directors, Executive Officers, Promoters and Control     Management

11.      Security Ownership of Certain Beneficial Owners and      Principal Securityholders

12.      Description of Securities                                Description of Securities

13.      Interest of Named Experts and Counsel                    Interest of Named Experts and Counsel

14.      Disclosure of Commission Position on Indemnification     Management and Item 24. Indemnification of Directors and

15.      Organization Within Last Five Years                      Prospectus Summary, Business of the Company, Principal
                                                                  Securityholders, Certain Relationships and Related
                                                                  Transactions, Risk Factors


Item in Form SB (cont'd)                                          Prospectus Caption (cont'd)
------------------------                                          ---------------------------


16.      Description of Business                                  Business of the Company

17.      Management's Discussion and Analysis or Plan of          Management's Discussion and Analysis of Financial Condition
         Operation                                                and Results of Operations

18.      Description of Property                                  Business of the Company

19.      Certain Relationships and Related Transactions           Certain Relationships and Related Transactions

20.      Market for Common Equity and Related Stockholder         Market for Common Equity and Related Stockholder Matters

21.      Executive Compensation                                   Management

22.      Financial Statements                                     Financial Statements

23.      Changes in and Disagreements with Accountants and        Not Applicable
         Financial Disclosure

         Preliminary Prospectus subject to completion, dated May 2, 2000

PROSPECTUS

                       PLAY CO. TOYS & ENTERTAINMENT CORP.

       1,600,000 Shares of Common Stock Offered by Selling Securityholders
            350,000 Shares of Common Stock Underlying Options Offered
                           by Selling Securityholders

         This Prospectus relates to the resale by certain selling securityholders (the "Selling Securityholders") of an aggregate of 1,950,000 shares (the "Shares") of Play Co. Toys & Entertainment Corp. (the "Company") common stock, par value $0.01 per share (the "Common Stock"), 1,500,000 of which are issuable upon the conversion of 750,000 shares of Series F Preferred Stock (the "Series F Stock"), 350,000 of which are issuable upon the exercise of options (the "Options"), and 100,000 of which (the "Settlement Shares") will be issued on effectiveness of this registration statement in final settlement (the "Settlement") of a legal action commenced by a former lessor. Each share of Series F Stock is convertible into two shares of Common Stock, at the option of the holder, on the date this Registration Statement is declared effective by the Securities and Exchange Commission. Each share shall convert automatically on the earlier of two years after issuance or in the event the Common Stock achieves a closing price of $5.00 for 30 consecutive days.

          The Series F Stock offered herein was issued on May 27, 1999 in a private placement exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), in accordance with ss.4(2) thereof and Rule 506 of the General Rules and Regulations Under the Securities Act of 1933 (the "Securities Act Rules"), and is subject to the terms and conditions of a Securities Purchase Agreement entered into by and between the Company and (i) David Stefansky, (ii) Aaron Stefansky, (iii) Solomon Libenthal, (iv) Samuel Krieger, (v) Birdie Capital Corp., (vi) Harbourcreek Investments, Ltd., and
(vii) Valentia Properties, Inc. The Options offered herein are subject to the terms and conditions of the Option Agreements entered into by and between the Company and (i) Robb Peck McCooey Clearing Corporation ("RPMCC"), (ii) Redwood Capital Partners, Inc., (iii) Gushnut Consulting, Inc., (iv) Vince Calicchia, and (v) Don Sinsabaugh. None of the aforesaid individuals or entities is affiliated with the Company. The Settlement Shares shall be issued to Foothill Marketplace, Ltd. a former lessor of the Company. The owners of the Securities offered hereby for resale are collectively referred to herein as the Selling Securityholders. The Securities are being offered by the Selling Securityholders and may be sold from time to time in negotiated transactions, at fixed prices (which may be changed), and at market prices prevailing at the time of sale, or a combination thereof. The Company's Common Stock, on April 20, 2000, closed at $0.25 per share. The Company will not receive any of the proceeds from the resale of any Securities sold by the Selling Securityholders but shall receive proceeds from the exercise of any Options. See "Plan of Distribution for the Securities of the Selling Securityholders."

         The Company's Common Stock, Series E Preferred Stock ("Series E Stock"), and Series E Preferred Stock Redeemable Purchase Warrants ("Series E Warrants") are quoted on the over-the-counter market on the OTC Bulletin Board under the symbols "PLCO," "PLCOP," and PLCOW," respectively. Quotation on the OTC Bulletin Board does not imply that there is a meaningful sustained market for the Company's Securities or that if one develops, it will be sustained for any period of time.

          THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                          SEE "RISK FACTORS" ON PAGE 9.

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
        SECURITIES AND EXCHANGE COMMISSION; NOR HAS THE COMMISSION PASSED
                UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   The date of this Prospectus is May 2, 2000.

     Prior to this Offering, there has been a limited public market for the Company's Common Stock, Series E Stock, and Series E Warrants and no public market for the Series F Stock. There can be no assurance (i) that any meaningful market for the Company's Securities will develop or (ii) that if one does develop, it will be sustained for any period of time. Quotation on the OTC Bulletin Board, Nasdaq, or on any exchange does not imply that a meaningful sustained market for the Company's Securities will develop or that if developed, such market will be sustained for any period of time.

     Until September 24, 1997, the Company's Common Stock was listed on the Nasdaq SmallCap Stock Market ("Nasdaq") under the symbol "PLCO." Effective with the close of business on September 23, 1997, the Company's Common Stock was delisted from trading on Nasdaq. The Company appealed an earlier Nasdaq determination and presented its argument in August 1997 at an oral hearing before the Nasdaq Qualifications Panel (the "Panel"). On September 23, 1997, the Company received a decision from the Panel that based its decision to delist on its belief that the Company did not meet the stockholders' equity maintenance requirement of $1 million and based on transactions it deemed "detrimental to the investing public and the public interest" concerning transactions undertaken in February 1996 with respect to options issued to an investor which provided a $2 million letter of credit ("L/C") as security for a credit line the Company maintained with Congress Financial Corporation (Western) ("Congress," the "Congress Financing"). The Company appealed this matter to the Nasdaq Listing and Hearing Review Committee (the "Review Committee") which, on October 29, 1997, remanded the Panel's determination for reconsideration by a new Nasdaq analyst and a new Panel due in part to the Company's allegations of bias.

     In December 1997, the Company presented written evidence to the new Panel which, in a determination dated January 20, 1998, affirmed the delisting. The Company appealed this determination to the Review Committee. In a decision dated May 21, 1998, the Review Committee affirmed the delisting citing as its basis therefor, inter alia, as follows: ". . . given the Company's history of losses, we do not have confidence in the Company's ability to maintain compliance [with the capital and surplus requirement] for the long term." In addition, the Review Committee determined that "substantial dilution to the public shareholders by stock issuance . . . and by the conversion of preferred stock issued . . . at prices substantially below the market price" supported the Review Committee's argument of purported affiliate self-dealing. In further support of its determination, the Review Committee cited the Company's failure to provide information requested with respect to entities, which were not affiliated with the Company. (In response to the Review Committee's request for such information, the Company informed same that it did not believe it appropriate to make representations regarding the transactions or the composition of any entities with which it was not affiliated and recommended that the Review Committee redirect such inquiries directly to such entities.)

     The Company sought all administrative remedies available from Nasdaq and believes that Nasdaq erred in its determination. Given the extreme cost associated with appealing Nasdaq's decision to the Securities and Exchange Commission, however, the Company decided not to file such an appeal.

                              AVAILABLE INFORMATION

         For further information with respect to the Company and the Securities offered hereby, reference is made to the Public Reference Section of the Securities and Exchange Commission (the "Commission") at its principal office at 450 Fifth Street, N.W., Washington, D.C., 20549. The Commission maintains a web site that contains reports, proxy and information statements, and other information, which is filed electronically through the Commission's Edgar system, all of which may be viewed through accessing the Commission's web site located at http://www.sec.gov.

         The Company's fiscal year end is March 31. The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements, and other information with the Commission. In the event the Company's obligation to file such periodic reports, proxy statements, and other information is suspended, the Company will voluntarily continue to file such information with the Commission. The Company will distribute to its stockholders annual reports containing audited financial statements, together with an opinion by its independent auditors. In addition, the Company may, in its discretion, furnish quarterly reports to stockholders containing unaudited financial information for the first three quarters of each year.

                               PROSPECTUS SUMMARY

         The following summary is intended to set forth certain pertinent facts and highlights from material contained in the body of this Prospectus. The summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus gives effect to the 1 for 3 reverse stock split effected in July 1997.

         Play Co. Toys & Entertainment Corp. (the "Company"), a Delaware corporation, was founded in 1974, at which time it operated one store under the name Play Co. Toys in Escondido, California. At present, the Company and its subsidiary, Toys International.COM, Inc. ("Toys," formerly known as Toys International, Inc.), operate an aggregate of thirty-one stores throughout Southern California (in the Los Angeles, Orange, San Diego, Riverside, and San Bernardino Counties) and in (i) Tempe, Arizona, (ii) Las Vegas, Nevada, (iii) Dallas and Houston, Texas, (iv) Auburn Hills, Michigan, (v) Chicago, Illinois, and (vi) Charlotte, North Carolina. The Company intends to expand its operations geographically and in accordance therewith has executed leases to open seven additional stores by the end of calendar year 2000. These stores shall be located in Nevada, Tennessee, Illinois, Colorado, Florida, Maryland, and Minnesota. The Company and its subsidiaries are hereinafter referred to in the aggregate as the "Company" except as otherwise required for clarity.

         Approximately 75% of the Company's stores offer educational, new electronic interactive, and specialty and collectible toys and items for sale and are strategically located in highly trafficked, upscale malls. The remaining 25% sell traditional toys and games and are located in strip shopping centers. Given the favorable results obtained from a two year market test of the sale of children's swimwear in its stores, the Company recently expanded its product mix and now offers a limited number of children's swimwear and accessories for sale in many of its stores.

         Since 1997, the Company has embraced and implemented a new store design and layout, remodeled most of its older stores, closed non-profitable stores, and expanded its geographic market from exclusively Southern California to the mid-western United States. Since 1996, the Company has opened twenty stores (inclusive of the three it purchased in January 1997) and remodeled one store, all of which are considered by management to be high-end retail toy and educational, electronic interactive stores. These outlets, and those the Company expects to open in the future, offer items comparable in quality and choice to those offered by FAO Schwarz, Warner Brothers, and Disney Stores and are expected to attract clientele similar to those attracted by such stores.

         In April 1999, the Company debuted the first of two dedicated electronic commerce web sites. This site, www.toyswhypayretail.com, represents a new trade name for the Company and allows consumers to purchase, at near wholesale prices, overstocks, special buys, and overruns on mostly name-brand toys purchased by the Company out of season. The Company offers approximately 3,000 items for sale on the web site. The second site, www.webjumbo.de, debuted in October 1999 and is a full line site retailing approximately 5,000 items. This site is exclusively in German, and a sizable portion of the items sold thereon will represent German toys not sold in the Company's retail stores.

         Because the Company's new and newly remodeled stores focus on the sale of educational and electronic interactive games and toys, specialty products, and collector's toys which generally carry higher gross margins than traditional toys, such stores have shown and are expected to continue to show higher gross profits than the Company's older stores (which focused primarily on the sale of traditional toys).

         In May 1999, pursuant to ss.506 of Regulation D of the Securities Act Rules, the Company sold 750,000 shares of Series F Stock at a purchase price of $1.00 per share, through RPMCC as placement agent. The Company received $750,000 for the sale less (i) legal and administrative expenses, (ii) the placement agent's 10% commission, and (iii) a 1% nonaccountable expense allowance. Each share of Series F Stock is convertible into two fully paid and non-assessable shares of Common Stock, at the option of the holder, on the date this Registration Statement is declared effective by the Commission. The Series F Stock shall convert automatically on the earlier of two years after issuance or in the event the Common Stock achieves a closing price of $5.00 for 30 consecutive days.

         This Prospectus covers the resale of the 1,500,000 shares of Common Stock underlying the Series F Stock sold in the above described private placement, an additional 350,000 shares of Common Stock underlying Options which were granted to the placement agent and its designees as part of the private placement, and 100,000 shares of Common Stock which will be issued on effectiveness of this registration statement to a former commercial lessor as part of a settlement of an action commenced by same against the Company.

         The Company's executive offices are located at 550 Rancheros Drive, San Marcos, California 92069; the Company's phone number is (760) 471-4505.

                                 THE OFFERING 1

Securities Offered:                                               1,950,000  Shares of Common Stock being sold by the
                                                                  Selling Securityholders.  The Shares offered hereby
                                                                  will be tradable immediately upon issuance.

Price Per Share:                                                  Not applicable

Securities Outstanding Prior to the Offering
 Common Stock 2:                                                  19,677,016 shares
 Series E Preferrred Stock 3:                                      6,952,510 shares
 Series F Preferred Stock 4:                                         750,000 shares

Securities Outstanding After the Offering
 Common Stock 2:                                                  21,627,016 shares
 Series E Preferrred Stock 3:                                      6,952,510 shares
 Series F Preferred Stock 4:                                               0 shares


 Use of Proceeds:

                                                                  The Company will receive no proceeds from the sale of
                                                                  the Common Stock offered for resale hereby. The net
                                                                  proceeds of the Company's sale of the 750,000 shares
                                                                  of Series F Stock,  aggregating  $657,500,  have been
                                                                  used for  general working capital. See "Use of Proceeds."

Risk Factors:                                                     An  investment  in the  Securities  offered  hereby is
                                                                  highly  speculative  and involves  potentially  substantial dilution.  The statements  contained in this  Prospectus
                                                                  which are not historical  facts contain  forward-looking
                                                                  information with respect to plans,  projections,  or future performances of the Company,  the occurrences of which involve certain risks and uncertainties as detailed herein. See "Risk
                                                                  Factors."

Symbols 7:                                                        Common Stock.............PLCO
                                                                  Series E Stock...............PLCOP
                                                                  Series E Warrants..........PLCOW

(footnotes from previous page)

     (1) Unless  otherwise  indicated,  no effect is given in this Prospectus to
(i) the 2,000,000 shares of Series E Stock reserved for issuance upon exercise of the Series E Warrants and the 12,000,000 million shares of Common Stock into which said Series E Stock is convertible or (ii) 41,715,060 shares of Common Stock into which the 6,952,510 shares of Series E Stock outstanding are convertible.

     (2) Does not include (i) the 41,715,060 shares of Common Stock into which the 6,952,510 shares of Series E Stock currently outstanding are convertible,
(ii) the 12,000,000 shares of Common Stock into which the 2,000,000 million shares of Series E Stock underlying the 2,000,000 Series E Warrants currently outstanding are convertible, (iii) the 1,500,000 shares of Common Stock into which the Series F Stock are convertible, (iv) the 350,000 shares of Common Stock underlying the Options, or (v) the 100,000 shares of Common Stock to be issued on effectiveness of this registration statement in connection with the Settlement.

     (3) Does not include the 2,000,000 shares of Series E Stock underlying the 2,000,000 Series E Warrants outstanding.

     (4) Each share of Series F Stock is convertible into two shares of Common Stock on effectiveness of this Registration Statement. The Series F Stock shall convert automatically on the earlier of two years after issuance or in the event the Common Stock achieves a closing price of $5.00 for 30 consecutive days.

     (5) Includes the 1,500,000 shares of Common Stock into which the Series F Stock are convertible on effectiveness of this Registration Statement, the 350,000 shares of Common Stock underlying the Options, and the 100,000 shares to be issued in connection with the Settlement.

     (6) On effectiveness of this Registration Statement, each share of Series F Stock is convertible, at the option of the holder, into two shares of Common Stock, which Common Stock is registered hereby. Given that the Company's Common Stock is listed on the OTC Bulletin Board, while the Series F Stock is not listed at all, it is highly probable that the holders of the Series F Stock will convert such shares into Common Stock immediately on effectiveness hereof.

     (7) Until September 24, 1997 the Company's Common Stock was listed on Nasdaq. The Company's Common Stock, Series E Stock, and Series E Warrants are now listed on the OTC Bulletin Board. Quotation thereon does not imply that a meaningful, sustained market for the Company's Securities has developed or will, in fact, develop. See "Risk Factors" and "Market for Common Equity and Related Stockholder Matters."

                             SUMMARY FINANCIAL DATA

         The following table summarizes certain selected financial data and is qualified in its entirety by the more detailed financial statements contained elsewhere in this document. The selected operating data for the nine month periods ended December 31, 1998 and 1999 and balance sheet data as of December 31, 1999 are derived from the Company's unaudited financial statements.
Operating results for the nine month period ended December 31, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending March 31, 2000.

                                                      March 31,                  December 31,
                                                  1998              1999                1999
                                                  ----              ----                ----
Balance Sheet Data:

Working capital                                $4,452,481        $5,763,509           $18,491,136
Total assets                                   14,139,887        21,081,758            40,448,964
Total current liabilities                       4,581,831         7,558,647            10,198,081
Long term obligations                           7,055,549         8,527,116             1,392,151
Stockholders' equity                            2,502,507         4,995,995            16,258,600
Common stock dividends                                ---               ---                   ---

                                                 Year Ended March 31,          Nine Months Ended December 31,
                                                1998              1999              1998             1999
                                                ----              ----              ----             ----

Operating Data:

Net sales                                      $22,568,527       $34,371,230       $27,171,662     $30,691,508
Gross profit                                     8,878,928        14,780,446        11,505,941      13,320,673
Gross margin                                         39.3%             43.0%             42.3%           43.4%
Total operating expenses                        10,119,430        13,741,011         9,853,192      14,785,816
Net income (loss) before taxes                 (2,054,470)         (575,616)         1,008,143      (2,928,213)
Net income (loss)                              (2,054,470)         (577,766)         1,008,143      (2,928,213)
Net income (loss) applicable to common
shares                                         (3,528,276)       (2,285,491)         (221,609)     (5,112,132)
Income (loss) per common share                      (0.86)            (0.50)            (0.05)          (0.92)
------------------------------------------ ---------------- ----------------- ----------------- ---------------
Weighted average shares outstanding             4,098,971         4,590,642         4,291,883       5,541,076

                                  RISK FACTORS

         The Securities offered hereby are speculative and involve a high degree of risk. In addition to the other information contained in this Prospectus, the following factors regarding risks associated with the Company's business and risks related to the Offering should be carefully considered before purchasing the Securities offered by this Prospectus. The purchase of Securities should not be considered by anyone who cannot afford the risk of loss of his entire investment. The statements contained in this Prospectus which are not historical facts contain forward-looking information with respect to plans, projections, or future performances of the Company, the occurrences of which involve certain risks and uncertainties as detailed herein. No assurance can be made that this plan or projections will be realized or that if realized, such plan or projections will produce the results anticipated by the Company.

         1. Instability of Revenues; Declining Same Store Sales; History of Operating Losses and Retained Earnings/Accumulated Deficit. While the Company's revenues for the years ended March 31, 1999 and 1998 increased by $11,802,703 to $34,371,230 and $2,944,251 to $22,568,527, respectively, its revenues for the years ended March 31, 1995, 1996, and 1997 steadily declined from $25,374,722 to $21,230,853 to $19,624,276, respectively. In addition, although same store sales during fiscal 1999 increased by 21.3% from fiscal 1998 and increased during fiscal 1998 by 3.7% from fiscal 1997, since the first quarter of the fiscal year ended March 31, 2000, same store sales have steadily declined, plunging 22.5% during the nine months ended December 31, 1999 as compared to the same period of 1998. Moreover, during each of the fiscal years ended March 31, 1999, 1998, the Company has suffered net losses of $577,766 and $2,054,470, respectively. Similarly, for the nine months ended December 31, 1999, the Company sustained a net loss of $2,928,213 as compared to a net income of $1,008,143 during the corresponding 1998 period.

                  The losses in the 1999 period are primarily due to decreases in same store sales, which resulted in lower profit contribution from those stores, coupled with the costs of opening new stores and establishing the Company's Internet operations. There can be no assurance that same store sales will not continue to decline and that the Company will not continue to sustain net losses. Moreover, such losses may increase, and there can be no assurance that the Company will be able to fund those losses.

                  At December 31, 1999, the Company had (i) working capital of $18,491,136, (ii) an accumulated deficit of $21,838,445; and (iii) total stockholders' equity of $16,258,600.

         2. Future Losses and Negative Cash Flow. The Company has executed leases to open an additional seven stores by the end of calendar year 2000. The construction costs associated with opening such stores have averaged, during the last two fiscal years, approximately $300,000 to $400,000 per store, an amount which does not account for the inventory required to be purchased for each location or the salaries of the employees to be hired to operate each location. In addition, the Company expects to incur approximately $1.5 million in expenses over the next sixteen months in developing its marketing and web site operations and expanding its product offerings and web site content.

                  As a result of the above factors, the Company expects a significant negative cash flow for the next sixteen months. Therefore, the Company's operating losses are expected to increase considerably, or at a minimum, not to decrease at all in the near future. Since cash flow is expected to remain negative, the Company believes it may require additional capital, in the way of subsequent equity financing, within the next sixteen months. In the event the Company cannot obtain such financing or such financing is insufficient to offset the Company's expenses, the Company's net loss during any given period could be greater than expected and the market price of the Company's stock could decline. See "Dilution" and Risk Factor No. 17 "Possible Future Dilution."

                  3. Decrease in Same Store Sales. The Company's same store sales decreased by 22.5% for the nine months ended December 31, 1999. The Company believes that this decline, which followed a period of two years of continuous increases (during fiscal years ended March 31, 1999 and 1998), occurred for several reasons. During the period ended December 31, 1999, the flow of allocated or "hot" selling merchandise was spread over 25% more stores (given recent new store openings). Despite the opening of such new stores, a considerable number of the Company's vendors either failed to increase their lines of credit (thereby requiring that the same number of goods be shared by more stores) or failed to increase them enough to allow the Company to stock its new stores while maintaining adequate inventory for its existing ones. The Company is working to increase its lines of credit with its vendors to more adequately address not only the past growth but its expected future growth as well. In addition to the foregoing, the Company believes that Ty, Inc.'s limited distribution of its popular Beanie Babies(TM) toys is a significant factor in the Company's decrease in same store sales. A final factor in the decline is that the Company withheld a substantial amount of critical inventory from its existing stores in order to distribute same to the six new stores it opened in the September through late October 1999 timeframe.

         4. Unpredictable Operating Results. The Company's operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, many of which are outside of the Company's control. Because such results are volatile and difficult to predict, quarter-to-quarter comparisons of same are not a good indication of future performance. It is likely that in some future quarter, the Company's operating results may fall below the expectations of securities analysts and investors. In this event, the trading price of the Company's Common Stock may decline significantly. Factors that may harm the Company's business or cause operating results to fluctuate include the following: an inability to purchase product at reasonable cost; an inability to attract new customers, retain existing customers, or encourage repeat purchases; an inability to convert web site visitors into customers; a change in the mix of toys, video games, software, plush toys, and other products sold by the Company; the seasonality of the toy industry; an inability to manage inventory levels or control inventory theft or manage distribution operations; an inability to adequately maintain, upgrade, and develop the web sites or the systems used to process customer orders and payments; the ability of competitors to offer new or enhanced web sites, services, or products; price competition; an increase in the number of product returns; fluctuations in the demand for children's products associated with movies, television, and other entertainment or recreational trends; an inability to obtain fashionable children's toys and hobby products from vendors; fluctuations in the dollar amount of consumer spending on children's toys and hobby products; the amount and timing of operating costs and capital expenditures relating to expansion of the Company's operations; unexpected increases in shipping costs or delivery times, particularly during the holiday season; technical difficulties or internet or system downtime; government regulations related to use of the internet for commerce or for sales and distribution of toys and hobby products; and economic conditions which might otherwise result in decreased expendable income per household.

                  A number of factors will cause the Company's gross margins to fluctuate in future periods, including the mix of toys and hobby products sold, inventory management, inbound and outbound shipping and handling costs, the level of product returns, and the level of discount pricing. Any change in one or more of these factors could reduce gross margins in future periods.

         5. Change in Business Focus. In 1996, management realized the need to change the Company's focus, finding there was a large demand for educational and promotional toys and collectibles, and thus decided to change its business plan to focus on these markets. Accordingly, the Company developed a new store design, marketing format, and product mix and decided to redesign some of its existing stores and open new stores under this format. The marketing format calls for the opening of new stores in malls rather than in strip centers where most of the Company's older stores are located. While the Company believes this change in focus was necessitated by the then and now prevailing children's entertainment trends and is a positive step which increases the likelihood of profitability for the Company, there can be no assurance that this new direction and marketing focus will be successful in the long run or that the Company will have the funding to continue to implement its business plan.

         6. Dependence on Specialty Toys; Changes in Consumer Preferences; Limited Suppliers. As children's consumer preferences and tastes continually change, the Company's success depends on its ability also to change and adapt to new trends and to supply merchandise then in demand. Because the Company does not have long-term or exclusive vendor contracts, it may be unable to purchase sufficient quantities of product in a timely manner and thus may lose customers. Moreover, since children's entertainment products are often characterized by fads of limited life cycles, there can be no assurance that the Company accurately will be able to forecast such preferences in a timely fashion. If the Company cannot so forecast or provide its customers with products then in demand, profit margins will be significantly adversely affected.

                  In addition to the foregoing, the Company cannot guarantee that specialty toys will continue to have higher profit margins. Moreover, most of the companies with which the Company competes have more extensive research and development, marketing, and customer support capabilities and greater financial, technological, and other resources than the Company. There can be no assurance that the Company will be able to distinguish itself from such larger, more well-known entities or that it will be successful. Moreover, the Company does not believe there are any significant barriers to entry which might otherwise discourage new companies from entering the specialty toy industry and competing with the Company for business, and there can be no assurance that the Company's competitors will not also embrace the Company's business concept and vary their product mix so as to compete directly with the Company. See "Risk Factor No. 11 - Competition."

         7. Inventory Risk. The Company currently holds approximately $4.4 million in inventory for distribution to its thirty-one stores across the United States and approximately $7.7 million in inventory in such stores. Since consumer demand can change for products between the time the Company orders such products and the time it receives them, the rapidly changing trends in consumer tastes in the market for children's entertainment products subjects the Company to significant inventory risk. The Company must accurately predict these trends and not overstock unpopular products. The Company is particularly exposed to this risk because it derives a majority of its net sales in the fourth calendar quarter of each year. Any failure to sufficiently stock popular toys and other products in advance of such quarter would harm the Company's operating results for the entire fiscal year. Furthermore, in the event that one or more products do not achieve widespread consumer acceptance, the Company may be required to take significant inventory markdowns, which could reduce net sales and gross margins. This risk may be greatest in the first calendar quarter of each year, after the Company has significantly increased inventory levels for the holiday season. This risk likely will increase as new inventory is purchased or as the Company becomes more involved in web site sales due to the lack of experience in purchasing products for these categories. In addition, to the extent that demand for the Company's products increases over time, the Company may be forced to increase inventory levels which would subject the Company to additional inventory risks.

         8. Dependence on Supplier Credit and Short-Term Loans. The Company purchases a significant portion of its products from approximately five manufacturers and ships them to its stores from its distribution center. There are no written contracts and/or agreements with any individual manufacturer or supplier, except for Shopnet.com, Inc. ("Shopnet," see "Certain Relationships and Related Transactions"); rather, all orders are on a purchase order basis only. The Company requires certain lines of credit and banking relations to conduct its business. The Company relies on credit terms from its suppliers and manufacturers to purchase nearly all of its inventory. Credit terms vary from company to company and are based upon many factors including the ordering company's financial condition, account history, type of product, and the time of year the order is placed. Such credit arrangements vary for reasons both within and outside the control of the Company. Prior to fiscal 1998, the Company's credit lines decreased due to the Company's then poor financial condition. While the Company's credit lines recently increased based on its improved financial condition, due to its expansion, the Company remains unable to keep current with its accounts payable. Therefore, there can be no assurance that the Company's credit lines or the terms thereof will not once again be reduced or terminated altogether in the future. The reduction or termination of existing credit lines or the loss of major suppliers would have a material adverse effect on the Company's business.

                  The Company's dependence on its principal suppliers involves risk, and if there is a disruption in supply from a principal supplier or distributor, the Company's business could be adversely affected. Business could also be adversely affected if key specialty suppliers sell more products through mass market retailers. Many of the Company's suppliers currently provide the Company with certain incentives including volume purchasing allowances and cooperative advertising. A reduction or discontinuation of these incentives could have a material adverse effect on the Company's business.

                  Since the beginning of fiscal year 1999, the Company has entered into approximately forty-eight financing agreements for the leasing of fixtures and security equipment for its remodeled and new stores. These agreements were entered into with various entities, none of which is affiliated with the Company, and bear terms of between three and five years. The agreements are payable monthly and provide fixture financing in the approximate aggregate amount of $1,750,000. All such financings are secured by the Company's store fixtures and equipment. The Company is currently negotiating additional financing of this type, though there can be no assurance that the Company will obtain such additional financing or that if it does obtain same, it will generate revenues sufficient to make the payments thereon in a timely fashion. See Risk Factor No. 13 - "Need for Additional Financing."

                  The Company also relies on short-term loans in order to meet its cash flow needs. In October 1999, the Company borrowed an aggregate of $127,922 from Tudor Technologies, Inc. ("Tudor"), an entity of which Mr. Moses Mika (a director of the company) is a shareholder, pursuant to a demand promissory note. Between January and April 1999, the Company borrowed an aggregate of $400,000 from an unaffiliated entity and $300,000 from an affiliate, pursuant to promissory notes executed therewith: such notes have been repaid in full. In November 1998, the Company entered into an agreement with each of (i) Frampton Industries, Ltd. ("Frampton"), then under the common control of Europe American Capital Foundation ("EACF"), an entity which beneficially controls the Company, and (ii) EACF to secure additional financing. Pursuant to the respective agreements, Frampton loaned the Company $500,000, and EACF loaned the Company $150,000; each loan was in the form of a convertible, subordinated debenture due December 31, 1999. The debentures bore a 5% interest rate and initially were convertible into Series E Stock at a price of $0.10 per share at Frampton's and EACF's respective options. This price represents a 50% discount from the then current (November 10, 1998) market price reflecting a discount for the illiquidity of the shares, which do not carry any registration rights. In May 1999, Frampton and EACF each agreed to amend such conversion price to $0.20 per share, which represents the full market price on the date of the original transaction. In December 1999, Frampton assigned its debenture to EACF, and on March 3, 2000, EACF advised the Company of its intention to convert the debenture effective February 29, 2000. Accordingly, in March 2000, in accordance with the terms of the debenture, the Company issued 3,423,300 shares of Series E Stock to EACF. There can be no assurance that additional short-term funds will be available to the Company.

         9. Dependence on FINOVA Credit Line (Secured by all of the Company's Assets). On January 21, 1998, the Company entered into a $7.1 million secured, revolving Loan and Security Agreement (the "FINOVA Agreement") with FINOVA Capital Corporation ("FINOVA"). The credit line offered under the FINOVA Agreement replaced the $7 million credit line the Company previously had with Congress Financial Corporation (Western) ("Congress"). Neither FINOVA nor Congress is affiliated with the Company. The Company repaid the Congress loan on February 3, 1998. The FINOVA credit line is secured by substantially all of the Company's assets and expires on August 3, 2000. The FINOVA Agreement is guaranteed by United Textiles & Toys Corp. ("United Textiles"), an entity which owns approximately 22.3% of the Company, and accrues interest at a rate of floating prime plus one and one-half percent. Effective July 30, 1998, the Company and FINOVA amended the Agreement to increase the maximum level of borrowings thereunder from $7.1 million to $7.6 million. Effective September 24, 1998, the Company and FINOVA entered into a second amendment to increase the maximum level of borrowings thereunder from $7.6 million to $8.6 million through December 31, 1998. As of January 1, 1999, the maximum level of borrowings returned to the $7.6 million level. In December 1998, the FINOVA Agreement was amended a third time to reflect FINOVA's taking of a subordinate position with respect to its lien on only such equipment as has been leased by the Company from Phoenix Leasing, Inc.

                  In November 1998, pursuant to an agreement with ZD Group, L.L.C. ("ZD") - a related New York limited liability company, the beneficiary of which is a member of the family of the Company's chairman - ZD issued a $700,000 irrevocable standby L/C in favor of FINOVA. As consideration for its issuance of the L/C, ZD is entitled (i) to a one-third profit percentage after application of corporate overhead beginning April 1, 1999 through the end of the terms of the store leases from three of the Company's stores (Venetian Hotel in Las Vegas, Nevada; Auburn Hills, Michigan; and Gurnee, Illinois) and (ii) to nominate and appoint one-third of the Company's directors during the aforesaid store lease terms (but in no event later than fiscal year end 2013). Such stores did not generate a profit after application of corporate overhead in the nine-month period ended December 31, 1999, thus, no payments have accrued or been made to ZD to date. As a result of the L/C, FINOVA lent a matching $700,000 to the Company in the form of a term loan, pursuant to a fourth amendment to the FINOVA Agreement entered into on February 11, 1999. The term loan from FINOVA expires on August 3, 2000 and bears interest at prime plus one percent. In March 1999, the Company and FINOVA entered into a Fifth Amendment to Loan and Security Agreement which stretches the agreed upon (in the FINOVA Agreement) decrease in advance rate against the Company's cost value of its inventory over a five month period. In August 1999, the Company and FINOVA entered into a Sixth Amendment to Loan and Security Agreement pursuant to which the Company's maximum level of borrowings was increased to $11.3 million. The amendment also (1) increased the minimum net worth financial covenant from $750,000 to $2.9 million as of June 30, 1999 with the $2.9 million threshold increasing by 60% of any equity raised by the Company and by 60% of any annual profits generated by the Company; (2) allows the Company to sell a minority equity interest (up to 49%) in its Toys subsidiary; and (3) increased the maximum levels of capital expenditures, capital leases and unsecured debt allowed under the financing agreement.

                  In December 1999, at the Company's request, FINOVA agreed to reduce the maximum borrowing level of the credit facility from $11.3 million to $9.3 million and to terminate a $2 million standby L/C that previously helped support the credit facility. The termination of the L/C allowed the Company access to a $2 million certificate of deposit which previously was restricted and was used as collateral for the L/C by the issuing bank. On December 31, 1999, the Company had $54,170 outstanding under its revolving credit facility with FINOVA (representing only the interest accrued during the month of December 1999 as the principal balance was paid down to zero during the December quarter) and $6,990,395 available thereunder.

                  On March 13, 2000, the Company and FINOVA agreed that FINOVA would release its interest as beneficiary in $1.7 million of standby letters of credit. These standby letters of credit had originally been provided by Multimedia Concepts International, Inc. ("Multimedia," an affiliate) for $1 million, and by ZD for $700,000. Further, the total amount available under the facility was reduced to $5 million. Beginning April 30, 2000, the facility shall be further reduced by $1 million at each month-end, until reduced to zero in August 2000.

                  During fiscal year 1999, the Company breached three negative covenants in the FINOVA Agreement by exceeding maximum levels of capital expenditures, unsecured debt, and lease financing. FINOVA waived such defaults.

                  The Company is currently seeking an alternative lending arrangement with a bank or finance company. Although the Company has received three letters of intent for such a facility, there can be no assurance that it will be able to obtain such a facility on acceptable terms, or at all.

         10. Inventory Shrinkage and Theft. In calendar 1999, the Company hired a Director of Security to analyze and increase security measures in its stores and warehouse. The Company has experienced an increasing amount of employee and customer theft from its stores and is taking steps to monitor its stores more closely. In addition, the Company is prosecuting all who are caught stealing to the fullest extent under the law. While the Company has security alarms and surveillance monitors in its warehouse and in all its stores, the Company has discovered that employees are disengaging the monitors in an attempt to steal products. There can be no assurance that the Company will be able to deter such thefts in the future, its preventive security measures notwithstanding. Considerable inventory theft will adversely affect the Company's gross profit margins.

         11.   Competition.   The  toy  and  hobby  products  market  is  highly
competitive. Though the Company's newer stores offer a combination of traditional, educational, new electronic interactive, specialty, and collectible toys and items, the Company remains in direct competition with local, regional, and national toy retailers and department stores. The toy and hobby retail industry faces a number of potentially adverse business conditions including price and gross margin pressures and market consolidation. The Company competes with a variety of mass merchandisers, superstores, and other toy retailers, including Toys R Us and Kay Bee Toy Stores. Competitors that emphasize specialty and educational toys include Disney Stores, Warner Bros. Stores, Learning Smith, Lake Shore, Zainy Brainy, and Noodle Kidoodle. The Company also competes both through its electronic commerce operations and through its stores against internet oriented toy retailers such as eToys, Inc. There can be no assurance that the Company's business strategy will enable it to compete effectively in the toy industry. The toy market is particularly characterized by large retailers and discount stores with intensive advertising and marketing campaigns and with deeply discounted pricing of such products. The Company competes as to price, personnel, service, speed of delivery, and breadth of product line. There can be no assurance that the Company can succeed in such competition, however, and an inability of the Company to provide merchandise and service of, at the very least, comparable quality would have a material adverse effect on the Company.

                  Given that children's consumer preferences and tastes continually change and children's entertainment products are often characterized by fads of limited life cycles, the Company's success depends on its ability also to change and adapt to new trends and to supply merchandise then in demand. There can be no assurance, however, that the Company will be able to recognize such trends in the time required to prepare for it or supply merchandise then in demand. Combining the traditional and educational toy segments of the market into one retail location is believed to be a unique concept that should prove to differentiate the Company's stores from those of its larger or similar size competitors. However, while management has been unable to locate any other retailer currently using this combined marketing concept, the Company competes for the educational toy customer with the specialty stores indicated above, and there can be no assurance that such competitors will not also embrace this concept or a variation of same and vary their product mix so as to compete directly with the Company. In addition, the Company may not be able to capture and/or maintain a profitable share of the retail toy market.

                  Furthermore, most of the companies with which the Company competes have more extensive research and development, marketing, and customer support capabilities and greater financial, technological, and other resources than those of the Company, and there can be no assurance that the Company will be successful in competing against such companies or in distinguishing itself from larger, more well known entities. In addition, the Company does not believe there are any significant barriers to entry, which might otherwise discourage new companies from entering the specialty toy industry and competing with the Company for business. See Risk Factor No. 8 - "Dependence on Supplier Credit and Short-Term Loans."

                  In addition to the above issues concerning competition, the Company faces new and unknown competition from its foray into the business of Internet commerce. The online commerce market is new, rapidly evolving, and intensely competitive. Increased competition is likely to result in price reductions, reduced gross margins, and loss of market share, any of which could harm net sales and results of operations. Competition in the industry is expected to intensify as current and new competitors can enter the market with little difficulty and launch new web sites at relatively low cost.

         12. Narrow Profit Margins and Need to Control Expenses and Other Charges. The Company's operating history has been characterized by narrow profit margins, though recently its margins have increased through the refocus of its product mix. Nonetheless, the Company's earnings will continue to depend significantly on its ability to (i) purchase product on favorable terms; (ii) obtain store locations on favorable price and credit terms; (iii) retail a large volume and variety of products efficiently; and (iv) provide quality support services. Moreover, small increases in expenses or other charges to income could have a material adverse effect on the Company's results of operations. There can be no assurance that the Company will be able to generate sufficient revenues or maintain sufficient control over expenses and other charges to increase profitability. Though the Company has experienced increased gross profit margins for the last two fiscal years and the nine-month period ended December 31, 1999, there can be no assurance that the Company will be able to increase its gross profit margins or post income, as opposed to a loss, in the future.

         13. Need for Additional Financing. In order to continue its growth, the Company may require funds to (i) open new stores; (ii) redesign one or two existing stores and (iii) finance its losses, if any. If, for any reason, the Company cannot obtain such funds, its only recourse - outside its existing line of credit with FINOVA and such loans as are set forth in Risk Factor No. 8 - will be to seek additional financing via the sale of equity or debt securities in a future public or private offering. There can be no assurance, however, that such financing will be available or that it will be available at prices and/or on terms acceptable to the Company. See Risk Factor No. 8 - "Dependence on
Supplier Credit and Short-Term Loans" and Risk Factor No. 9 - "Dependence on FINOVA Credit Line (Secured by all of the Company's Assets)."

         14. Seasonality. The Company's business is highly seasonal with a large portion of its revenues (approximately 30-40% of the Company's annual net sales) and profits being derived during the months of October through December. Accordingly, the Company's quarterly operating results fluctuate significantly. During the fourth calendar quarter, the Company employs a considerable number of temporary employees to assist its permanent staff and purchases considerably more inventory. The Company must obtain substantial short-term borrowings during the first three quarters of the calendar year to purchase inventory and finance capital and operating expenditures. Historically, these borrowings have been repaid after the fourth quarter. Factors that could negatively affect the Company during the fourth quarter include adverse weather conditions, unfavorable economic conditions, an inability to hire adequate temporary personnel, an inability to maintain appropriate inventory levels, and a late Thanksgiving which reduces the number of days between Thanksgiving and Christmas.

         15. Reliance Upon Management. The Company depends upon the continued personal efforts and abilities of its management. The loss of services of Richard Brady (chief executive officer and a founder of the Company), James Frakes (chief financial officer and secretary), or Harold Rashbaum (the Company's chairman of the board) would adversely affect the business of the Company. Each of the above signed a three-year employment agreement with the Company's Toys subsidiary in November 1999. The Company obtained "key-man" life insurance policies, each in the amount of $5 million, on Richard Brady and Ilan Arbel, president of United Textiles and Multimedia.

         16. Possible Inability to Utilize Benefit of Tax Loss Carryforwards. At March 31, 1999, the Company had net operating loss carryforwards ("NOL's") of approximately $9.4 million for federal purposes and approximately $5 million for state purposes. Such carryforwards may be utilized to offset future taxable income subject to the limitations set forth in the Internal Revenue Code ("IRC") ss.382. Specifically, IRC ss.382 limits NOL's after an ownership change to an annual amount equal to the value of a company's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate. While the Company's federal NOL's are available to offset future taxable income and expire at various dates through March 31, 2013 and the state NOL's are available and expire at various dates through March 31, 2003, a portion of the NOL's is subject to provisions of IRC ss.382 which limits use thereof when changes of more than 50% of a company's stock ownership occur during a three year testing period.

                  During the years ended March 31, 1994 and 1995, the Company's ownership changed by more than 50% as a result of the May 1993 acquisition of a majority interest in the Company and the Company's November 1994 completion of an initial public offering of its Common Stock. Further changes in Common and Preferred Stock ownership during each of the years ended March 31, 1997 through 1999 have also potentially limited the use of NOL's. The effect of such limitations has yet to be determined. NOL's could be limited further by (i) the exercise of outstanding Options and Series E Warrants, (ii) the May 1999 private issuance of Series F Stock, (iii) grants of options under the Company's 401(k) Employee Stock Option Plan (the "Plan" or the "ESOP") or Stock Option Plan (the "SOP"), or (iv) a consistent achievement of profitable operations. Any significant limitation on the utilization of NOL's will increase the Company's tax liability and reduce income and available cash resources.

         17. Possible Future Dilution. The Company has authorized capital stock of 190,500,000 shares consisting of 160 million shares of Common Stock, 25 million shares of Series E Stock, and 5,500,000 shares of Series F Stock. Inasmuch as the Company may use authorized but unissued shares of Common Stock and/or Series E or F Stock without shareholder approval, there may be further dilution of shareholders' interests. The Company may additionally sell equity and/or debt securities in a future public offering or private transaction to raise additional capital which may dilute the interests of potential investors in this Offering. In addition, the Company may, in the future, donate shares of its Common Stock to its ESOP plan, which donation may dilute the interests of potential investors in this Offering. There are 6,952,510 shares of Series E Stock currently outstanding. Of same, 5,625,953 shares are restricted. All shares of Series E Stock are convertible into Common Stock as of February 4, 2000. Conversion of the Series E Stock or exercise of the Company's 2 million outstanding Series E Warrants will decrease the net tangible book value per share of Common Stock.

                  There are 750,000 shares of Series F Stock currently outstanding, all of which are restricted, and each of which is convertible, at the option of the holder, into two shares of Common Stock commencing the date the Commission declares this Registration Statement effective. The Series F Stock shall convert automatically on the earlier of two years after issuance or in the event the Common Stock achieves a closing price of $5.00 for 30 consecutive days. The conversion of the Series F Stock will decrease the net tangible book value per share of Common Stock.

                  In the event the price of the Series E Stock rises above $5.00 per share, the 2 million outstanding Series E Warrants likely will be exercised and thus converted into 2 million shares of Series E Stock, each share of which is then convertible into six shares of Common Stock. Accordingly, in the event
(i) the Series E Warrants are exercised and the Series E Stock underlying same are issued and converted into Common Stock (12 million shares), and (ii) the currently outstanding 6,952,510 shares of Series E Stock are converted into Common Stock (41,715,060 shares), the Company will be required to issue 53,715,060 shares of Common Stock. See "Dilution."

                  The tangible net book value as of December 31, 1999 is $16,258,600, or approximately $2.93 per outstanding share of Common Stock of which there were 5,548,857 shares outstanding as of December 31, 1999. On a pro forma basis, assuming the immediate conversion of the 6,952,510 outstanding shares of Series E Stock into 41,715,060 shares of Common Stock and the 750,000 outstanding shares of Series F Stock into 1,500,000 shares of Common Stock, the tangible net book value per share of Common Stock would be $.33 based on the $16,258,600 tangible net book value and the 48,763,917 shares of Common Stock outstanding on a pro forma basis. This represents an immediate dilution of $2.60 per share of Common Stock. Outstanding Series E Warrants and stock options have not been included in the pro forma calculation as the Series E Warrants are not "in the money" and outstanding stock options are not significant.

         18. Dilutive Effect of Employee Stock Ownership Plan. In May 1994, the Company adopted resolutions approving the ESOP, which covers substantially all employees of the Company. The Plan includes provisions for both an ESOP and a 401(k) Plan. The ESOP allows only contributions by the Company, which contributions can be made annually at the discretion of the Company's board of directors. The ESOP has been designed to invest primarily in the Company's stock. The 401(k) portion of the Plan is contributed to by the employees of the Company through payroll deductions. The Company does not match contributions to the 401(k). Contributions to the ESOP may result in an expense resulting in a reduction in earnings and may dilute the ownership interests of persons who acquire Securities in this Offering.

         19. Limited Market for Securities; Unpredictable Trading. At present, there is a limited market for the Company's Common Stock, Series E Stock, and Series E Warrants and no market for the Company's Series F Stock. There is no assurance that a regular trading market will develop for such Securities or that if one does develop, it will be sustained; therefore, purchasers may be unable to resell the Securities offered herein at or near their original offering price or at any price. In addition, it is unlikely that a lending institution will accept the Company's Securities as pledged collateral for loans even if a regular trading market for such Securities does develop.

                  Since inception, the Company's Securities have exhibited significant volatility with respect to bid, ask, close, and sales prices. The Company believes that such volatility is affected by shareholder responses to events both within and without the Company's control, i.e., variations in periodic operating results, announcements of technological innovations or new products or services by the Company or its competitors, changes in financial estimates by securities analysts, conditions or trends in the industry, changes in the economic performance and/or market valuations of other retail companies, release of lock-up or other transfer restrictions on outstanding Securities or sales of additional Securities, and actual and potential litigation. In the past, following periods of volatility in the market price of their stock, many companies have been the subject of securities class action litigation. If the Company were sued in such an action, it could result in substantial costs and a diversion of management's attention and resources and would cause the Company's Securities prices to fall.

     20. No Dividends and None Anticipated. The Company has not paid any dividends; nor, because of its present financial status, does it have any intention to issue any dividends in the future. The Company expects that it will reinvest any profits in its business.

         21. Significant Influence by Ilan Arbel. Ilan Arbel is the president and a director of United Textiles, the former majority stockholder of the Company, which now owns approximately 22.3% of the Company's Common Stock. Mr. Arbel is also the president and a director of Multimedia, which owns approximately 24.5% of the Company and 78.5% of United Textiles. Breaking Waves, Inc. ("Breaking Waves"), a wholly owned subsidiary of Shopnet, owns approximately 6.4% of the Company's Common Stock. The president of both Breaking Waves and Shopnet is the father-in-law of Mr. Arbel who is also the president of European Ventures Corp. ("EVC"), the entity having substantial control of Shopnet. As a result, through his role as president of each of United Textiles, Multimedia, and EVC and said entities' holdings of the Company's Common Stock, Mr. Arbel influences to a significant degree the policies and direction of the Company. The chart below depicts the Company's linear ownership structure as of April 20, 2000. (Breaking Waves is not presented thereon as it has no affiliation with EACF and its subsidiaries.)

                       Europe American Capital Foundation
                                       ||
                                       \/
                         American Telecom PLC (83.7%) => ABC Fund, Ltd. (20%)
                                     (100%)
                                       ||
                                       \/
                                U.S. Stores Corp.
                                     (67.7%)
                                       ||
                                       \/
                     Multimedia Concepts International, Inc.
                                     (78.5%)
                                       ||
                                       \/
                          United Textiles & Toys Corp.
                                     (22.3%)
                                       ||
                                       \/
                       Play Co. Toys & Entertainment Corp.

                  The Company has two subsidiaries: (i) Toys, of which the Company owns 58.4%, and (ii) Play Co. Toys Canyon Country, Inc. ("Canyon"), which is wholly-owned by the Company. Toys is the only working subsidiary, however, operating twenty-seven stores, one of which is the Santa Clarita store which Canyon recently assigned to Toys. See "Business of the Company - Ownership of the Company."

         22. Future Sales of Stock by Stockholders. The Company's outstanding capital stock consists of 19,677,016 shares of Common Stock, 6,952,510 shares of Series E Stock, 2,000,000 Series E Warrants, and 750,000 shares of Series F Stock. In accordance with the Company's Series E Offering in December 1997, all Securities held by the Company's officers, directors, and principal stockholders were subject to a two year lock-up agreement which expired on December 29, 1999. All "restricted securities" as that term is defined under the Securities Act, thus may be sold only pursuant to Rule 144 or an effective registration statement. The sale of Securities by current stockholders, whether pursuant to Rule 144 or otherwise, may have a depressing effect upon the market price of the Company's Securities.

         23. Penny Stock Regulation. The Commission has adopted regulations that generally define a "penny stock" to be any equity security that has a market price of less than $5.00 per share or an exercise price of less than $5.00 per share, other than a security whose issuer has (a) net tangible assets of at least $2 million, if such issuer has been in continuous operation for three years; (b) net tangible assets of at least $5 million, if such issuer has been in continuous operation for less than three years; or (c) average revenues of at least $6 million for the preceding three years or that is (a) registered or approved for registration and traded on a national securities exchange that meets Commission requirements or (b) authorized for quotation on an automated quotation system sponsored by a registered securities association which system was operating prior to 1990 and meets Commission requirements or (c) issued by an investment company registered under the Investment Company Act of 1940 or (d) excluded, on the basis of exceeding a minimum price, net tangible assets of the issuer, or other relevant criteria, from the designation of such term by rule or regulation which the Commission shall prescribe or (e) exempted, in whole or in part, conditionally or unconditionally, from the definition of such term by the Commission. Since the Company has had more than $6 million in revenues for the preceding three years, its Securities are not designated penny stocks. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a risk disclosure schedule explaining the penny stock market and the risks associated therewith. If the Company's Securities were to become subject to the regulations applicable to penny stocks, the market liquidity for the Securities would be severely affected, limiting the ability of broker-dealers to sell the Securities and the ability of purchasers in this Offering to sell their Securities in the secondary market. There is no assurance that trading in the Company's Securities will not be subject to these or other regulations that would adversely affect the market for such Securities.

         24. Indemnification of Officers and Directors. As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation provides for the indemnification and elimination of the personal liability of the directors to the Company or any of its shareholders for damages related to breaches of their fiduciary duties as directors. As a result of the inclusion of such provision, shareholders may be unable to recover damages against directors for actions taken by them, which constitute negligence, or gross negligence or that are in violation of their fiduciary duties. The inclusion of this provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative litigation against directors and other types of shareholder litigation.

                  Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person of the Company in connection with the Securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication by such court of such issue.

         25. Physical Location of the Company's Warehouse and Stores. The majority of the Company's stores and its warehouse are located in Southern California and thus are vulnerable to natural disasters such as earthquakes and fire and other unexpected problems. The occurrence of a natural disaster or other unexpected problems could cause interruption or delay in the Company's business, loss of data, or render the Company unable to accept and fulfill customer orders. The Company has no formal disaster recovery plan and its business interruption insurance may not adequately compensate the Company for losses that may occur.

         26. Potential Internet Security and Credit Card Fraud. The Company's relationships with its customers may be adversely affected if the security measures it utilizes on its web sites to protect personal information (such as credit card numbers) are ineffective. If the Company loses customers as a result of ineffective security measures, its net sales and gross margins could decrease and its reputation could be materially adversely affected. The Company relies on security and authentication technology it licenses from third parties. With this technology, the Company performs real-time credit card authorization and verification with its bank. The Company cannot predict whether events or developments will result in a compromise or breach of the technology the Company uses to protect its customers' personal information. Furthermore, servers may be vulnerable to computer viruses, physical or electronic break-ins, and similar disruptions. The Company may need to expend significant additional capital and other resources to protect against a security breach or to alleviate problems caused by any breaches and cannot assure that it can prevent all security breaches.

                  In addition to the foregoing, the Company's net sales and reputation could be materially adversely affected if the Company experiences significant credit card fraud. A failure to adequately control fraudulent credit card transactions would reduce net sales and gross margins because the Company does not carry insurance against this risk. The Company has developed technology to help it detect the fraudulent use of credit card information. Nonetheless, to date, the Company has suffered losses as a result of orders placed with fraudulent credit card data even though the associated financial institution approved payment of the orders. Under current credit card practices, the Company is liable for fraudulent credit card transactions because it does not obtain a cardholder's signature.

         27. Rapid Technological Change. The Company's business, both online and in its stores, is subject to rapid technological advancement. If the Company cannot maintain an edge on the market and continue to adapt with technological advancements, especially computerized change, the Company's services could become commonplace and the Company could lose customers. If the Company faces material delays in introducing new services, products, and enhancements, customers may leave the Company and purchase products sold by the Company's competitors. In order to remain competitive, therefore, the Company must continue to enhance and improve the functionality and features of its online and physical stores, which task requires significant capital. The Company expects to expend approximately $1.5 million in developing, enhancing, and marketing its internet and physical store sites during fiscal year 2000. Such task entails significant technical and business risks. The Company may use new technologies ineffectively or may fail properly to adapt its web site or the systems it uses to process customer orders and payments and to customer requirements or emerging industry standards. As the internet and the online commerce industries are rapidly changing, if competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, the Company's existing web sites and proprietary technology and systems may not sufficiently address such change.

         28. Government Regulation. The adoption or modification of laws or regulations relating to the internet could adversely affect the manner in which the Company conducted its business. In addition, the growth and development of the market for online commerce may lead to more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on the Company. Laws and regulations directly applicable to communications or commerce over the internet are becoming more prevalent. The United States Congress recently enacted internet laws regarding children's privacy, copyrights, taxation, and the transmission of sexually explicit material. The European Union recently enacted its own privacy regulations. The law of the internet, however, remains largely unsettled, even in areas in which there has been some legislative action. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel, and taxation apply to the internet. In order to comply with new or existing laws regulating online commerce, the Company (i) may need to spend time and money revising the process by which it fulfills customer orders to ensure that such shipments comply with applicable laws or (ii) may need to hire additional personnel to monitor compliance with applicable laws or (iii) may need to modify its software to protect customers' personal information.

                  In addition to the foregoing, as a publisher of online content, the Company faces potential liability for defamation, negligence, copyright, patent, or trademark infringement or other claims based on the nature and content of materials published or distributed. If the Company faces such liability, then its reputation and business may suffer. In the past, plaintiffs have brought these types of claims and sometimes successfully litigated them against online services. Although the Company carries general liability insurance, such insurance does not cover claims of these types. There can be no assurance that the Company will be able to obtain insurance to protect against such liability in the future or that same will be adequate to indemnify the Company for all liability that may be imposed thereon.

         29. Sales and Other Taxes. The Company has recently been notified by the State of Arizona that it requires that the Company assess sales tax on internet orders purchased by Arizona residents. If more states or any foreign countries successfully assert that the Company should collect such or other taxes on the sales of its products, the Company's net sales and results of operations could be harmed. Prior hereto, the Company did not collect sales or other similar taxes for physical shipments of goods into states other than California. If the Company becomes obligated to collect sales taxes, it will need to update the system that processes customer orders to calculate the appropriate sales tax for each customer order and then remit the collected sales taxes to the appropriate authorities. These upgrades will increase operating expenses and may discourage customers from purchasing products from the Company because they have to pay sales tax. As a result, the Company may need to lower prices to retain these customers.

         30. Lease Commitment and Liability. The Company is party to or the guarantor of thirty-one store leases, averaging ten to fifteen years in length and having approximate base rentals of $83,000 to $450,000 per year. Given the length and expense associated with such leases, the Company may face significant pecuniary penalty in the event it or its subsidiary(ies) seek(s) to terminate such leases, good cause notwithstanding. In the event the Company is unable to generate sufficient revenue from a particular store location, given the terms of the lease with the landlord thereof, the Company may find it difficult to close such location without significant cost or litigation expense. See "Business of the Company - Description of Property."

         31. Forward-looking Statements. The statements contained herein that are not historical facts are "forward-looking statements" which can be identified by the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," or "anticipates," the negatives or other variations thereof, or comparable terminology and include statements as to the intent, belief, or current expectations of the Company and its directors, officers, and management with respect to the future operations, performance, or position of the Company. These forward-looking statements are predictions. No assurances can be given that the future results indicated, whether expressed or implied, will be achieved. While sometimes presented with numerical specificity, these forward-looking statements are based upon a variety of assumptions relating to the business of the Company, which, although considered reasonable by the Company, may not be realized. Because of the number and range of the assumptions underlying the Company's forward-looking statements, many of which are subject to significant uncertainties and contingencies beyond the reasonable control of the Company, some of the assumptions inevitably will not materialize, and unanticipated events and circumstances may occur subsequent to the date herein. These forward-looking statements are based on current information and expectations, and the Company assumes no obligation to update. Therefore, the actual experience of the Company and results achieved during the period covered by any particular forward-looking statement may differ materially from those anticipated. Consequently, the inclusion of forward-looking statements should not be regarded as a representation by the Company or any other person that these estimates will be realized, and actual results may vary substantially. There can be no assurance that any of these expectations will be realized or that any of the forward-looking statements contained herein will prove accurate.

                                 USE OF PROCEEDS

         The Company will not generate any revenue from this Offering, as the Securities registered herein are to be sold not by the Company but by the Selling Securityholders. The Company shall generate revenue, however, from the exercise of the Options issued pursuant to the private placement, unless the exercise price of such Options ($3.00 per share) remains less than the sales price of the Common Stock.

         The Company raised $657,500 from the May 1999 private placement of 750,000 shares of Series F Stock, after deducting underwriting commissions and legal and administrative expenses. All of such proceeds were used by the Company to open the store located in the Venetian Resort & Casino and for general working capital purposes. No proceeds were paid to any officer or director of the Company, to any Company affiliates or associates as reimbursement for expenses of the Offering, or for any type of fee or remuneration other than as indicated herein. The Company did not use any of the proceeds from the private placement to merge into or acquire the assets of another company; nor does it have any plans, commitments, or agreements or is involved in any discussions with regards to any such acquisition or merger.

         The Company believes that the proceeds generated by (i) the Series F Stock private placement, (ii) the exercise by Tudor of its option to purchase 25% of Toys common stock from the Company, (iii) the private sale of 6.6% of the common stock of Toys, (iv) the cash flow from operations and currently available financing sources, as well as (v) the proceeds from Toys' initial public offering consummated in November 1997 will suffice to meet the Company's anticipated cash requirements for a period of twelve months following completion of this Offering. See "Business of the Company" and "Certain Relationships and Related Transactions." The Company does not believe it will require additional capital during such time. If such belief proves incorrect, however, the Company may be forced to seek additional financing, and there can be no assurance that same will be available to the Company, or that if it is available, it will be on terms acceptable to the Company. The problems, expenses, and complications sometimes encountered by a relatively small business, as well as changes in economic conditions, the regulatory environment, or the Company's operations, may make shifts in the allocation of funds necessary or desirable.

         Any of the Offering proceeds apportioned to working capital, while not being used as described above, will be deposited in interest-bearing bank or money market accounts or held as short-term United States Government securities or bank certificates of deposit. No other type of investment will be made with such proceeds.

                                    DILUTION

         The Company has authorized capital stock of 190,500,000 shares consisting of 160 million shares of Common Stock, 25 million shares of Series E Stock, and 5,500,000 shares of Series F Stock. Inasmuch as the Company may use authorized but unissued shares of Common Stock and/or Series E or F Stock without shareholder approval, there may be further dilution of shareholders' interests. The Company may additionally sell equity and/or debt securities in a future public offering or private transaction to raise additional capital which may dilute the interests of potential investors in this Offering. In addition, the Company may, in the future, donate shares of its Common Stock to its ESOP plan, which donation may dilute the interests of potential investors in this Offering.

         There are 19,677,016 shares of Common Stock, 2 million Series E Warrants, and 6,952,510 shares of Series E Stock currently outstanding. Of the Series E Stock outstanding, 5,625,953 are restricted. Each share of Series E Stock is convertible, at the option of the holder, into six shares of Common Stock on the earlier of February 4, 2000 or two years after issuance. Conversion of the Series E Stock (or exercise of the Company's 2 million outstanding Series E Warrants) will decrease the net tangible book value per share of Common Stock.

         In addition to the foregoing securities, there are 750,000 shares of Series F Stock currently outstanding, all of which are restricted and each of which is convertible, at the option of the holder, into two shares of Common Stock commencing the date the Commission declares this Registration Statement effective. The Series F Stock shall convert automatically on the earlier of two years after issuance or in the event the Common Stock achieves a closing price of $5.00 for 30 consecutive days. The conversion of the Series F Stock will decrease the net tangible book value per share of Common Stock.

         In the event the price of the Series E Stock rises above $5.00 per share, the 2 million outstanding Series E Warrants likely will be exercised and thus converted into 2 million shares of Series E Stock, each share of which is then convertible into six shares of Common Stock. Accordingly, in the event (i) the Series E Warrants are exercised and the Series E Stock underlying same are issued and converted into Common Stock (12 million shares), and (ii) the currently outstanding 6,952,510 shares of Series E Stock are converted into Common Stock (41,715,060 shares), the Company will be required to issue 53,715,060 shares of Common Stock.

         The tangible net book value as of December 31, 1999 is $16,258,600 or approximately $2.93 per outstanding share of Common Stock of which there were 5,548,857 shares outstanding as of December 31, 1999. On a pro forma basis, assuming the immediate conversion of the 6,952,510 outstanding shares of Series E Stock into 41,715,060 shares of Common Stock and the 750,000 outstanding shares of Series F Stock into 1,500,000 shares of Common Stock, the tangible net book value per share of Common Stock would be $.33 based on the $16,258,600 tangible net book value and the 48,763,917 shares of Common Stock outstanding on a pro forma basis. This represents an immediate dilution of $2.60 per share of Common Stock. Outstanding warrants and stock options have not been included in the pro forma calculation as the warrants are not "in the money" and outstanding stock options are not significant.

                             SELLING SECURITYHOLDERS

         The following table sets forth (a) the identities of the individuals and/or entities - none of whom has had any material position, office, or affiliation with the Company or its predecessors or affiliates within the past three years - who were issued securities in the Company's May 1999 private placement offering or who will be issued Settlement Shares on effectiveness of this registration statement and (b) their respective holdings:

                                                                                                      SHARES OF
                                                                 SHARES OF COMMON                    COMMON STOCK
                                                                 STOCK INTO WHICH                    OFFERED FOR       PERCENT
                                                 SHARES OF      SERIES F STOCK ARE                  RESALE HEREBY     OWNERSHIP
                                              SERIES F STOCK       CONVERTIBLE2                                      AFTER RESALE
                                                  ISSUED1                                OPTIONS                        HEREBY
            SELLING SECURITYHOLDER                                                       ISSUED 3

  Birdie Capital Corp.                                100,000               200,000            --           200,000        --
  Harbourcreek Investments Ltd.                       100,000               200,000            --           200,000        --
  Valentia Properties Inc.                            200,000               400,000            --           400,000        --
  David Stefansky                                     130,000               260,000            --           260,000        --
  Aaron Stefansky                                      50,000               100,000            --           100,000        --
  Solomon Liebenthal                                  155,000               310,000            --           310,000        --
  Samuel Krieger                                       15,000                30,000            --            30,000        --
  Gushnut Consulting, Inc.                                 --                    --        32,500            32,500        --
  Redwood Capital Partners, Inc.                           --                    --       167,500           167,500        --
  Donald Sinsabaugh                                        --                    --         5,000             5,000        --
  Vincent Calicchia                                        --                    --         5,000             5,000        --
  Foothill Marketplace, Ltd.4                              --                    --            --           100,000        --
  TOTAL                                               750,000             1,500,000       350,000         1,950,000        --


(see footnotes on subsequent page)

(footnotes applicable to table from previous page)

1. The Series F Stock were purchased by the Selling Securityholders at a price of $1.00 per share. The Private Placement closed on May 27, 1999, providing net cash proceeds of $667,500 to the Company before legal and other administrative expenses.

2. Each share of Series F Stock is convertible, at the option of the holder, into two shares of Common Stock commencing the date the Commission declares this Registration Statement effective. The Series F Stock shall convert automatically on the earlier of two years after issuance or in the event the Common Stock achieves a closing price of $5.00 for 30 consecutive days.

3. As part of the Private Placement, the Company granted Options to the Placement Agent and its assignees to purchase an aggregate of 350,000 shares of Common Stock, at an exercise price of $3.00 per share until May
     26, 2003. Additionally, as commission, the Placement Agent received a 10% fee, or $75,000, and a 1% fee, or $7,500, to cover administrative expenses.

4. These shares will be issued to the Selling Securityholder on effectiveness of this registration statement in settlement of an action commenced by same against the Company for breach of lease.

                     PLAN OF DISTRIBUTION FOR THE SECURITIES
                         OF THE SELLING SECURITYHOLDERS

         This Prospectus covers the resale of 1,950,000 shares of Common Stock owned by the Selling Securityholders designated herein and shall be delivered by said Selling Securityholders upon their sale of such Shares. The Shares in this Offering are not being sold through an underwriter and may be sold from time to time by the Selling Securityholders, in negotiated transactions, at fixed prices which may be changed, and at market prices prevailing at the time of sale, or in a combination thereof. Such sales or even the potential of such sales at any time may have an adverse effect on the market prices of the Securities offered hereby. See "Risk Factors."

         The Selling Securityholders may effect such transactions by selling directly to purchasers or to or through broker-dealers which may act as agents or principals, including via block trade transactions in which the broker or dealer will attempt to sell the Securities as agent but may position and resell a portion of the block as principal to facilitate the transactions or purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this Prospectus, or in ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, brokers or dealers engaged by the Selling Securityholders may arrange for other brokers or dealers to participate, and such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholders and/or the purchasers of the Securities, as applicable, for which such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions). The Selling Securityholders and any broker-dealers that act in connection with the sale of the shares of Common Stock by the Selling Securityholders might be deemed to be "underwriters" within the meaning of Section 2(11) of the Act. In that connection, the Company has agreed to indemnify the Selling Securityholders, and the Selling Securityholders have agreed to indemnify the Company against certain civil liabilities including liabilities under the Act.

         At the time a particular offer of Securities is made by or on behalf of the Selling Securityholders, to the extent required, a Prospectus Supplement will be distributed which will set forth the number of shares of Common Stock being offered and the terms of the offering, including the name(s) of any underwriter(s), dealer(s), or agent(s); the purchase price paid by any underwriter(s) for shares purchased from the Selling Securityholders; any discounts, commissions, or concessions allowed or reallowed or paid to dealers; and the proposed selling price to the public.

         Under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations thereunder, any person engaged in a distribution of the Securities offered by this Prospectus may not simultaneously engage in market-making activities with respect to such Securities during the applicable "cooling off" period (nine days) prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and rules and regulations thereunder, including without limitation, Rules 10b-6 and 10b-7, in connection with transactions in such securities, which provisions may limit the timing of purchases and sales of Securities by the Selling Securityholders.

         The following table sets forth all estimated expenses of the Offering other than underwriting discounts and commissions:

Registration fees                                                                   To be provided
Federal taxes and fees                                                                          --
State taxes and fees                                                                            --
Trustees' fees                                                                                  --
Transfer agents' fees                                                                           --
Printing and engraving fees                                                                  2,500
Legal fees                                                                                  25,000
Accounting fees                                                                             10,000
Listing fees                                                                                    --
Premiums paid by the Company or any Selling Securityholder on any
Total                                                                               To be provided

                           PRINCIPAL SECURITYHOLDERS

         The following table sets forth certain information regarding beneficial ownership of the Company's outstanding Common Stock as of April 20, 2000 (on which date there were 19,677,016 shares outstanding) by (i) each beneficial owner of 5% or more of the Company's Common Stock; (ii) each of the Company's executive officers, directors, and key employees; and (iii) all executive officers, directors, and key employees as a group:

                   Name and Address                      Number of Shares of Common Stock
                 of Beneficial Owner                           Beneficially Owned 1                 Percent of Common Stock
                                                                                                      Beneficially Owned 2,3

------------------------------------------------------- ----------------------------------- ------------------------------------
Harold Rashbaum 4
c/o Play Co. Toys & Entertainment Corp.
550 Rancheros Drive                                                     --                                  --
San Marcos, CA 92069
------------------------------------------------------- ----------------------------------- ------------------------------------
Richard Brady
c/o Play Co. Toys & Entertainment Corp.
550 Rancheros Drive                                                   25,587                                 *
San Marcos, CA 92069
------------------------------------------------------- ----------------------------------- ------------------------------------
James B. Frakes 5
c/o Play Co. Toys & Entertainment Corp.
550 Rancheros Drive                                                   20,000                                 *
San Marcos, CA 92069
------------------------------------------------------- ----------------------------------- ------------------------------------
Moses Mika
c/o Play Co. Toys & Entertainment Corp.
550 Rancheros Drive                                                     --                                  --
San Marcos, CA 92069
------------------------------------------------------- ----------------------------------- ------------------------------------
Breaking Waves, Inc. 4
112 West 34th Street                                                1,270,000                              6.4%
New York, New York  10120
------------------------------------------------------- ----------------------------------- ------------------------------------
Shopnet.com, Inc. 4
14 East 60th Street, Suite 402                                      1,270,000                              6.4%
New York, New York  10022
------------------------------------------------------- ----------------------------------- ------------------------------------
United Textiles & Toys Corp. 6
1410 Broadway, Suite 1602
New York, New York 10018                                            4,384,910                              22.3%
------------------------------------------------------- ----------------------------------- ------------------------------------
Multimedia Concepts International, Inc.7
1410 Broadway, Suite 1602
New York, New York 10018                                            4,818,420                              24.5%
------------------------------------------------------- ----------------------------------- ------------------------------------
U.S. Stores Corp. 8
1385 Broadway, Suite 814                                                --                                  --
New York, New York  10018
------------------------------------------------------- ----------------------------------- ------------------------------------
(table continued from previous page)

                   Name and Address                      Number of Shares of Common Stock
                 of Beneficial Owner                           Beneficially Owned 1                 Percent of Common Stock
                                                                                                     Beneficially Owned 2,3

------------------------------------------------------- ----------------------------------- ------------------------------------
American Telecom, PLC 9
8-13 Chiswell Street                                                2,400,000                              10.9%
London EC 1Y 4UP
------------------------------------------------------- ----------------------------------- ------------------------------------
ABC Fund, Inc.10
P.O. Box 47 Road Town
Tortola, BVI                                                        3,757,920                              16.0%
------------------------------------------------------- ----------------------------------- ------------------------------------
Europe American Capital Foundation 11
c/o Vermogenstreuhand GMBH
14 Kaiser Street
Bregenz, Austria A-6900                                            20,539,800                              51.1%
------------------------------------------------------- ----------------------------------- ------------------------------------
Officers and Directors as a Group
(4 persons)4,5                                                        45,587                                 *
------------------------------------------------------- ----------------------------------- ------------------------------------

*  Less than 1%

     1. Unless otherwise noted, all of the shares shown are held by individuals or entities possessing sole voting and investment power with respect to such shares. Shares not outstanding but deemed beneficially owned by virtue of the right of an individual or entity to acquire them within 60 days, whether by the exercise of options or warrants, are deemed outstanding in determining the number of shares beneficially owned by such person or entity.

     2. The "Percent of Common Stock Beneficially Owned" is calculated by dividing the "Number of Shares Beneficially Owned" by the sum of (i) the total outstanding shares of Common Stock of the Company, and (ii) the number of shares of Common Stock that such person or entity has the right to acquire within 60 days, whether by exercise of options or warrants. The "Percent of Common Stock Beneficially Owned" does not reflect shares beneficially owned by virtue of the right of any person, other than the person named and affiliates of said person, to acquire them within 60 days, whether by exercise of options or warrants.

     3. Does not include 41,715,060 shares of Common Stock issuable upon the conversion of 6,952,510 shares of Series E Stock outstanding, or any portion thereof, except where directly applicable and in accordance with footnote 2 above.

     4. Mr. Rashbaum, the Company's chairman of the board, is also the president and the sole director of Breaking Waves which is a wholly owned subsidiary of Shopnet, a publicly traded company. Mr. Rashbaum is also the president and a director of Shopnet. By virtue of its ownership of Breaking Waves, Shopnet may be deemed the beneficial owner of the Company's Common Stock owned by Breaking Waves.

     5. Represents shares underlying an option, 20,000 of which have vested and the remaining 10,000 of which shall vest on July 1, 2000.

(footnotes continued from previous page)

     6. The president of United Textiles, a publicly traded company, is Ilan Arbel who is also the president, chief executive officer, and a director of Multimedia, a publicly traded company which is the parent company of United Textiles (owning approximately 78.5% of same). Multimedia is owned approximately 67.7% by U.S. Stores Corp. ("U.S. Stores"), a company of which Mr. Arbel is the president and a director. U.S. Stores is owned 100% by American Telecom, PLC ("ATPLC"), a British corporation.

     7. By virtue of its majority ownership of United Textiles, Multimedia also may be deemed a beneficial owner of the Company's Common Stock held by United Textiles.

     8. By virtue of its majority ownership of Multimedia, U.S. Stores may be deemed a beneficial owner of the Company's Common Stock held by Multimedia.

     9. Represents shares of Common Stock into which ATPLC's 400,000 shares of Series E Stock are convertible. By virtue of its ownership of U.S. Stores, ATPLC also may be deemed a beneficial owner of the Company's Common Stock beneficially owned by U.S. Stores.

     10. Represents shares of Common Stock into which its EACF's shares of Series E Stock are convertible.

     11. Represents shares of Common Stock into which its 3,423,300 shares of Series E Stock are convertible. By virtue of its ownership of ATPLC, EACF also may be deemed a beneficial owner of the Company's Common Stock beneficially owned by ATPLC.

                            DESCRIPTION OF SECURITIES

         The Company has authorized capital stock of 190,500,000 shares consisting of 160 million shares of Common Stock, 25 million shares of Series E Stock, and 5.5 million shares of Series F Stock. As of April 20, 2000, there were 19,677,016 shares of Common Stock, 6,952,510 shares of Series E Stock, 2 million Series E Warrants, and 750,000 shares of Series F Stock issued and outstanding, all of which Securities were fully paid and non-assessable. The following summary description of the Common Stock, Series E Stock, Series E Warrants, and Series F Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and all amendments thereto.

Common Stock

         The Company has authorized 160 million shares of Common Stock, of which 19,677,016 shares are outstanding. Holders of Common Stock are entitled to one vote for each share held. They do not have the right to cumulate their votes in the election of directors; accordingly, holders of more than 50% of all the shares outstanding can elect all directors, except that as consideration for ZD's issuance of the L/C to FINOVA, ZD is entitled to nominate and appoint one-third of the Company's directors during the terms of the three store leases from which ZD is entitled to a profit percentage (but in no event later than fiscal year end 2013). See Risk Factor No. 9 - "Dependence on FINOVA Credit Line (Secured by all of the Company's Assets)," "Business of the Company," and "Certain Relationships and Related Transactions."

         Subject to the liquidation rights of the Company's Series F Stock, holders of Common Stock are entitled to such dividends as may be declared by the board of directors out of assets legally available therefor. They are not entitled to any preemptive, subscription, conversion, or redemption rights. The Company's Certificate of Incorporation, as amended, contains no provision to delay, defer, or prevent a change in control of the Company.

Series E Warrants

         The Company has 2 million Series E Warrants outstanding, each of which entitles the holder thereof to purchase one share of Series E Stock (which share and the shares of Common Stock underlying same were registered in the Company's December 1997 public offering) at an exercise price of $5.00 per share from December 29, 1998 until December 29, 2002. Unexercised Warrants automatically expire at the end of such four-year period. Although the Company has no intention of decreasing the exercise price or extending the exercise period of the Series E Warrants, it is possible that either or both of such changes may be effected by resolution of the board of directors in the future. In the event that the exercise price of the Series E Warrants is reduced or the exercise period of the Series E Warrants is extended, the Company will be required to file a post-effective amendment which must be declared effective by the Commission before the Series E Warrants can be exercised.

         The Series E Warrants are redeemable by the Company at any time, commencing December 29, 1998, upon 30 days' prior notice, at a redemption price of $0.05 each, provided that the closing bid quotation of the Series E Stock for at least 20 consecutive trading days, ending on the third day prior to the date on which the Company gives notice, has been at least 170% of the exercise price of the Series E Warrants being redeemed. The Series E Warrants will remain exercisable during the 30-day notice period. In the event the Company decides to redeem the Series E Warrants, the Company shall notify all warrantholders thereof by mail and shall publish a Notice of Redemption in the Wall Street Journal as to the date of redemption. Redemption of the Series E Warrants could cause the holders thereof to exercise same at an exercise price which may be disadvantageous for the holders, to sell the Series E Warrants at the then current market price when they might otherwise wish to continue to hold the Series E Warrants, or to accept the redemption price, which is likely to be substantially less than the market value of the Series E Warrants at the time of redemption. The Company will not redeem the Series E Warrants at any time in which its registration statement is not current, enabling investors to exercise their Series E Warrants during the 30-day notice period in the event of such a redemption.

         The exercise price and the number of shares or other securities purchasable upon exercise of any Series E Warrants are subject to adjustment upon the occurrence of certain events, including the issuance of shares of Series E Stock as a dividend and any recapitalization, reclassification, or split-up or reverse split of the Series E Stock. No adjustment in the exercise price will be required to be made with respect to the Series E Warrants until cumulative adjustments amount to $0.01 or more per Series E Warrant; however, any such adjustment not required to be made at any given time due to such exception will be carried forward and taken into account in any subsequent adjustment.

         In the event of any reclassification, capital reorganization, or other similar change of outstanding Series E Stock, any consolidation or merger involving the Company (other than a consolidation or merger which does not result in any reclassification, capital reorganization, or other similar change in the outstanding Series E Stock), or a sale or conveyance to another corporation of the property of the Company as, or substantially as, an entirety, each Series E Warrant will thereupon become exercisable only for the kind and number of shares of stock or other securities, assets, or cash to which a holder of the number of shares of Series E Stock purchasable (at the time of such reclassification, reorganization, consolidation, merger or sale) upon exercise of such Series E Warrant would have been entitled upon such reclassification, reorganization, consolidation, merger, or sale. In the case of a cash merger of the Company into another corporation or any other cash transaction of the type mentioned above, the effect of these provisions would be that the holder of a Series E Warrant would thereafter be limited to exercising such Series E Warrant at the exercise price in effect at such time for the amount of cash per share that the holder would have received had he exercised such Series E Warrant and received shares of Series E Stock immediately prior to the effective date of such cash merger or transaction. Depending upon the terms of such cash merger or transaction, the aggregate amount of cash so received could be more or less than the exercise price of the Series E Warrant.

         Warrantholders, by virtue of their ownership of Series E Warrants alone, have no right to vote on matters submitted to the Company's stockholders or to receive dividends; nor are they entitled to share in the Company's assets in the event of dissolution, liquidation, or winding up.

         In order for a warrantholder to exercise his Series E Warrant, the Company must have a current Registration Statement on file with the Commission and, unless otherwise exempt, the State Securities Commission of the state in which the warrantholder resides. Accordingly, the Company would be required to file post-effective amendments to its Registration Statement when subsequent events require such amendments in order to continue the registration of the Series E Stock underlying the Series E Warrants. Although the Company has undertaken and intends to keep its Registration Statement current, there can be no assurance that the Company will keep its Registration Statement current and, if for any reason it is not kept current, the Series E Warrants will not be exercisable and will lose all value. The Company's transfer agent has also been appointed as its warrant agent responsible for all record keeping and administrative functions in connection with the Series E Warrants.

Series E Preferred Stock

         The Company has authorized 25 million shares of Series E Stock, of which 6,952,510 shares are outstanding. Each share of Series E Stock is convertible, at the option of the holder, into six fully paid and non-assessable shares of Common Stock on the earlier of February 4, 2000 or two years after issuance. Holders of Series E Stock possess no voting rights, except as provided by law with respect to altering the rights and preferences of the Series E Stock, and are not entitled to dividends. In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, holders of Series E Stock are entitled to a $1.00 per share liquidation preference. The Series E Stock is not redeemable by the Company but is subject to certain anti-dilution provisions in the case of any recapitalization, merger, or acquisition.

Series F Preferred Stock

         The Company has authorized 5.5 million shares of Series F Stock, of which 750,000 shares are outstanding. Each share of Series F Stock is convertible, at the holder's option, into two fully paid and non-assessable shares of Common Stock, at any time commencing on the date the Commission declares this Registration Statement effective. Each outstanding share of Series F Stock, by virtue of and simultaneously with the occurrence of the earlier of either of the following events and without any action on the part of the holder thereof, shall convert automatically into shares of Common Stock: (i) two years from issuance or (ii) in the event the closing price per share of Common Stock has been at least $5.00 for a consecutive 30 day period.

         Holders of Series F Stock possess no voting rights, except as provided by law with respect to altering the rights and preferences of the Series E Stock. Holders are entitled to receive, when and as declared by the board of directors, out of funds legally available for the payment of dividends, cumulative dividends at $0.08 per share payable upon conversion of the shares in preference to dividends on junior securities (i.e., Common Stock). Dividends may be paid in cash or in kind (i.e., in shares of Series F Stock) at the discretion of the Company and shall be fully cumulative and shall accrue (whether or not declared), without interest, from the date they are payable.

         In the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Company, holders of Series F Stock are entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $0.50 per share. The Series F Stock, with respect to rights on liquidation, winding up, and dissolution, ranks junior to the Series E Stock and senior to the Common Stock. The Series F Stock is not redeemable by the Company.

Dividend Policy

         The Company has not paid cash dividends on any of its Securities and is prohibited from doing so pursuant to the terms of its financing agreement with FINOVA. The Company intends to retain earnings, if any, in the foreseeable future for use in its activities. Future payment of cash dividends is wholly dependent upon the Company's earnings, financial condition, capital requirements, and other factors deemed relevant by the board of directors. It is not likely that such dividends will be paid in the foreseeable future.

Transfer Agent and Warrant Agent

         The Company's transfer and warrant agent for its Common Stock, Series E Stock, and Series E Warrants is Continental Stock Transfer & Trust Company, New York, New York.

                      INTEREST OF NAMED EXPERTS AND COUNSEL

         No expert or counsel (i) was hired by the Company on a contingent basis or (ii) will receive a direct or indirect interest in the Company or (iii) was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

         Legal matters relating to the shares of Common Stock offered hereby will be passed on for the Company by its outgoing general counsel, Millennium Ventures Law Group, Walnut Creek, California or new general counsel, Todtman, Nachamie, Spizz & Johns, P.C., New York, New York.

         The financial statements of the Company as of and for the years ended March 31, 1999 and 1998 have been audited by Haskell & White LLP, Independent Certified Public Accountants, to the extent and for the period set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in giving said reports.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

         Until September 24, 1997, the Company's Common Stock was quoted on the Nasdaq SmallCap Stock Market ("Nasdaq"). The following table sets forth representative high and low bid quotes as reported by the OTC Bulletin Board, whereon the Company's securities are quoted, during the periods stated below. Bid quotations reflect prices between dealers, do not include resale mark-ups, markdowns, or other fees or commissions, and do not necessarily represent actual transactions.

           Calendar                                                              Series E (2)          Series E (2)
            Period                  Common Stock (1)         Warrants (1)      Preferred Stock           Warrants
            ------                  ----------------         ------------      ----------------          --------
                                     Low         High       Low      High       Low       High       Low        High
                                     ---         ----       ---      ----       ---       ----       ---        ----

             1997
01/01/97 - 03/31/97                        1         11/4      1        11/4
04/01/97 - 06/30/97                        1       1 1/8
07/01/97 - 09/23/97(3)                     1       1 1/8
10/14/97 - 12/31/97                        2           3

             1998
01/01/98 - 03/31/98                      .67        1.25                             1      4.75         .5         1.75
04/01/98 - 06/30/98                      .58        1.75                           .87       3.5         .5         1.25
07/01/98 - 09/30/98                      .75        1.56                           .31       3.5        .12         1.12
10/01/98 - 12/31/98                      .56        1.22                           .20       .67        .01          .37

             1999
01/01/99 - 03/31/99                      .75        2.56                           .20      1.72        .03          .25
04/01/99 - 06/30/99                     1.06        2.03                           .50      3.37        .10          .58
07/01/99 - 9/30/99                       .75        1.50                           .84      1.62        .13          .29
10/01/99 - 12/31/99                      .50        1.44                           .63      4.13        .13          .95

             2000
      01/01/00 - 03/31/00                .31        2.00                          1.88      3.94        .28          .56
      04/01/00 - 04/18/00                .20         .46                          1.12      2.62        .28          .44

(footnotes applicable to previous page)

(1) The Common Stock and Warrants issued in the Company's initial public offering in November 1994 started to trade separately on February 6, 1995. The Warrants expired in February 1997.

(2) The Company consummated an offering of its Series E Stock and Series E Warrants in December 1997. These securities commenced trading on the OTC Bulletin Board on January 5, 1998.

(3) The Company's Common Stock was delisted from Nasdaq effective with the close of business on September 23, 1997. It began trading on the OTC Bulletin Board in October 1997.

         As of April 20, 2000, there were approximately 435 holders of record of the Company's Common Stock, although the Company believes that there are approximately 1,530 additional beneficial owners of shares of Common Stock held in street name. As of April 20, 2000, the number of outstanding shares of the Company's Common Stock was 19,677,016 (This number is subject to change, nominally, as the pre-July 1997 reverse split shares which have not been exchanged as yet are offered for such exchange by the Company's shareholders.)

         Effective with the close of business on September 23, 1997, the Company's Common Stock was delisted from trading on Nasdaq. The Company appealed an earlier Nasdaq determination and presented its argument in August 1997 at an oral hearing before the Nasdaq Qualifications Panel (the "Panel"). On September 23, 1997, the Company received a decision from the Panel that based its decision to delist on its belief that the Company did not meet the stockholders' equity maintenance requirement of $1 million and based on transactions it deemed "detrimental to the investing public and the public interest" concerning transactions undertaken in February 1996 with respect to options issued to an investor which provided a $2 million L/C as security for a credit line the Company maintained with Congress Financial Corporation (Western) ("Congress," the "Congress Financing"). The Company appealed this matter to the Nasdaq Listing and Hearing Review Committee (the "Review Committee") which, on October 29, 1997, remanded the Panel's determination for reconsideration by a new Nasdaq analyst and a new Panel due in part to the Company's allegations of bias.

     In December 1997, the Company presented written evidence to the new Panel, which, in a determination dated January 20, 1998, affirmed the delisting. The Company appealed this determination to the Review Committee. In a decision dated May 21, 1998, the Review Committee affirmed the delisting citing as its basis therefor, inter alia, as follows: ". . . given the Company's history of losses, we do not have confidence in the Company's ability to maintain compliance [with the capital and surplus requirement] for the long term." In addition, the Review Committee determined that "substantial dilution to the public shareholders by stock issuance . . . and by the conversion of preferred stock issued . . . at prices substantially below the market price" supported the Review Committee's argument of purported affiliate self-dealing. In further support of its determination, the Review Committee cited the Company's failure to provide information requested with respect to entities, which were not affiliated with the Company. (In response to the Review Committee's request for such information, the Company informed same that it did not believe it appropriate to make representations regarding the transactions or the composition of any entities with which it was not affiliated and recommended that the Review Committee redirect such inquiries directly to such entities.) The Company sought all administrative remedies available from Nasdaq and believes that Nasdaq erred in its determination. Given the extreme cost associated with appealing Nasdaq's decision to the Securities and Exchange Commission, however, the Company decided not to file such an appeal.

                                   MANAGEMENT

Directors, Executive Officers, Promoters and Control Persons

         The following table sets forth the names, ages, and titles of all directors and officers of the Company:

         Name                           Age               Position

         Harold Rashbaum                73                Chairman of the Board

         Richard Brady                  47                Chief Executive Officer, President and Director

         James Frakes                   43                Chief Financial Officer, Secretary and Director

         Moses Mika                     78                Director

         All directors are elected at an annual meeting of the Company's shareholders and hold office for a period of one year or until the next annual meeting of stockholders or until their successors are duly elected and qualified. Vacancies on the board of directors may be filled by the remaining directors. Officers are appointed annually by, and serve at the discretion of, the board of directors. There are no family relationships between or among any officers or directors of the Company except that Mr. Rashbaum is the father-in-law of Ilan Arbel, Mr. Mika's son.

         As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation eliminates the personal liability of the directors to the Company or any of its shareholders for damages caused by breaches of said directors' fiduciary duties. As a result of such provision, stockholders may be unable to recover damages against directors for actions, which constitute negligence or gross negligence or are in violation of their fiduciary duties. This provision in the Company's Certificate of Incorporation may reduce the likelihood of derivative and other types of shareholder litigation against directors.

         Richard Brady is a co-founder of the Company and has acted as the Company's chief executive officer and president since December 1995. Mr. Brady was the executive vice president, secretary, and a director from the Company's inception in 1974 until December 1996. He was re-elected director of the Company in January 1998. Mr. Brady has been the president of Toys since January 1997 and a director thereof since May 1998.

     Harold Rashbaum has been the chairman of the board of directors since September 10, 1996. Mr. Rashbaum was a management consultant to the Company from July 1995 to September 10, 1996. In May 1998, he was elected as a director of Toys. Mr. Rashbaum has been the president, chief executive officer, and a director of Shopnet since January 1997. From May 1996 to January 1997, Mr. Rashbaum served as secretary and treasurer of Shopnet. Since May 1999, he has also been the president and a director of Hollywood Productions, Inc. ("Hollywood," a wholly-owned subsidiary of Shopnet) and since September 1996, he has been the president, secretary, and sole director of Breaking Waves (also a wholly-owned subsidiary of Shopnet). Since February 1996, Mr. Rashbaum has been the president and a director of H.B.R. Consultant Sales Corp. ("HBR"), of which his wife is the sole shareholder. Prior thereto, from February 1992 to June 1995, Mr. Rashbaum was a consultant to 47th Street Photo, Inc., an electronics retailer. Mr. Rashbaum held this position at the request of the bankruptcy court during the time 47th Street Photo, Inc. was in Chapter 11. From January 1991 to February 1992, Mr. Rashbaum was a consultant for National Wholesale Liquidators, Inc., a major retailer of household goods and housewares.

     James Frakes was appointed chief financial officer and secretary of the Company in July 1997. In August 1997, he was elected as a director of the Company. In January 1998, Mr. Frakes was appointed secretary and chief financial officer of Toys. He was a director from May 1998 to July 1999. In January 1998, Mr. Frakes was elected as a director of Shopnet. From June 1990 to March 1997, Mr. Frakes was chief financial officer of Urethane Technologies, Inc. ("UTI") and two of its subsidiaries, Polymer Development Laboratories, Inc. ("PDL") and BMC Acquisition, Inc. These were specialty chemical companies, which focused on the polyurethane segment of the plastics industry. Mr. Frakes was also vice president and a director of UTI during this period. In March 1997, three unsecured creditors of PDL filed a petition for the involuntary bankruptcy of PDL. This matter is pending before the United States Bankruptcy Court, Central District of California. From 1985 to 1990, Mr. Frakes was a manager for Berkeley International Capital Corporation, an investment banking firm specializing in later stage venture capital and leveraged buyout transactions. In 1980, Mr. Frakes obtained a Masters in Business Administration from University of Southern California. He obtained his Bachelor of Arts degree in history from Stanford University, from which he graduated with honors in 1978.

     Moses Mika was appointed as a director of the Company in March 1998 and was elected a director of Toys in May 1998. Mr. Mika was appointed director of United Textiles in March 1998. He is also the president of H.D.S. Capital Corp. and the majority shareholder of European Ventures Corp. Mr. Mika has been retired since 1989.

Significant Employees of the Company

         Howard Labow has been the vice president of advertising of the Company (a non-executive officer position) since June 1998. He has been employed by the Company since 1977.

         Donna Hogan has been the vice president of merchandising of the Company (a non-executive officer position) since June 1998. She has been employed by the Company since 1983.

Compliance with Section 16(a) of the Exchange Act

         Section 16(a) of the Exchange Act requires the Company's officers, directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, and greater than ten percent beneficial owners also are required by rules promulgated by the SEC to furnish the Company with copies of all Section 16(a) forms they file.

         No person ("a Reporting Person") who during the fiscal year ended March 31, 2000 was a director, officer, or beneficial owner of more than ten percent of the Company's Common Stock or Series E Stock [which are the only classes of equity securities of the Company registered under ss.12 of the Exchange Act], failed to file on a timely basis reports required by ss.16 of the Act during the most recent fiscal year except as follows: (i) Richard Brady failed timely to file a Form 4, (ii) Harold Rashbaum failed timely to file a Form 4, (iii) Breaking Waves failed timely to file a Form 4, (v) EACF failed timely to file a Form 4. The foregoing is based solely upon a review by the Company of (i) Forms 3 and 4 during the most recent fiscal year as furnished to the Company under Rule 16a-3(e) under the Act, (ii) Forms 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year, and (iii) any representation received by the Company from any reporting person that no Form 5 is required, except as described herein.

Commission Position on Indemnification for Securities Act Liabilities

         As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation and By-Laws provide for indemnification of a director or officer under certain circumstances against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a director or officer. In addition, the Company's charter documents provide for the elimination of directors' liability to the Company or its stockholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law, or illegal personal gain.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person of the Company in connection with the Securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication by such court of such issue.

Executive Compensation

Summary of Cash and Certain Other Compensation

         The following provides certain information concerning all Plan and Non-Plan (as defined in Item 402 (a)(ii) of Regulation S-B) compensation awarded or paid by the Company during the years ended March 31, 2000, 1999, and 1998 to each of the named executive officers of the Company.

                           SUMMARY COMPENSATION TABLE

                                          Annual Compensation                             Long-Term Compensation

                                                                                      Awards                       Payouts
                                                                                                Securities
                                                                                Restricted      Underlying             All Other
                                                                              Stock Award(s)     Options/     LTIP    Compen-sation
                                                                                    ($)            SARs       Payouts         ($)
Name and Principal          Year      Salary    Bonus(#) ($)  Other Annual
Position                                                      Compen-sation
   Richard Brady
     President,  CEO,
    and Director            2000      175,000    5,000        9,147 (1)       --               --             --         --
                            1999      124,500    --           8,579 (1)       --               --             --         --
                            1998      120,000    --           8,579 (1)       25,000(2)        --             --         --

   James B. Frakes
   Chief Financial
   Officer, Secretary,
   and Director             2000      110,000    --           3,797(3)        --               --             --         --
                            1999      101,200    --           --              --               --             --         --
                            1998      N/A

(footnotes)

     1. Includes an automobile allowance of $7,200 for each of 2000, 1999, and 1998, and the payment of life insurance premiums of $1,947 for 2000 and $1,379 for each of 1999 and 1998.

     2. Mr. Brady received 25,000 shares of Series E Stock as a bonus in March 1998: these shares vested equally over a 12 month period commencing in April 1998 and were sold by Mr. Brady in March 2000.

     3. Represents lease payments on a Company car.

         During fiscal 2000, Harold Rashbaum, the Company's chairman of the board, received an aggregate of $48,000 in compensation from the Company in consideration of the consulting services he provided therefor. In March 1998, the Company issued 25,000 shares of Series E Stock, subject to a vesting schedule, to each of Mr. Brady and Mr. Rashbaum, both of whom sold their respective shares during the fourth quarter of the fiscal year ended March 31, 2000. Mr. Rashbaum devotes a significant portion of his time to the Company.
Among other things, he reviews potential store sites, assists in strategic planning, reviews all cash outflows, and otherwise works closely with management in further developing and implementing the Company's ongoing business strategy.

1994 Stock Option Plan

         In 1994, the Company adopted a Stock Option Plan (the "SOP"). The board believes that the SOP is desirable to attract and retain executives and other key employees of outstanding ability. Under the SOP, options to purchase an aggregate of not more than 50,000 shares of Common Stock may be granted from time to time to key employees, officers, directors, advisors, and independent consultants to the Company and its subsidiaries. The Company granted to James Frakes, chief financial officer and secretary, pursuant to his hire, an option to purchase 30,000 shares of Common Stock at an exercise price of $3.25 per share, vesting at the rate of 10,000 shares per annum in each of July 1998, 1999, and 2000. On June 17, 1998, the board elected to adjust the exercise price of the option to $1.15, representing approximately 110% of the closing price of the Common Stock on said date.

         The board of directors is charged with administration of the SOP and is generally empowered to interpret the SOP, prescribe rules and regulations relating thereto, determine the terms of the option agreements, amend them with the consent of the Optionee, determine the employees to whom options are to be granted, and determine the number of shares subject to each option and the exercise price thereof. The per share exercise price for incentive stock options ("ISOs") will not be less than 100% of the fair market value of a share of the Common Stock on the date the option is granted (110% of fair market value on the date of grant of an ISO if the Optionee owns more than 10% of the Common Stock of the Company).

         Options will be exercisable for a term (not less than one year) determined by the board. Options may be exercised only while the original grantee has a relationship with the Company or at the sole discretion of the board, within ninety days after the original grantee's termination. In the event of termination due to retirement, the Optionee, with the consent of the board, shall have the right to exercise his option at any time during the thirty-six month period following such retirement. Options may be exercised up to thirty-six months after the death or total and permanent disability of an Optionee. In the event of certain basic changes in the Company, including a change in control of the Company as defined in the SOP, in the discretion of the board, each option may become fully and immediately exercisable. ISOs are not transferable other than by will or by the laws of descent and distribution. Options may be exercised during the holder's lifetime only by the holder or his guardian or legal representative.

         Options granted pursuant to the SOP may be designated as ISOs with the attendant tax benefits provided therefor pursuant to Sections 421 and 422A of the Internal Revenue Code of 1986. Accordingly, the SOP provides that the aggregate fair market value (determined at the time an ISO is granted) of the Common Stock subject to ISOs exercisable for the first time by an employee during any calendar year (under all plans of the Company and its subsidiaries) may not exceed $100,000. The board may modify, suspend, or terminate the SOP, provided, however, that certain material modifications affecting the SOP must be approved by the shareholders, and any change in the SOP that may adversely affect an Optionee's rights under an option previously granted under the SOP requires the consent of the Optionee.

1994 401(k) Employee Stock Option Plan ("ESOP")

         In May 1994, the Company adopted corporate resolutions approving a 401(k) Employee Stock Ownership Plan (the "401(k) ESOP Plan") which covers substantially all employees of the Company. The 401(k) ESOP Plan was filed on July 14, 1995 with the Internal Revenue Service and includes provisions for both employee stock ownership and a 401(k) Plan. The 401(k) ESOP Plan allows contributions only by the Company: these can be made annually at the discretion of the Company's board of directors. The 401(k) ESOP Plan has been designed to invest primarily in the Company's stock. The employees of the Company will contribute to the 401(k) portion of the Plan through payroll deductions. The Company does not intend to match contributions to the 401(k). Contributions to the 401(k) ESOP Plan may result in an expense, resulting in a reduction in earnings, and may dilute the ownership interests of persons who currently own securities of the Company. On January 26, 1995, Messrs. Brady and Tom Davidson (a founder of the Company and the Company's former president) and the Company's then parent company contributed an aggregate of 15,333 shares of the Company's Common Stock to the 401(k) ESOP Plan. In August 1998, pursuant to the ESOP portion of the plan, the Company issued 5,673 shares of Common Stock to certain former employees.

                             BUSINESS OF THE COMPANY

General

         The Company was founded in 1974, at which time it operated one store under the name Play Co. Toys in Escondido, California. At present, the Company and its subsidiary, Toys, operate an aggregate of thirty-one stores throughout Southern California (in the Los Angeles, Orange, San Diego, Riverside, and San Bernardino Counties) and in (i) Tempe, Arizona, (ii) Las Vegas, Nevada, (iii) Dallas and Houston, Texas, (iv) Auburn Hills, Michigan, (v) Chicago, Illinois, and (vi) Charlotte, North Carolina. The Company intends to expand its operations geographically and in accordance therewith has executed leases to open four additional stores by the end of calendar year 2000. These stores shall be located in Nevada, Tennessee, Illinois, Colorado, Florida, Maryland, and Minnesota.

         Approximately 75% of the Company's stores offer educational, new electronic interactive, and specialty and collectible toys and items for sale and are strategically located in highly trafficked, upscale malls. The remaining 25% sell traditional toys and games and are located in strip shopping centers. Given the favorable results obtained from a two year market test of the sale of children's swimwear in its stores, the Company recently expanded its product mix and now offers a limited number of children's swimwear and accessories for sale in many of its stores.

         Since 1997, the Company has embraced and implemented a new store design and layout, remodeled most of its older stores, closed non-profitable stores, and expanded its geographic market from exclusively Southern California to across the United States. Since 1996, the Company has opened twenty stores, which are considered by management to be high-end retail toy and educational, electronic interactive stores. These outlets, and those the Company expects to open in the future, offer items comparable in quality and choice to those offered by FAO Schwarz, Warner Brothers, and Disney Stores and are expected to attract clientele similar to those attracted by such stores.

         In April 1999, the Company debuted the first of two dedicated electronic commerce web sites. This site, www.toyswhypayretail.com, represents a new trade name for the Company and allows consumers to purchase, at near wholesale prices, overstocks, special buys, and overruns on mostly name-brand toys purchased by the Company out of season. The Company offers approximately 3,000 items for sale on the web site. The second site, www.webjumbo.de, debuted in October 1999 and is a full line site retailing approximately 5,000 items. This site is exclusively in German, and a sizable portion of the items sold thereon will represent German toys not sold in the Company's retail stores.

         Because the Company's new and newly remodeled stores focus on the sale of educational and electronic interactive games and toys, specialty products, and collector's toys which generally carry higher gross margins than traditional toys, such stores have shown and are expected to continue to show higher gross profits than the Company's older stores (which focused primarily on the sale of traditional toys).

Acquisition of Toys International.COM, Inc. f/k/a Toys International, Inc.

         In January 1997, the Company acquired substantially all of the assets of Toys. The acquisition, in principal, included the assignment to the Company of the three store leases then held by Toys and Toys' entire inventory. As part of the purchase agreement, the Company obtained the rights to the "Toys International" and "Tutti Animali" operating name trademarks and also assumed the existing leases at Toys' three store locations: two of such locations operate under the tradename "Toys International," and the third operates under the "Tutti Animali" tradename. The total purchase price was $1,024,184, which consisted mainly of inventory and certain prepaid expenses and deposits. The purchase price was tendered in the form of a $759,184 cash payment remitted in January 1997 and the execution of two promissory notes, aggregating $265,000, payable over a two year period. Both promissory notes were repaid in full under agreed terms. In order to ensure a smooth transition in operations, the former president of Toys, Mr. Gayle Hoepner, continued his relationship as a consultant to the Company through April 1997, during which time he advised the Company regarding Toys' then operations, vendors, policies, employees, etc.

Ownership of the Company

         Ilan Arbel is the president and a director of United Textiles, the former majority stockholder of the Company, which now owns approximately 22.3% of the Company's Common Stock. Mr. Arbel is also the president and a director of Multimedia, which owns approximately 24.5% of the Company and 78.5% of United Textiles. Breaking Waves, a wholly owned subsidiary of Shopnet, owns approximately 6.4% of the Company's Common Stock. The president of both Breaking Waves and Shopnet is the father-in-law of Mr. Arbel who is also the president of EVC, the entity having substantial control of Shopnet. As a result, through his role as president of each of United Textiles, Multimedia, and EVC and said entities' holdings of the Company's Common Stock, Mr. Arbel influences to a significant degree the policies and direction of the Company. The chart below depicts the Company's linear ownership structure as of April 20, 2000. (Breaking Waves is not presented thereon as it has no affiliation with EACF and its subsidiaries.)

                       Europe American Capital Foundation
                                       ||
                                       \/
                         American Telecom PLC (83.7%) => ABC Fund, Ltd. (20%)
                                     (100%)
                                       ||
                                       \/
                                U.S. Stores Corp.
                                     (67.7%)
                                       ||
                                       \/
                     Multimedia Concepts International, Inc.
                                     (78.5%)
                                       ||
                                       \/
                          United Textiles & Toys Corp.
                                     (22.3%)
                                       ||
                                       \/
                       Play Co. Toys & Entertainment Corp.

     The Company has two subsidiaries: (i) Toys, of which the Company owns 58.4% and (ii) Canyon, which is wholly owned by the Company. Toys is the only working subsidiary, however, operating twenty-seven stores, one of which is the Santa Clarita store which Canyon recently assigned to Toys. See Risk Factor No. 21. - Significant Influence by Ilan Arbel.

Product Lines

         The Company's older stores, which are located in strip shopping centers, sell children's and adult toys, games, bicycles and other wheel goods, sporting goods, puzzles, Nintendo and Sony electronic game systems (and cartridges therefor), cassettes, and books. These stores offer in excess of 15,000 items for sale, most of which are major brand name toys and hobby products.

         The Company's new (post 1996) and remodeled stores, while also offering the aforesaid products for sale, stock a mix of educational toys, specialty stuffed animals such as Steiff and North America Bears, Small World toys, LBG trains, CD-ROMs, computer software games, and Learning Curve and Ty products. The Company's Tutti Animali store, located in the Crystal Court Mall in Costa Mesa, California, primarily sells stuffed animals.

         The Company periodically reviews each individual store's sales history and prospects on an individual basis to decide on the appropriate product mix to stock thereat. During calendar years 1997 and 1998, the Company market tested the sale in its stores of a limited number of pieces of children's swimwear manufactured by Breaking Waves, an affiliate. The Company's chairman is also the president of Shopnet, Breaking Waves' parent. Those market tests proved successful. As a result, in November 1998, the Company entered into a sales agreement with Breaking Waves pursuant to which Breaking Waves agreed to sell to the Company on a wholesale basis, and the Company agreed to purchase from Breaking Waves, during each season during which swimwear is purchased, an agreed upon number of pieces of merchandise for its retail locations. The Company further agreed to provide advertising, promotional materials, and ads of the merchandise in all of its brochures, advertisements, catalogs, and all other promotional materials, merchandising programs, and sales promotion methods, in all mediums utilized by same. The Company's swimwear sales comprise a small portion (less than 1%) of its total sales.

Suppliers and Manufacturers

         The Company purchases a significant portion of its products from approximately five manufacturers and ships them to its stores from its warehouse distribution center. There are no written contracts and/or agreements with any individual manufacturer or supplier; rather, all orders are on a purchase order basis only. The Company relies on credit terms from suppliers and manufacturers to purchase nearly all of its inventory. Credit terms vary from company to company and are based upon many factors, including the ordering company's financial condition, account history, type of product, and the time of year the order is placed. Such credit arrangements vary for reasons both within and outside the control of the Company.

Merchandising Strategy

Store Design

         The Company believes it important to offer an environment that is less intimidating and more "user friendly" than the environments provided by some of the larger toy retailers whose businesses compete with the Company. In view of this belief, the Company actively embraces a policy of affording its customers courtesy, respect, and ease of convenience. The Company provides trained store clerks to assist customers with all of their shopping needs and stocks its merchandise at eye level for its patrons' convenience.

         In 1996, management determined that current and prospective consumers, whose needs and desires are influenced by prevailing musical, fashion, recreational, and entertainment trends, require variety and demand in addition to traditional products; namely, they desire the most fashionable products. In an effort to meet the rapidly changing needs of its consumers, the Company designed new outlets which provide a combination of (i) new educational, electronic interactive, specialty, hobby, and collectible toys and goods and
(ii) traditional toys and games. In addition, it sought out, has opened, and continues to open outlets located in highly trafficked malls, rather than in the strip shopping centers where it originally opened its stores. In addition, the Company developed a new store design and marketing format, which provides an interactive setting together with a retail operation. This format and design has formed the foundation for the Company's future direction and growth plans, thereby allowing the Company to meet current and imminent industry demands.

         In June 1999, the Company opened its 26th store in the Venetian Hotel in Las Vegas, Nevada. In September 1999, the Company opened one store in San Francisco (Pier 39) and two stores near Charlotte, North Carolina. In October 1999, the Company opened one store in Mission Viejo, California and two stores near Houston, Texas. During fiscal year 1999, the Company opened six new stores. With the closure of the Company's Simi Valley store in February 2000, the Company's store count was brought to its current level of thirty-one stores. The Company intends to open seven additional stores by the end of calendar year 2000.

Product and Trend Analysis

         The Company continually assesses trends and demands in the industry, refines its store formats and/or product lines as needed, and analyzes and evaluates markets for future store openings, merchandise lines, and marketing strategies. The Company operates its stores under the names "Play Co. Toys," "Toys International," "Toy Co.," and "Tutti Animali" depending upon the product mix and location.

         The Company offers a broad in-stock selection of products at prices generally competitive within the industry. While the Company does not stock the depth or breadth of selection of toys for its stores as some of its larger competitors do, the Company does strive to stock all basic categories of toys and all television advertised items. The Company continues to emphasize specialty and educational toys in its stores.

Termination of Military Base Sales

         In June 1994, the Company began to sell toy and hobby items on a wholesale basis to military bases located in Southern California. In accordance with its new corporate focus, and given that wholesale sales to military bases were minimal in fiscal year 1998 (2% of sales) and fiscal year 1997 (3% of sales), the Company ceased such sales as of July 1998. Wholesale sales to military bases were approximately 1% of sales in fiscal year 1999.

Seasonality

         Since inception, the Company's business has been highly seasonal, with the majority of its sales and profits being generated in the fourth calendar quarter of the year, particularly during the November and December holiday season.

Competition

         The toy market is highly competitive. Though the Company's new stores offer a combination of traditional, educational, new electronic interactive, specialty, and collectible toys and items, the Company remains in direct competition with local, regional, and national toy retailers and department stores, including Toys R Us, Kay Bee Toy Stores, K-Mart, and Wal Mart. Most of the Company's larger competitors are located in freestanding stores rather than in malls. Kay Bee stores, however, are located in malls, though their product line is different than the Company's. The Company also competes with on-line toy retailers, such as eToys Inc. The toy market is particularly characterized by large retailers and discount stores with intensive advertising and marketing campaigns and with deeply discounted pricing of such products. The Company competes as to price, personnel, service, speed of delivery, and breadth of product line.

         As a result of the continually changing nature of children's consumer preferences and tastes, the success of the Company is dependent on its ability to change and adapt to new trends and to supply the merchandise then in demand. Children's entertainment products are often characterized by fads of limited life cycles. Combining the traditional and educational toy segments of the market into one retail location is believed to be a unique concept that should prove to differentiate the Company's stores from those of its larger or similar size competitors. Management has been unable to locate any other retailer currently using this combined marketing concept. The Company will compete for the educational toy customer with other specialty stores such as Disney Stores, Warner Bros. Stores, Learning Smith, Lake Shore, Zainy Brainy, and Noodle Kidoodle.

         Most of the companies with which the Company competes have more extensive research and development, marketing, and customer support capabilities and greater financial, technological, and other resources than those of the Company. There can be no assurance that the Company will be successful or that it will be able to distinguish itself from such larger, better known entities. In addition, the Company does not believe there are any significant barriers to entry to discourage new companies from entering into this industry.

Warehousing, Shipping and Inventory Systems

         The Company's stores are serviced from one distribution facility, which is approximately 37,000 square feet. Inventory and shipment of products continues to be monitored by a computerized point-of-sale system. The point-of-sale system is a sophisticated scanning, inventory control, purchasing, and warehouse system which allows each store manager to monitor sales activity and inventory at each store and enables the Company's officers to obtain reports on all stores. It monitors sales at all store locations and automatically notifies the warehouse and shipping department each time stock of a particular item is low or out, depending upon the item and the instructions programmed into it. Through this system, the Company analyzes product sales and adjusts product mix in order to maximize return and effectively manage its retail space.

         The Company's stores generally are restocked on a weekly basis, although certain stores and certain items may be restocked at more frequent intervals. In addition, restocking of products is increased in the fourth calendar quarter, during the holiday season, during which period some stores are restocked on a daily basis. The Company ships to its stores in California by its own leased vehicles. The Company ships to stores located outside of California via truckload or less than truckload independent trucking companies.

Trademarks

     In 1976, 1994, and 1998, the Company received federal registrations for the trademarks "Play Co. Toys," "TKO" and "Toy Co." respectively. Play Co. Toys and Toy Co. are trademarks utilized by the Company in connection with certain of its stores. "TKO" was used for certain items the Company previously manufactured. The Company also utilizes the tradenames "Toys International" and "Tutti Animali."

Employees

         At  April  20,  2000,  the  Company  had  three   executive   officers,
approximately 149 full time employees, and approximately 349 part time employees. None of the employees of the Company is represented by a union, and the Company considers employee relations to be good. Each store employs a store manager, an assistant manager, and between fifteen to twenty-five full-time and part-time employees. Each of the Company's store managers reports to the Company's vice president of retail operations and vice president of merchandising who in turn report directly to the Company's executive officers.

Financing through FINOVA Capital Corporation

         On January 21, 1998, the Company entered into a $7.1 million secured, revolving Loan and Security Agreement with FINOVA. The credit line offered under the FINOVA Agreement replaced the $7 million credit line the Company previously had with Congress. Neither FINOVA nor Congress is affiliated with the Company. The Company repaid the Congress loan on February 3, 1998. The FINOVA credit line is secured by substantially all of the Company's assets and expires on August 3, 2000. The FINOVA Agreement is guaranteed by United Textiles and accrues interest at a rate of floating prime plus one and one-half percent. Effective July 30, 1998, the Company and FINOVA amended the Agreement to increase the maximum level of borrowings thereunder from $7.1 million to $7.6 million. Effective September 24, 1998, the Company and FINOVA entered into a second amendment to increase the maximum level of borrowings thereunder from $7.6 million to $8.6 million through December 31, 1998. As of January 1, 1999, the maximum level of borrowings returned to the $7.6 million level. In December 1998, the FINOVA Agreement was amended a third time to reflect FINOVA's taking of a subordinate position with respect to its lien on only such equipment as has been leased by the Company from Phoenix Leasing, Inc.

         In November 1998, pursuant to an agreement with ZD - a related New York limited liability company, the beneficiary of which is a member of the family of the Company's chairman - ZD issued a $700,000 irrevocable standby L/C in favor of FINOVA. As consideration for its issuance of the L/C, ZD is entitled (i) to a one-third profit percentage after application of corporate overhead beginning April 1, 1999 through the end of the terms of the store leases from three of the Company's stores (Venetian Hotel in Las Vegas, Nevada; Auburn Hills, Michigan; and Gurnee, Illinois) and (ii) to nominate and appoint one-third of the Company's directors during the aforesaid store lease terms (but in no event later than fiscal year end 2013). Such stores did not generate a profit after application of corporate overhead in the nine-month period ended December 31, 1999, thus, no payments have accrued or been made to ZD to date. As a result of the L/C, FINOVA lent a matching $700,000 to the Company in the form of a term loan, pursuant to a fourth amendment to the FINOVA Agreement entered into on February 11, 1999. The term loan from FINOVA expires on August 3, 2000 and bears interest at prime plus one percent. In March 1999, the Company and FINOVA entered into a Fifth Amendment to Loan and Security Agreement which stretches the agreed upon (in the FINOVA Agreement) decrease in advance rate against the Company's cost value of its inventory over a five month period. In August 1999, the Company and FINOVA entered into a Sixth Amendment to Loan and Security Agreement pursuant to which the Company's maximum level of borrowings was increased to $11.3 million. The amendment also (1) increased the minimum net worth financial covenant from $750,000 to $2.9 million as of June 30, 1999 with the $2.9 million threshold increasing by 60% of any equity raised by the Company and by 60% of any annual profits generated by the Company; (2) allows the Company to sell a minority equity interest (up to 49%) in its Toys subsidiary; and (3) increased the maximum levels of capital expenditures, capital leases and unsecured debt allowed under the financing agreement.

         In December 1999, at the Company's request, FINOVA agreed to reduce the maximum borrowing level of the credit facility from $11.3 million to $9.3 million and to terminate a $2 million standby L/C that previously helped support the credit facility. The termination of the L/C allowed the Company access to a $2 million certificate of deposit which previously was restricted and was used as collateral for the L/C by the issuing bank. On December 31, 1999, the Company had $54,170 outstanding under its revolving credit facility with FINOVA (representing only the interest accrued during the month of December 1999 as the principal balance was paid down to zero during the December quarter) and $6,990,395 available thereunder.

         On March 13, 2000, the Company and FINOVA agreed that FINOVA would release its interest as beneficiary in $1.7 million of standby letters of credit. These standby letters of credit had originally been provided by Multimedia Concepts International, Inc. for $1 million, and by ZD for $700,000. Further, the total amount available under the facility was reduced to $5 million. Beginning April 30, 2000, the facility is to be further reduced by $1 million at each month-end, until reduced to zero in August 2000.

         During fiscal year 1999, the Company breached two negative covenants in the FINOVA Agreement by exceeding maximum levels of capital expenditures, unsecured debt, and lease financing. FINOVA waived such defaults. See "Risk Factor No. 9 - Dependence on FINOVA Credit Line (Secured by all of the Company's Assets)."

         The Company is currently seeking an alternative lending arrangement with a bank or finance company. Although the Company has received three letters of intent for such a facility, there can be no assurance that it will be able to obtain such a facility on acceptable terms, or at all.

Trade Financing

         The Company relies on credit terms from its suppliers and manufacturers to purchase nearly all of its inventory. Credit arrangements vary for reasons both within and outside the control of the Company. See "-- Suppliers and Manufacturers."

Fixture Financing

         Since the beginning of fiscal year 1999, the Company has entered into approximately forty-eight financing agreements for the leasing of fixtures and security equipment for its remodeled and new stores. These agreements were entered into with various entities, none of which is affiliated with the Company, and bear terms of between three and five years. The agreements are payable monthly and provide fixture financing in the approximate aggregate amount of $1,750,000 All such financings are secured by the Company's store fixtures and equipment. The Company is currently negotiating additional financing of this type.

Former Financing through Congress Financial Corporation (Western)

         In February 1996, pursuant to the terms of the Congress Financing, Europe American Capital Corporation ("EACC"), an affiliate of the Company, delivered a $2 million L/C to Congress. The Congress Financing was also guaranteed by United Textiles, the then majority shareholder of the Company. As compensation for the issuance of the L/C, the Company granted to EACC options, subject to shareholder approval, (i) to purchase up to an aggregate of 1,250,000 shares of Common Stock at a purchase price of 25% of the closing bid price for the Common Stock on the last business day prior to exercise, for a period of six months from issuance (this option expired unexercised); and (ii) to purchase up to an aggregate of 20 million shares of the Company's Series E Stock. From April 1996 to June 1997, EACC exercised its options and purchased an aggregate of 3,562,070 shares of the Series E Stock for $3,562,070. An aggregate of 361,500 of such shares were converted into Common Stock. In March 1997, EACC issued an additional $1 million L/C to Congress in order for the Company to obtain additional financing from Congress. This L/C enabled the Company to receive additional advances of up to $1 million from Congress. EACC did not receive any compensation for the issuance of this L/C. With the closing of the Company's December 1997 offering of Series E Stock, EACC's option to purchase shares of Series E Stock (granted in accordance with the Congress Financing) terminated. The proceeds of the funds received from EACC's investment enabled the Company
(i) to acquire the assets of Toys (a three store chain) in January 1997, (ii) to finance the openings of the Santa Clarita, Arizona Mills, Redondo Beach, Ontario Mills, and Clairemont Mesa stores, (iii) to redesign four store locations, and
(iv)  to  support  the  Company's   operations  during  the  Company's  business
turnaround.

Recent Developments

         On November 19, 1999, the Company's subsidiary, Toys, consummated an initial public offering of its common stock on the SMAX segment of the Frankfurt Stock Exchange. The Offering was underwritten by Concord Effekten AG of Frankfurt, Germany. Toys sold 2 million shares, or a 16.7% interest, in the Offering for net proceeds of approximately $23.3 million. The Offering was priced at 13 Euros per share, or approximately US $13.52 per share. The Company retained majority ownership of Toys (58.4%).

         On July 20, 1999, the Company and Toys entered into an investment agreement whereby an unaffiliated investment bank (Concord) and CDMI Capital Corp. ("CDMI," a British Virgin islands corporation of which Moses Mika, a director of the Company, is a shareholder) each purchased 330,000 shares (or 3.3%) of Toys common stock for an aggregate of $2.8 million as a bridge financing to the aforementioned public offering. This placement of securities reduced the Company's ownership of Toys from 100% to 58.4%.

         On July 15, 1999, Tudor, a British Virgin Islands corporation of which Mr. Mika is a shareholder, as an assignee of an option to acquire from the Company 25% of the outstanding shares of the common stock of Toys, elected to exercise such option. The option called for the purchase price to be 25% of the subsidiary's book value at June 30, 1999, which book value was determined to be $2,894,711. In October 1999, Tudor paid the Company $723,678 (25% of the book value as of June 30, 1999) for its shares of Toys common stock.

         In May 1999, the Company sold 750,000 shares of Series F Stock, at a purchase price of $1.00 per share, in a private placement. The Company received $657,500 in net proceeds from the sale.

         In March 1999, the Company borrowed an aggregate of $400,000 from Full Moon Development, Inc., a corporation not affiliated with the Company, pursuant to two promissory notes, each in the amount of $200,000. The Company has repaid both notes.

         In February 1999, the Company entered into a one year agreement with Typhoon Capital Consultants, LLC ("Typhoon") pursuant to which Typhoon was to provide financial consulting services and other consulting services encompassing assistance in the production of a summary business plan and corporate profile, the creation of an advisory committee to assist the Company in assessing certain proposed actions, and the marketing of the Company's web sites. In exchange for its services, Typhoon was to be granted an option to purchase an aggregate of 150,000 shares of Common Stock, exercisable at $1.75 per share until their expiration on August 30, 2001. The Company terminated this agreement in August 1999, however, due to Typhoon's breach of its obligations thereunder.

         In November 1998, the Company borrowed $250,000 from Amir Overseas Capital Corp. ("Amir"), a corporation not affiliated with the Company, under a promissory note which bore interest at 12%. The note was repaid in January 1999. In September 1998, the Company borrowed $1,000,000 from Amir, under a promissory note, which bore interest at 12%. This note was repaid in December 1998.

         In July 1998, the Company entered into a Lead Generation/Corporate Relations Agreement with Corporate Relations Group, Inc. ("CRG"), a Florida corporation not affiliated with the Company, pursuant to which CRG was to provide investor and public relations services to the Company for a period of five years. Under the terms of the Agreement, the Company paid $100,000 to CRG upon execution of the agreement, and a Company shareholder remitted 50,000 shares of the Company's Series E Stock as a reimbursement for expenses. In addition, in exchange for CRG's services, the agreement provided for the grant to CRG and four of its principals options to purchase an aggregate 450,000 shares of Common Stock at an exercise price of $0.78125 per share and an aggregate 700,000 shares of Series E Stock at an exercise price of $2.25 per share. The Company has recorded an aggregate value for this transaction of $143,750, representing only the $100,000 cash payment and $43,750 for the Series E Stock (based on a closing market price of $0.875 per share on August 27, 1998), as the Company did not execute the option agreements given CRG's failure to perform material duties required of it by the agreement.

         In June 1998, ABC, a Belize corporation and an affiliate of the Company under common control, the holder of a 5% convertible secured subordinated debenture - dated January 21, 1998 and due August 15, 2000 - offered to amend the terms of the debenture to enable the conversion of the principal amount and accrued interest thereon, into shares of Series E Stock, at a conversion price of $1.00 per share. Management agreed to convert the debenture since the conversion of the debt into equity would result in a strengthened equity position which management believed would provide confidence to the Company's working capital lender, FINOVA, and trade creditors. Further, converting the debt to equity eliminated on-going interest expense requirements as well as the cash flow required to repay the debenture. Simultaneously with its offer to amend the debenture, ABC elected to convert same as of June 30, 1998, whereby $1.5 million in principal amount and $33,333 in accrued interest were converted into 1,533,333 shares of Series E Stock. ABC did not receive any registration rights regarding the shares. Simultaneously, ABC terminated the Subordinated Security Agreement between the parties and the Intercreditor and Subordination Agreement, dated January 21, 1998, by and between ABC and FINOVA.

         The debenture provided for the conversion of same, at ABC's option, into shares of common stock of either (i) a subsidiary which the Company intended to form for the purpose of acquiring those stores operated by the Company (or its subsidiaries) which conduct business as "Toys International," or
(ii) any other subsidiary (such as Toys) which might acquire a portion of the assets and business of the Company. This option to convert was exercisable at the net book value of the subsidiary's shares on the date ABC exercised the option with a limitation on such share ownership being 25% of the total outstanding shares of said subsidiary. In September 1998, in accordance with the terms of the debenture, ABC assigned its option to Tudor as discussed above.

         In May 1998, the Company commenced an offering of units, each unit comprising one share of Series F Stock and one Series F Preferred Stock Purchase Warrant (the "Series F Warrants"), at a purchase price of $3.00 per unit, through Morgan Grant Capital Group, Inc. as placement agent. The Company terminated the offering in June 1998, and no funds were raised thereby.

         In July 1997, the Company effected a 1 for 3 reverse split of its Common Stock. To date, not all shareholders have exchanged their pre-reverse split shares for post-reverse split shares; therefore, the number of shares outstanding as of the date set forth herein is subject to change, nominally, as such shareholders submit their shares for exchange.

Description of Property

         The Company leases (i) 40,000 square feet of combined office and warehouse space (approximately 3,000 square feet is office space, and the remaining 37,000 square feet is warehouse space) located at 550 Rancheros Drive, San Marcos, California and (ii) approximately 2,600 square feet of separate space which houses defective merchandise until same is either returned to the manufacturers or the Company is authorized by the manufacturers to destroy the goods. The latter lease is on a month to month basis, which the Company intends to terminate in the near future. The 40,000 square foot facility is leased at an approximate annual cost of $247,000 from a partnership of which one of the partners is Richard Brady, the president and a director of the Company. This lease, which was renewed March 2000 for a two-year period ending April 2002, contains an option to extend the lease for an additional three-year period. The fixed minimum rent has increased, effective May 1, 2000, to $25,000 per month, or $300,000 per year. As part of the renewal, the lease was assigned to the Company's Toys subsidiary. The Company believes that this lease is on terms no more or less favorable than terms it might otherwise have negotiated with an unaffiliated party.

         The following table sets forth the leased properties on which the Company's currently operating stores (aggregating 31) are located:

===============================================================================================================================
                                                    SIZE IN SQUARE FEET
                                                                                 LEASE                     BASE RENT
                 STORE LOCATION                                               EXPIRATION                  ANNUAL COST
-------------------------------------------------------------------------------------------------------------------------------


Play Co. Toys                                            12,000                July 2006                          $108,000.00
Santa Clarita
19232 Soledad Canyon Rd
Santa Clarita, CA  91351
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                             7,800                January 2001                        $84,840.00
Santa Margarita
27690-B Santa Margarita
Mission Viejo, CA  92691
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                                  8,250         December 1999                         $87,549.72
Chula Vista
1193 Broadway
Chula Vista, CA  91911
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                                 10,030           June 2000                          $127,880.64
El Cajon
327 N. Magnolia
El Cajon, CA  92020
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                                 10,000        September 2005                        $110,753.88
Encinitas
280 N. El Camino Real
Encinitas, CA  92024
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                                  9,800         December 2004                        $117,330.72
Pasadena
885 S. Arroyo Parkway
Pasadena, CA  91105
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                                 13,125         January 2001                          $96,360.00
Orange
1349 E. Katella
Orange, CA  92513
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                                 10,478         March 2005                           $113,162.40
Redlands
837 Tri-City
Redlands, CA  92373
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                                 10,156          August 2002                          $88,053.00
Clairemont
4615-A Clairemont Drive
San Diego, CA  92117
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                                 11,597          March 2004                           $91,020.00
Rancho Cucamonga
9950 W. Foothill Blvd, Suite U
Rancho Cucamonga, CA 91730
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                                 10,000         October 2004                          $64,926.60
Corona
1210 W. Sixth Street
Corona, CA  91720
===============================================================================================================================

(table continued from previous page)

===============================================================================================================================
                 STORE LOCATION                     SIZE IN SQUARE FEET          LEASE                     BASE RENT
                                                                              EXPIRATION                  ANNUAL COST
-------------------------------------------------------------------------------------------------------------------------------
Play Co. Toys                                                  9,400         December 2003                        $178,980.00
Woodland Hills
19804 Ventura  Blvd., #366
Woodland Hills, CA 91364
-------------------------------------------------------------------------------------------------------------------------------
Toys International                                             5,183         January 2004                         $159,900.00
South Coast Plaza, Ste. 1020
3333 Bristol Street, Suite 1030
Costa Mesa, CA  92626
-------------------------------------------------------------------------------------------------------------------------------
Toys International                                             3,869         January 2001                         $145,920.00
Century City
10250 Santa Monica Blvd
Los Angeles, CA  90067
-------------------------------------------------------------------------------------------------------------------------------
Tutti Animali                                                  1,220         January 2000                         5% of Sales
Crystal Court
3333 Bear Street
Cost Mesa, CA  92626
-------------------------------------------------------------------------------------------------------------------------------
Toys International                                             3,620          August 2007                          $83,260.08
Galleria at South Bay
1815 Hawthorne Blvd., #366
Redondo Beach, CA  90278
-------------------------------------------------------------------------------------------------------------------------------
Toy  Co.                                                       5,642         January 2003                         $112,840.00
Ontario Mills
One Mills Circle, #302
Ontario, CA  91764
-------------------------------------------------------------------------------------------------------------------------------
Toy Co.                                                        7,103         October 2002                         $163,369.00
Arizona Mills
5000 Arizona Mills Circle, #689
Tempe, AZ  85282
-------------------------------------------------------------------------------------------------------------------------------
Toy Co.                                                        7,002             May 2008                          $175,483.32
Fashion Outlet of Las Vegas
32100-320 Las Vegas Blvd. So.
Primm, NV 89019
-------------------------------------------------------------------------------------------------------------------------------
Toy Co.                                                        9,369           May 2003                           $175,483.32
Grapevine Mills
3000 Grapevine Mills Pkwy, Ste. 312
Grapevine, TX 76051

-------------------------------------------------------------------------------------------------------------------------------
Toys International                                             5,339           December 2008                      $133,475.04
Thousand Oaks
208 W. Hillcrest Drive
Thousand Oaks, CA 91360
===============================================================================================================================

(table continued from previous page)

===============================================================================================================================
                 STORE LOCATION                     SIZE IN SQUARE FEET          LEASE                     BASE RENT
                                                                              EXPIRATION                  ANNUAL COST
-------------------------------------------------------------------------------------------------------------------------------
Toys International                                       10,000                May 2008                           $195,000.00
Great Lakes Crossing
4236 Baldwin Rd., #551
Auburn Hills, MI 48326

-------------------------------------------------------------------------------------------------------------------------------
Toy Co.                                                  12,496                July 2003                          $168,696.00
Gurnee Mills Mall
06170 W. Grand Ave., Sp. #559
Gurnee, IL 60031
-------------------------------------------------------------------------------------------------------------------------------
Toys International                                       9,400                March 2008                          $221,424.00
The Block
20 City Dr. West, Ste. 203
Orange, CA 92868

-------------------------------------------------------------------------------------------------------------------------------
Toys International                                       7,002                 June 2004                          $450,000.00
The Venetian Resort & Casino
3311 Las Vegas Blvd. South, Ste.1212
Las Vegas, NV 89109
-------------------------------------------------------------------------------------------------------------------------------
Toys International                                       5,500                 August 2009                        $115,500.00
Pier 39
The Embarcadero
San Francisco, CA 94133
-------------------------------------------------------------------------------------------------------------------------------
Play Co.                                                 4,594                   July 2008                        $105,662.00
Concord Mills
8111 Concord Mills Blvd.
Concord, NC 28027
-------------------------------------------------------------------------------------------------------------------------------
Toy Co.                                                 10,402                   July 2008                        $228,844.00
Concord Mills
8111 Concord Mills Blvd.
Concord, NC 28027
-------------------------------------------------------------------------------------------------------------------------------
Toy Co.                                                 8,988                    October 2009                     $197,736.00
Katy Mills
5000 Katy Mills Circle, Ste. 514
Katy, TX 77494
-------------------------------------------------------------------------------------------------------------------------------
Play Co.                                                4,476                    October 2009                     $102,948.00
Katy Mills
5000 Katy Mills Circle, Ste. 722
Katy, TX 77494
-------------------------------------------------------------------------------------------------------------------------------
Toys International                                      5,959                    January 2010                     $154,934.00
The Shops at Mission Viejo
30 Shops at Mission Viejo
Mission Viejo, CA 92691
===============================================================================================================================

Legal Proceedings

         In October 1997, in the Superior Court of the State of California, County of San Bernardino, Foothill Marketplace, Ltd., a former lessor, commenced suit against the Company for breach of contract pertaining to premises located in Rialto, California. During the third quarter of fiscal year end 2000, the parties settled the action pursuant to a stipulated agreement whereby the Company remitted an initial cash payment of $35,000 and agreed to remit an aggregate $186,138 over the ensuing 36-month period. In addition, the Company agreed to issue 100,000 shares of Common Stock to Foothill Marketplace, which shares are registered for resale hereby.

         Neither the Company's officers, directors, affiliates, nor owners of record or beneficially of more than five percent of any class of the Company's Common Stock is a party to any material proceeding adverse to the Company or has a material interest in any such proceeding adverse to the Company.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

         The following discussion and analysis should be read in conjunction with the financial statements and notes thereto appearing elsewhere in this Prospectus.

         The following table summarizes certain selected financial data and is qualified in its entirety by the more detailed financial statements contained elsewhere in this document. The selected operating data for the nine month periods ended December 31, 1998 and 1999 and balance sheet data as of December 31, 1999 are derived from the Company's unaudited financial statements. Operating results for the three month period ended December 31, 1999 are not necessarily indicative of the results that may be expected for any other interim period or for the year ending March 31, 2000.

                                                      March 31,                  December 31,
                                               1998              1999                1999
                                               ----              ----                ----

Balance Sheet Data:
Working capital                                $4,452,481        $5,763,509           $18,491,136
Total assets                                   14,139,887        21,081,758            40,448,964
Total current liabilities                       4,581,831         7,558,647            10,198,081
Long term obligations                           7,055,549         8,527,116             1,392,151
Stockholders' equity                            2,502,507         4,995,995            16,258,600
Common stock dividends                                ---               ---                   ---

                                                 Year Ended March 31,          Nine Months Ended December 31,
                                                1998              1999              1998             1999
                                                ----              ----              ----             ----

Operating Data:
Net sales                                      $22,568,527       $34,371,230       $27,171,662     $30,691,508
Gross profit                                     8,878,928        14,780,446        11,505,941      13,320,673
Gross margin                                         39.3%             43.0%             42.3%           43.4%
Total operating expenses                        10,119,430        13,741,011         9,853,192      14,785,816
Net income (loss) before taxes                 (2,054,470)         (575,616)         1,008,143     (2,928,213)
Net income (loss)                              (2,054,470)         (577,766)         1,008,143     (2,928,213)
Net income (loss) applicable to common
shares                                         (3,528,276)       (2,285,491)         (221,609)     (5,112,132)
Income (loss) per common share                      (0.86)            (0.50)            (0.05)          (0.92)
Weighted average shares outstanding              4,098,971         4,590,642         4,291,883       5,541,076

         Statements contained in this report which are not historical facts may be considered forward-looking information with respect to plans, projections, or future performance of the Company as defined under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected.

Results of Operations

         At December 31, 1999, the Company's operations were influenced to a significant degree by United Textiles & Toys Corp. ("United Textiles") and
Breaking Waves, Inc. ("Breaking Waves") which owned 43.9% and 22.9%, respectively, of the then issued and outstanding shares of the Company's Common Stock (then totaling 5,548,857). By virtue of Breaking Waves' status as a wholly owned subsidiary of Shopnet.com, Inc. ("Shopnet"), a Delaware public company, Shopnet may be deemed the beneficial owner of the shares of Common Stock owned by Breaking Waves.

         United Textiles is a Delaware corporation and public company, which was organized in March 1991 and operates solely as a holding company. Breaking Waves is a New York corporation and private company which manufactures swimwear.

         As of April 20, 2000 United Textiles and Breaking Waves own 22.3% and 6.4%, respectively, of the Company's issued and outstanding shares of Common Stock (now totaling 19,677,016 shares given the recent conversions of Series E Preferred Stock ("Series E Stock") into Common Stock). The president of United Textiles is also (a) the president of Multimedia Concepts International, Inc. ("Multimedia"), the parent of United Textiles and (b) the son-in-law of Harold Rashbaum who is the chairman of the board of the Company and the president of both Shopnet and Breaking Waves.

Nine months ended December 31, 1999 compared to nine months ended December 31, 1998

         The Company generated net sales of $30,691,508 in the nine-month period ended December 31, 1999. This represented an increase of $3,519,846, or 13.0%, from net sales of $27,171,662 in the nine-month period ended December 31, 1998. Of this sales growth, $1,063,666 can be attributed to the Company's Internet operations in the United States and Germany; the remainder of the sales growth can be attributed to the Company's new stores as same store sales declined by 22.5% for the period.

         The Company believes that this decline, which followed a period of two years of continuous increases (during fiscal years ended March 31, 1999 and 1998), occurred for several reasons. During the period ended December 31, 1999, the flow of allocated or "hot" selling merchandise was spread over 25% more stores (given recent new store openings). Despite the opening of such new stores, a considerable number of the Company's vendors either failed to increase their lines of credit (thereby requiring that the same number of goods be shared by more stores) or failed to increase them enough to allow the Company to stock its new stores while maintaining adequate inventory for its existing ones. The Company is working to increase its lines of credit with its vendors to more adequately address not only the past growth but its expected future growth as well. In addition to the foregoing, the Company believes that Ty, Inc.'s limited distribution of its popular Beanie Babies(TM) toys is a significant factor in the Company's decrease in same store sales. A final factor in the decline is that the Company withheld a substantial amount of critical inventory from its existing stores in order to distribute same to the six new stores it opened in the September through late October 1999 timeframe.

         The Company posted a gross profit of $13,320,673 in the nine-month period ended December 31, 1999, representing an increase of $1,814,732, or 15.8%, from the gross profit of $11,505,941 in the nine month period ended December 31, 1998. This gross profit increase was due to the increase in sales noted above and in the Company's gross margin. The gross margin of 43.4% for the nine-month period ended December 31, 1999 represented an increase of 1.1% over the Company's gross margin of 42.3% in the nine-month period ended December 31, 1998.

         Operating expenses (excluding litigation settlement expenses and depreciation and amortization expenses) in the nine month period ended December 31, 1999 were $13,742,120. This represented a $4,627,118, or 50.8%, increase over the Company's operating expenses of $9,115,002 in the nine-month period ended December 31, 1998. The primary reasons for the operating expense increase were an increase in payroll and related expenses of $1,431,265, an increase in rent expense of $1,517,642 and operating expenses relating to the Company's new Internet activities of $921,231. The payroll expense increase was due to the hiring of several middle managers and employees at new stores. The growth in rent expense was caused by the additional stores.

         During the nine months ended December 31, 1999, the Company settled its final store closing related litigation. Under this settlement the Company agreed to an upfront cash payment of $35,000, to issue 100,000 shares of its common stock, and to pay an aggregate $186,138 over a 36-month period. The Company has estimated the total net present value of the settlement to be $233,905 and accrued an additional amount of $270,206 in the nine months ended December 1999 to cover the estimated value of the settlement and other litigation related expenses.

         During the nine-month period ended December 31, 1999, the Company recorded non-cash depreciation and amortization expenses of $773,490, a $66,304, or 9.4%, increase from $707,186 in the nine-month period ended December 31, 1998. This increase was largely due to depreciation on the fixed assets purchased for the newly opened stores. Total operating expenses (operating expenses combined with litigation settlement expense and depreciation and amortization) in the December 1999 period were $14,785,816, representing a $4,932,624, or 50.1%, increase from total operating expenses of $9,853,192 in the December 1998 period.

         Since the $1,814,732 increase in gross profit was less than the $4,932,624 increase in total operating expenses, the Company's operating loss increased by $3,117,892 from an operating profit of $1,652,749 during the nine-month period ended December 31, 1998 to an operating loss of $1,465,143 during the nine-month period ended December 31, 1999.

         Interest expense totaled $1,648,089 for the nine-month period ended December 31, 1999. This represented a $1,003,483, or 155.7%, increase over the interest expense of $644,606 in the nine-month period ended December 31, 1998. The primary reason for the increased level of interest expense was the recognition of $650,000 in non-cash effective interest expense, which was allocable to the proceeds of the beneficial conversion feature of the amended Frampton Industries, Ltd. ("Frampton") and Europe American Capital Foundation ("EACF") convertible debentures during the nine-month period ended December 31, 1999. The effective interest expense represents a non-cash item that is effectively offset dollar for dollar in stockholders' equity by an increase in additional paid-in capital.

         The Company also recorded an extraordinary gain of $650,000 as a result of the modification of terms for the Frampton and EACF convertible debentures.

         As a result of the above-mentioned factors, the Company recorded a loss before the minority interest in its consolidated subsidiary of $(3,113,232) compared to a profit of $1,008,143, representing a decrease of $4,121,375. Since there was no minority interest in the 1998 period, profit before minority interest may be a more relevant position on the statements of operations to compare the two periods than the net income (loss) position.

         During the nine months ended December 31, 1999, the Company recorded a minority interest in the profit of consolidated subsidiary of $464,981. This minority interest arose out of various sales of stock of the Company's Toys International.COM, Inc. ("Toys") subsidiary, as described below in Liquidity and Capital Resources. Since Toys posted a profit during the nine months ended December 31, 1999 of $455,387, this minority interest represented a reduction in the Company's profits.

         As a result of the above-mentioned factors, the Company recorded a net loss of $(2,928,213) for the nine-month period ended December 31, 1999. This represented a $3,936,356 decrease from the net profit of $1,008,143 recorded in the nine-month period ended December 31, 1998. For the nine month periods ended December 31, 1999 and 1998, the net loss of $(2,928,213) and net profit of $1,008,143, respectively, were increased by non-cash dividends of $2,183,919 and $1,229,752, respectively, in order to determine the net loss applicable to common shares. The non-cash dividends represent amortization of the discount recorded upon the issuance of Series E Stock with a beneficial conversion feature. No dividends in the form of securities or other assets were actually paid out.

         The basic and diluted net loss per common share for the December 1999 nine-month period was $(0.92) compared to a basic and diluted net loss per common share in the December 1998 nine-month period of $(0.05).

For the year ended March 31, 1999 as compared to the year ended March 31, 1998

         The Company generated net sales of $34,371,230 in the year ended March 31, 1999 (also referred to as fiscal year 1999). This represented an increase of $11,802,703, or 52.3%, over net sales of $22,568,527 in the year ended March 31, 1998 (also referred to as fiscal year 1998). Approximately $7.6 million of this sales growth came from new stores, and the remaining $4 million came from a 21.3% increase in same store sales. Sales from the Company's wholesale operations were insignificant in both fiscal years.

         The Company ended fiscal year 1999 with 25 retail locations in six states, compared to 19 retail locations in two states at the end of fiscal year 1998. During fiscal year 1999, the Company opened six new stores.

         The Company posted a gross profit of $14,780,446 in the year ended March 31, 1999. This represented an increase of $5,901,518, or 66.5%, over the gross profit of $8,878,928 in the year ended March 31, 1998. The gross profit increase was due to the above noted growth in net sales and to an improvement in the Company's gross margin from 39.3% in fiscal year 1998 to 43% in fiscal year 1999. This 3.7% gross margin improvement was the result of a change in the Company's merchandising mix to augment its historical product base of lower margin traditional toys with educational and specialty toys which generally produce better margins than traditional toys. This change in merchandising mix has been the centerpiece of the Company's business plan for fiscal years 1997, 1998, and 1999.

         Operating expenses (total operating expenses less litigation related expenses and depreciation and amortization) in the year ended March 31, 1999 were $12,727,010. This represented a $3,862,403, or 43.6%, increase over the Company's operating expenses of $8,864,607 in the year ended March 31, 1998. The primary reasons for the operating expense increase were a growth in rent expense of approximately $673,000 and in payroll and related expenses of $1,770,000. The increases in rent and salary expenses were largely due to the opening of the six new stores in fiscal year 1999. As a percentage of sales, operating expenses decreased by 2.3% to 37% of net sales for fiscal year 1999 from 39.3% in fiscal year 1998.

         The Company incurred $27,659 of litigation related expenses in fiscal year 1999 compared to $583,541 of litigation related expenses in fiscal year 1998. The expenses in fiscal year 1998 were associated with the closure of five store locations and related subsequent litigation. This expense includes settlement amounts relating to four of the five closed locations and the related legal fees and costs. The $27,659 of litigation related expenses in fiscal year 1999 are largely related to the fifth closed location.

         Depreciation and amortization expense in the year ended March 31, 1999 was $986,342. This represented a $315,060, or 46.9%, increase over the Company's depreciation and amortization expense of $671,282 in the year ended March 31, 1998. Depreciation and amortization are non-cash charges. The primary reason for the depreciation and amortization expense increase was the depreciation related to the fixed assets purchased for the six new stores opened during fiscal year 1999.

         Total operating expenses (the sum of operating expenses, litigation related expenses, and depreciation and amortization expense) in the year ended March 31, 1999 were $13,741,011. This represented a $3,621,581, or 35.8%, increase over the Company's total operating expenses of $10,119,430 in the year ended March 31, 1998. The reasons for this increase are noted in the three preceding paragraphs.

         The Company recorded operating income of $1,039,435 in fiscal year 1999 compared to an operating loss of $(1,240,502) in fiscal year 1998. This represented an improvement of $2,279,937. This improvement was a result of the $5,901,518 increase in gross profit being partially offset by the $3,621,581 increase in total operating expenses.

         Total interest expense amounted to $1,615,051 in the year ended March 31, 1999. This represented a $801,083, or 98.4%, increase over the Company's interest expense of $813,968 in fiscal year 1998. The primary reasons for the increased level of interest expense were a higher level of borrowings in fiscal year 1999 than in fiscal year 1998, and $650,000 of effective interest expense for the beneficial conversion feature of the convertible debentures issued by the Company. The effective interest expense represents a non-cash item that is effectively offset dollar for dollar in stockholders' equity by an increase in additional paid-in capital.

         The Company issued two similar convertible debentures that contained an embedded privilege to convert the outstanding debt into Series E Stock. This is a beneficial feature, the intrinsic value of which is accounted for separately and based on the underlying value of the stock. On the date of the funding of the convertible debentures, in February 1999, the Company recorded a discount for $650,000, the amount of the proceeds, and immediately recognized the amortization of this discount as non-cash effective interest for the beneficial conversion feature, since the debenture allowed for immediate conversion.

         In May 1999, the Company and two of its creditors, EACF and Frampton, agreed to modify certain terms of their convertible debentures. The debentures originally contained a 50% discount factor to the market price of the Series E Stock. The amended debenture was changed to eliminate the discount based on the market price on the date of the original agreement. This changed the conversion price from $.10 per share to $.20 per share; i.e., for every $100,000 converted, the holder would receive only 500,000 shares, as a result of the modification in terms. This modification resulted in an extraordinary gain of $650,000 in the quarter ended June 30, 1999 as an extinguishment of debt. However, as the debt modification is treated as a new agreement for accounting purposes and due to the significant increase in Series E stock market price at the modification date, the $650,000 proceeds have again been allocated to the beneficial conversion feature, and therefore recognized as non-cash effective interest expense in the quarter ended June 30,1999.

         In fiscal year 1999, the Company recorded income tax expense of $2,150, representing various state income taxes. The Company's net operating loss carryforward sheltered the Company from federal income taxes in fiscal year 1999.

         In fiscal year 1998, the Company recorded net income tax provisions consisting only of the current portion of the minimum income taxes required by various jurisdictions including the States of California and Delaware; such amounts were immaterial and are included in operating expenses. Changes in deferred taxes were offset dollar for dollar by adjustments to the Company's valuation allowance which has reduced its net deferred tax assets to zero as of March 31, 1999 and 1998 and resulted in a net zero dollar provision for deferred income taxes for each of the years ended March 31, 1999 and 1998.

         As a result of the above-mentioned factors, the Company recorded a net loss of $(577,766) for the fiscal year ended 1999 compared to a net loss of $(2,054,470) for the fiscal year ended March 31, 1998. Excluding the $650,000 non-cash effective interest expense from the beneficial conversion feature of the debt instruments, the Company would have reported a net income of $72,234 for the year ended March 31, 1999.

         In fiscal year 1999, the net loss of $(577,766) was increased by non-cash dividends of $1,707,725 in order to determine the net income applicable to common shares. The non-cash dividends represent amortization of the discount recorded upon issuance of Series E Stock with a beneficial conversion feature. No dividends in the form of securities or other assets were actually paid out. A non-cash dividend of $1,473,806 was recorded for fiscal year 1998. As a result, the net loss applicable to common shares was $(2,285,491), or $(.50) per share, for the year ended March 31, 1999 and $(3,528,276), or $(.86) per share, for the year ended March 31, 1998.

Liquidity and Capital Resources

         At December 31, 1999, the Company had working capital of $18,491,196 compared to working capital of $5,763,509 at March 31, 1999. The primary factor in the $12,727,687 increase in working capital was the completion of an initial public offering of a minority interest in the Company's Toys subsidiary on the Frankfurt Stock Exchange on November 19, 1999.

         The Company has historically financed operations and working capital requirements through financing agreements and sales of the Company's equity securities, primarily through the sale of the Company's Series E Stock. There can be no assurance that the Company will be able to generate sufficient revenues or have sufficient controls over expenses and other charges to achieve profitability.

         During the nine month period ended December 31, 1999, the Company used $4,411,483 of cash in its operations compared to $852,162 used in operations in the nine-month period ended December 31, 1998. The primary reason for the significant difference between the amount of cash used in operations in the two periods was the net loss of $(2,928,213) in the 1999 period compared to the net income of $1,008,143 in the 1998 period.

         The Company used $2,581,206 of cash in its investing activities during the nine-month period ended December 31, 1999 compared to $1,497,673 in the nine-month period ended December 31, 1998. In both periods, the primary investing activity was the purchase of equipment and fixtures for new stores. Additionally, in 1999, the Company loaned $650,000 to affiliated entities.

         The Company generated $19,161,917 from its financing activities in the nine-month period ended December 31, 1999 compared to the generation of $2,920,838 from financing activities in the nine-month period ended December 31, 1998. The primary contributors to the Company's financing activities were borrowings on the Company's line of credit and proceeds from the sale of the Company's Series F Preferred Stock ("Series F Stock") and the sale of common stock of the Toys subsidiary, as discussed herein. Those proceeds were used to finance the Company's working capital requirements, capital expenditures and operating losses during the nine-month period ended December 31, 1999.

         As a result of the above factors, the Company had a net increase in cash of $12,169,228 in the nine-month period ended December 31, 1999 compared to a net increase in cash of $571,003 in the nine month period ended December 31, 1998.

         For the year ended March 31, 1999, the Company used $1,231,117 of cash in its operations compared to $2,288,736 used in operations in the year ended March 31, 1998. The primary reason for the $1,057,619 reduction in the use of cash in operations was the Company's net loss of $577,766 compared to the prior year's loss of $2,054,470. Beyond the $1,476,704 decrease in net loss, the Company recorded an incremental amount of $312,177 of non-cash depreciation and amortization, amortization of debt issuance costs, and $650,000 in non-cash effective interest expense that are added back to the Company's operating cash flow.

         The Company used cash in its operating activities in fiscal year 1999 because of a $1,162,268 growth in the Company's net investment in inventories (increase in inventories less increase in accounts payable). The Company has invested in its inventory position to supply its growing number of stores and its increased level of sales.

         The Company used $2,799,819 of cash in its investing activities during fiscal year 1999 compared to $3,273,273 in fiscal year 1998. All but $100,000 of the cash used in investing activities represented purchases of property and equipment. These purchases primarily related to the six new stores the Company opened in fiscal year 1999. The $2,799,819 represents capital expenditures net of landlord tenant improvement contributions and of capital lease financing.

         In fiscal year 1998, $2,250,000 of the investing activities related to the purchase of restricted certificates of deposit. Of that amount, $2,000,000 was used to collateralize a letter of credit ("L/C") in the same amount in favor of FINOVA Capital Corp. ("FINOVA" - see below), the Company's working capital lender. The other $250,000 is collateral for a facility for letters of credit. The remaining $1,023,273 of investing activities related to purchases of property and equipment, largely at four new stores that the Company opened.

         The Company generated $3,507,917 from its financing activities in the year ended March 31, 1999 compared to the generation of $6,033,273 from financing activities in the year ended March 31, 1998. The largest contribution to the Company's financing activities in the 1999 fiscal year was from net borrowings under the Company's financing agreement. The largest contributions to the Company's financing activities in the 1998 fiscal year were the receipt of $3,390,450 of net proceeds from the sale of preferred stock through a combination of public and private offerings and $1,750,000 in proceeds from notes payable.

         As a result of the above factors, the Company had a net decrease in cash of $523,019 in fiscal year 1999 compared to a net increase in cash of $471,264 in fiscal year 1998.

         During the nine-month period ended December 31, 1999, the Company opened seven new stores. In June 1999, the Company opened a store in the Venetian Hotel in Las Vegas, Nevada. In September 1999, the Company opened three stores located at Pier 39 in San Francisco, California and two stores near Concord, North Carolina. In October 1999, the Company opened three additional stores located near Houston, Texas (two stores) and in Mission Viejo, California. These stores are located in high traffic shopping malls or tourist locations. These seven stores represented an aggregate capital investment of approximately $2.55 million, net of landlord contributions. The Company postponed the construction of its planned new store in Schaumburg, Illinois until the spring of 2000. The Company then had 32 stores located in seven states.

         During fiscal 1999, the Company opened six new stores in high traffic shopping malls for a total cost (excluding inventory) of approximately $3.4 million. The stores are located in Primm (near Las Vegas), Nevada; Gurnee (near Chicago), Illinois; Auburn Hills (near Detroit), Michigan; Grapevine (near Dallas), Texas; Thousand Oaks and Orange (both near Los Angeles), California.

         The Company had planned to finance the above store opening costs through a combination of capital lease financing, use of the Company's working capital, and the sale of additional equity. The Company has obtained approximately $806,000 in capital lease financing during the nine months ended December 31, 1999 and approximating $850,000 in lease financing during fiscal 1999.

         In May 1999, pursuant to ss.506 of Regulation D, the Company sold 750,000 shares of Series F Stock, at a purchase price of $1.00 per share, through Robb Peck McCooey Clearing Corporation as placement agent. The Company received $657,500 in net proceeds from the sale. Each share of Series F Stock is convertible, at the holder's option, into two full paid and non-assessable shares of Common Stock, at any time commencing on the date the registration statement registering the Common Stock underlying same is declared effective by the Securities and Exchange Commission. Each share of Series F Stock shall convert automatically on the occurrence of the earlier of either of the following events, without action on the part of the holder thereof: (i) two years from issuance or (ii) in the event the closing price per share of Common Stock has been at lease $5.00 for a consecutive 30-day period.

         Due to the beneficial conversion feature of the Series F Stock, the proceeds have initially been recorded as additional paid-in capital, which is being amortized over a 7-month period in the form of a non-cash dividend. Management has used a 7-month period to correspond to the estimated time necessary to have a registration statement declared effective by the Securities and Exchange Commission. Although more than seven months have passed since the registration statement was filed, same has not yet been declared effective.

         In connection with the private placement of the Series F Stock, the Company granted options to the placement agent to purchase 350,000 shares of Common Stock at an exercise price of $3.00 per share for a period of four years from the date of closing of the private placement. The Company has valued these options at approximately $507,000 using the Black-Scholes option valuation model. As the options were granted in connection with the private placement, the compensation effect of these was effectively offset against the proceeds into additional paid-in capital with no net effect on the Company's stockholders' equity or result of operations. The placement agent also received a 10% commission, or $75,000, and a 1% allowance, or $7,500, to cover administrative expenses. The private placement closed on May 27, 1999.

         On July 15, 1999, Tudor Technologies, Inc. ("Tudor") - an entity of which Mr. Moses Mika (a director of the Company) is a shareholder - elected to exercise its right to purchase a 25% ownership interest in the Company's Toys subsidiary. Tudor was the assignee of an option to acquire 25% of the outstanding shares of the common stock of Toys at book value. The book value of Toys as of June 30, 1999 was determined to be $2,894,711. In October 1999, Tudor paid the Company $723,678 (25% of the book value as of June 30, 1999).

         This option arose out of the June 30, 1998 conversion, by ABC Fund, Inc. ("ABC," an affiliate of the Company), of a $1.5 million debenture into Series E Stock as of June 30, 1998. Pursuant to the terms of the debenture, in September 1998, ABC assigned its right to purchase the Toys common stock to Tudor.

         On July 20, 1999, the Company's subsidiary, Toys, sold a 6.6% interest in Toys to two investors for $2.8 million in gross proceeds in a private transaction. The investors were an unaffiliated investment-banking firm, Concord Effekten AG ("Concord") of Frankfurt, Germany and CDMI Capital Corp. ("CDMI"), a British Virgin Islands corporation. Mr. Mika is a shareholder of CDMI. Each party invested $1.4 million in the transaction.

         In early October 1999, the Company loaned $50,000 to Shopnet and $200,000 to Breaking Waves, Inc., both of which entities are affiliated with the Company. The loans bore interest at 9% and were repaid in March 2000.

         On October 25, 1999, Tudor lent the Company $127,922 under a Demand Promissory Note ("Demand Note") bearing an interest rate of eight percent per annum. The Demand Note was a bridge loan designed to be paid off after the completion of the then contemplated initial public offering of Toys and has been paid in full.

         On November 19, 1999, Toys completed an initial public offering (the "Offering") on the SMAX segment of the Frankfurt Stock Exchange in Germany. The Offering was underwritten by Concord of Frankfurt, Germany. Toys sold 2 million shares, or a 16.7% interest, in the Offering for net proceeds of approximately $23.3 million. The Offering was priced at 13 Euros per share, or approximately US $13.52 per share. The Company retained majority ownership of Toys with a 58.4% equity interest in the subsidiary and, as a result, will continue to consolidate Toys' operations in its financial statements. No gain or loss was recorded on the sales of Toys' shares in the public offering or in earlier private placements per Staff Accounting Bulletin No. 84.

         As a result of the transactions involving Toys stock, the Company has recorded a minority interest in its consolidated financial statements to reflect the ownership of the minority owners. This represents the minority shareholders' basis in Toys, along with their respective portion of the net profits recorded for Toys through December 31, 1999.

         On November 29, 1999, the Company loaned Shopnet $400,000 under a Demand Promissory Note ("Demand Note") bearing an interest rate of nine percent per annum. The Demand Note required a principal repayment of $100,000 plus accrued interest on January 30, 2000 and requires that the balance be paid on April 30, 2000. The Company expects that Shopnet will repay the Demand Note within a few days of the agreed upon deadline.

         In December 1999, Frampton, a holder of one of the Company's convertible subordinated debentures issued during fiscal 1999, assigned its debenture to the other holder, EACF. In March 2000, EACF informed the Company of its plan to convert the aggregate $650,000 of subordinated debt plus accrued interest into the Company's Series E Stock, effective February 29, 2000. Accordingly, in March 2000, the Company issued 3,423,300 shares of Series E Stock to EACF.

         At December 31, 1999, the Company has a line of credit facility with FINOVA Capital Corporation, as amended. On December 31, 1999, $54,170 was outstanding under this borrowing arrangement representing interest for the month of December 1999, as the principal balance had been reduced to zero. The line of credit reached a peak facility level of $11.3 million. In December 1999, FINOVA released its interest as a beneficiary in a standby line of credit in the amount of $2 million, and reduced the facility to $9.3 million. On March 13, 2000, the Company and FINOVA agreed that FINOVA would release its interest as beneficiary in $1.7 million of standby letters of credit. These standby letters of credit were originally provided by Multimedia for $1 million, and by ZD for $700,000. Further, the total amount available under the facility was reduced to $5 million. Beginning April 30, 2000, the facility shall be further reduced by $1 million at each month-end, until reduced to zero in August 2000.

         During fiscal year 1999, the Company breached three negative covenants in the FINOVA Agreement by exceeding maximum levels of capital expenditures and unsecured and lease financing. FINOVA subsequently waived those defaults.

         The following transactions entered into during the second half of fiscal year 1999 were equity and debt transactions structured to help the Company with the cost of the capital expenditures associated with opening the six new stores:

         On November 24, 1998, Breaking Waves, Inc. ("Breaking Waves"), a wholly-owned subsidiary of Shopnet (formerly known as Hollywood Productions, Inc.), an affiliate, purchased 1.4 million unregistered shares of the Company's Common Stock in a private transaction. The president of Shopnet and Breaking Waves is also the chairman of the Company. Shopnet is a publicly traded company. The shares purchased by Breaking Waves represented approximately 25.4% of the total Common Stock then issued and outstanding after the transaction.

         The consideration for the Common Stock was $665,000, which represented a price of $0.475 per share. The price represented an approximate 33% discount from the then current market price of $.718 reflecting a discount for the illiquidity of the shares, which do not carry any registration rights. $300,000 of the consideration was in cash and the remaining $365,000 was in product from Breaking Waves, primarily girl's swimsuits. The $365,000 value of the swimsuit inventory was determined by the Company based on its analysis of the net realizable value of the inventory received. The Company had previously carried swimsuits from Breaking Waves in its stores on a trial basis.

         In November 1998, the Company entered into agreements with ZD Group, L.L.C. ("ZD"), a related party, Frampton, and EACF to secure additional financing. ZD is a New York trust, the beneficiary of which is a relative of the Company's chairman. Frampton is a British Virgin Islands company.

         Pursuant to the ZD agreement, ZD issued a $700,000 irrevocable standby L/C in favor of FINOVA. FINOVA then lent a matching $700,000 to the Company in the form of a term loan. The term loan expires on August 3, 2000 and bears interest at prime plus one percent. As consideration for its issuance of the L/C, ZD will receive a one-third profit percentage after application of corporate overhead beginning April 1, 1999 from three of the Company's stores (Woodfield Mall in Schaumburg, Illinois scheduled to open in late summer 1999; Auburn Hills, Michigan; and Gurnee, Illinois).

         Pursuant to the Frampton and EACF agreements, Frampton lent the Company $500,000 and EACF, an affiliate, lent $150,000, each in the form of a convertible, subordinated debenture due December 31, 1999. The debentures each bore a 5% interest rate and were convertible into the Company's Series E Stock at the lenders' respective options. The conversion price initially was $0.10 per share. That price was discounted 50% from the then current market price (November 10, 1998) reflecting a discount for the illiquidity of the shares, which do not carry any registration rights. The Company recorded a $650,000 non-cash effective interest expense to recognize the beneficial conversion feature of this debenture. The effective interest expense represents a non-cash item that is effectively offset dollar for dollar in stockholders' equity by an increase in additional paid-in capital. In May 1999, Frampton and EACF agreed to amend the conversion price to $0.20 per share, which equaled the full market price on the date of the original business transaction. The Company had previously recognized in the fiscal year ending March 31, 1999 a $650,000 effective interest expense for the beneficial conversion. Upon this amendment, the Company applied the provision of EITF 96-19 to recognize this modification of debt terms as an extinguishment of debt. This resulted in an extraordinary gain of $650,000, which was recognized in the first quarter ending June 30, 1999. Additionally, due to the change in the Series E Stock price at the modification date, the proceeds would be allocable to the beneficial conversion feature, and therefore recognized as interest expense.

         In March 1999, the Company borrowed an aggregate of $400,000 from Full Moon Development, Inc., a corporation not affiliated with the Company, pursuant to two promissory notes, each in the amount of $200,000. The Company has repaid both notes.

         In the fourth quarter of the year ended March 31, 1999, the Company borrowed $100,000 from Shopnet under an unsecured note, with interest at 9%. This note has been repaid in full. In each of April and May 1999, the Company borrowed an additional $100,000 under unsecured notes, with interest at 9%, both of which notes have been repaid in full.

Year 2000

         The Company believes that its computer systems completed the transition to the year 2000 without any discernible issues. The Company is not aware of any year 2000 related computer problems which any of its key vendors may have encountered.

Trends Affecting Liquidity, Capital Resources and Operations

         The Company believes that its same store sales showed a decline after a period of two years of continuous increases (during fiscal years ended March 31, 1999 and 1998) for several reasons. During the period ended December 31, 1999, the flow of allocated or "hot" selling merchandise was spread over 25% more stores (given recent new store openings). Despite the opening of such new stores, a considerable number of the Company's vendors either failed to increase their lines of credit (thereby requiring that the same number of goods be shared by more stores) or failed to increase them enough to allow the Company to stock its new stores while maintaining adequate inventory for its existing ones. The Company is working to increase its lines of credit with its vendors to more adequately address not only the past growth but its expected future growth as well. In addition to the foregoing, the Company believes that Ty, Inc.'s limited distribution of its popular Beanie Babies(TM) toys is a significant factor in the Company's decrease in same store sales. A final factor in the decline is that the Company withheld a substantial amount of critical inventory from its existing stores in order to distribute same to the six new stores it opened in the September through late October 1999 timeframe. As noted above, the Company has recently significantly strengthened its balance sheet by raising approximately $25 million in additional equity (through its subsidiary's initial public offering) which should result in expanded lines of credit with its trade vendors.

         The Company believes that its growth and the availability of "hot" or allocated merchandise within certain sectors of its core business - such as action figures, video games, and collector plush - could have an impact on continuing store sales in the future. The Company is working diligently to address this issue.

         The Company's future financial performance will depend upon continued demand for toys and the Company's ability to choose locations for new stores, the Company's ability to purchase product at favorable prices and on favorable terms, and the effects of increased competition and changes in consumer preferences.

         The toy and hobby retail industry faces a number of potentially adverse business conditions including price and gross margin pressures and market consolidation. The Company competes with a variety of mass merchandisers, superstores, and other toy retailers, including Toys R Us and Kay Bee Toy Stores. Competitors that emphasize specialty and educational toys include Disney Stores, Warner Bros. Stores, Learning Smith, Lake Shore, Zainy Brainy, and Noodle Kidoodle. The Company also competes both through its electronic commerce operations and through its stores against Internet oriented toy retailers such as eToys, Inc. There can be no assurance that the Company's business strategy will enable it to compete effectively in the toy industry.

Seasonality

     The Company's operations are highly seasonal with approximately 30-40% of its net sales falling within the Company's third quarter, which coincides with the Christmas selling season. Impact of Inflation

         The impact of inflation on the Company's results of operations has not been significant. The Company attempts to pass on increased costs by increasing product prices over time.

Net Operating Loss Carryforwards

         At March 31, 1999, the Company has net operating loss ("NOL") carryforwards of approximately $9,400,000 for federal purposes and approximately $5,000,000 for state purposes. The federal NOL's are available to offset future taxable income and expire at various dates through March 31, 2013 while the state NOL's are available and expire at various dates through March 31, 2003.

         A portion of the NOL's described above is subject to provisions of the Internal Revenue Code ss.382 which limits use of NOL carryforwards when changes of ownership of more than 50% occur during a three year testing period. During the years ended March 31, 1994 and 1995, the Company's ownership changed by more than 50% as a result of the May 1993 purchase of a majority interest in the Company by American Toys, Inc. and the Company's November 1994 completion of an initial public offering of its Common Stock. Further changes in common and preferred stock ownership during each of the years ended March 31, 1997 through 1999 have also potentially limited the use of NOL's. The effect of such limitations has yet to be determined. NOL's could be further limited upon the exercise of outstanding stock options and stock purchase warrants or as result of the May 1999 private offering of Series F Stock.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Shopnet.com, Inc.

         On November 29, 1999, the Company loaned Shopnet $400,000 under a Demand Promissory Note bearing an interest rate of nine percent per annum. The Demand Note required a principal repayment of $100,000 plus accrued interest on January 30, 2000 and requires that the balance be paid on April 30, 2000. The January 30, 2000 payment was remitted as agreed, and the Company expects that Shopnet shall remit the remaining payment within a few days of the agreed upon deadline.

         In October 1999, the Company loaned $200,000 to Shopnet. The loan bore interest at 9% and was repaid in March 2000.

         In January 1999, the Company borrowed $100,000 from Shopnet under an unsecured note, with interest at 9%. In each of April and May 1999, the Company borrowed an additional $100,000 under unsecured notes, with interest at 9% and maturity on August 31, 1999 and September 30, 1999, respectively. These notes were repaid.

Breaking Waves, Inc.

         In October 1999, the Company loaned $50,000 to Breaking Waves, an affiliate. The loan bore interest at 9% and was repaid in March 2000.

         On November 24, 1998, pursuant to a sales agreement entered into by and between the Company and Breaking Waves, Breaking Waves purchased 1.4 million unregistered shares of the Company's Common Stock in a private transaction. The shares purchased by Breaking Waves represent approximately 25.2% of the total Common Stock currently issued and outstanding. The consideration for the stock was $665,000, which represents a price of $0.475 per share. The price represents an approximate 33% discount from the then current market price of $0.718 reflecting a discount for the illiquidity of the shares, which do not carry any registration rights. $300,000 of the consideration was remitted in cash, and the remaining $365,000 consisted of product from Breaking Waves (primarily girl's swimsuits). The $365,000 value of the swimsuit inventory was determined by the Company based on its analysis of the net realizable value of the inventory received. The Company had previously carried swimsuits from Breaking Waves in its stores on a trial basis.

         Pursuant to the sales agreement (which has a term of one year and automatically extends for one year terms unless terminated by either of the parties), the Company agreed to purchase a minimum of 250 pieces of merchandise for each of its retail locations and to provide advertising promotional materials and ads of the merchandise in all of its brochures, advertisements, catalogs, and all other promotional materials, merchandising programs, and sales promotion methods.

         On July 15, 1998, the Company borrowed $300,000 from Breaking Waves and issued an unsecured promissory note (at 9% interest per annum) to same in exchange therefor. The note called for five monthly installments of principal and interest commencing August 15, 1998 and ending December 30, 1998 and has been repaid in full.

         On March 1, 1998, the Company borrowed $250,000 from Breaking Waves and issued an unsecured promissory note (at 15% interest per annum) to same in exchange therefor. The note called for ten monthly installments of principal and interest commencing on March 31, 1998 and ending on December 31, 1998 and has been repaid in full.

ZD Group, L.L.C.

         In November 1998, pursuant to an agreement with ZD - a related New York limited liability company, the beneficiary of which is a relative of the Company's chairman - ZD issued a $700,000 irrevocable standby L/C in favor of FINOVA. As consideration for its issuance of the L/C, ZD is entitled (i) to a one-third profit percentage after application of corporate overhead beginning April 1, 1999 from three of the Company's stores (Woodfield Mall in Schaumburg, Illinois, now scheduled to open in the late fall of 1999; Auburn Hills, Michigan; and Gurnee, Illinois) and (ii) to nominate and appoint one-third of the Company's directors during the aforesaid store lease terms (but in no event later than fiscal year end 2013). Such stores did not generate a profit after application of corporate overhead in the nine-month period ended December 31, 1999, thus, no payments have accrued or been made to ZD to date. FINOVA then lent a matching $700,000 to the Company in the form of a term loan, pursuant to a fourth amendment to the FINOVA Agreement entered into on February 11, 1999. The beneficiary interest in the $700,000 standby letter of credit was released by FINOVA in March 2000. See "Risk Factor No. 9. - Dependence on FINOVA Credit Line (Secured by all of the Company's Assets)" and "Business of the Company - Financing through FINOVA Capital Corporation."

Frampton Industries, Ltd. And Europe American Capital Foundation

         In January 1999, the Company and Frampton, then an affiliated British Virgin Islands company under the common control of EACF, an entity which beneficially controls the Company, executed a letter agreement pursuant to which Frampton agreed to act as the exclusive placement agent and financial advisor for the Company in connection with a contemplated proposed offering of convertible debentures. The agreement, which provided that Frampton shall be provided an investment banking fee of 8% of the face amount of each debenture funded, initially bore a six month term and was extended on mutual agreement until March 31, 2000 whereupon it terminated.

         In November 1998, the Company entered into agreements with each of (i) Frampton and (ii) EACF to secure additional financing. Pursuant to the agreements, Frampton loaned $500,000 to the Company and EACF loaned $150,000 to the Company, each loan in the form of a convertible, subordinated debenture due December 31, 1999. The debentures bore a 5% interest rate and initially were convertible into Series E Stock at a price of $0.10 per share at Frampton's and EACF's respective options. This price represents a 50% discount from the then current (November 10, 1998) market price reflecting a discount for the illiquidity of the shares, which do not carry any registration rights. In May 1999, Frampton and EACF each agreed to amend such conversion price to $0.20 per share, which represents the full market price on the date of the original transaction. In December 1999, Frampton assigned its debenture to EACF, and on March 3, 2000, EACF advised the Company of its intention to convert the debenture effective February 29, 2000. Accordingly, in March 2000, in accordance with the terms of the debenture, the Company issued 3,423,300 shares of Series E Stock to EACF.

United Textiles & Toys Corp.

         The  Company's  former  majority  stockholder,   United  Textiles,  has
guaranteed the Company's loan from FINOVA.

         On July 27, 1998, the Company sold 100,000 shares of Series E Stock to United Textiles, the Company's parent, for $100,000. In determining the purchase price paid by United Textiles, the trading price of the Company's Series E Stock
- along with the applicable discounts for illiquidity, lack of marketability, and lack of registration rights - were considered. The trading price of approximately $2.00 per share was discounted by 50% for the above reasons.

ABC Fund, Ltd.

         In June 1998, ABC, a Belize corporation and an affiliate of the Company under common control, the holder of a 5% convertible secured subordinated Debenture - dated January 21, 1998 and due August 15, 2000 - offered to amend the terms of the Debenture to enable the conversion of the principal amount and accrued interest thereon, into shares of Series E Stock, at a conversion price of $1.00 per share. Management agreed to convert the Debenture since the conversion of the debt into equity would result in a strengthened equity position which management believed would provide confidence to the Company's working capital lender, FINOVA, and trade creditors. Further, converting the debt to equity eliminated on-going interest expense requirements as well as the cash flow required to repay the Debenture. Simultaneously with its offer to amend the Debenture, ABC elected to convert same as of June 30, 1998, whereby, $1.5 million in principal amount and $33,333 in accrued interest were converted into 1,533,333 shares of Series E Stock. ABC did not receive any registration rights regarding the shares. Simultaneously, ABC terminated the Subordinated Security Agreement between the parties and the Intercreditor and Subordination Agreement, dated January 21, 1998, by and between ABC and FINOVA.

         The Debenture provided for the conversion of same, at ABC's option, into shares of common stock of either (i) a subsidiary which the Company intended to form for the purpose of acquiring those stores operated by the Company (or its subsidiaries) which conduct business as "Toys International," or
(ii) any other subsidiary (such as Toys) which might acquire a portion of the assets and business of the Company. This option to convert was exercisable at the net book value of the subsidiary's shares on the date ABC exercised the option with a limitation on such share ownership being 25% of the total outstanding shares of said subsidiary. In September 1998, in accordance with the terms of the Debenture, ABC assigned its option to Tudor, an entity of which Mr. Moses Mika (a director of the Company) is a shareholder.

Tudor Technologies, Inc.

         On July 15, 1999, Tudor elected to exercise its right to purchase the Toys common stock, assigned from ABC, and requested that the exercise price be amended to reflect the book value of Toys at the most recent fiscal quarter, June 30, 1999. The Company agreed to Tudor's request and, on September 15, 1999, provided Tudor with a compilation of the Toys June 30, 1999 financial statements as the formal basis for the exercise price. In October 1999, Tudor received 2,335,000 shares of Toys' common stock, representing 25% of the outstanding shares of the Toys subsidiary, in exchange for $723,678.

         On October 25, 1999, Tudor lent the Company $127,922 under a Demand Promissory Note. The Demand Note carried an interest rate of eight percent per annum and was utilized as a bridge loan, which was paid off after the completion of Toys' initial public offering.

CDMI Capital Corporation

         On July 20, 1999, the Company and Toys entered into an investment agreement whereby Concord (an unaffiliated investment bank) and CDMI (a British Virgin islands corporation of which Moses Mika, a director of the Company, is a shareholder) each purchased 330,000 shares (or 3.3%) of Toys common stock for an aggregate of $2.8 million as a bridge financing to the Toys German public offering.

Officers and Directors

         The Company leases 40,000 square feet of combined office and warehouse space (approximately 3,000 square feet is office space, and the remaining 37,000 square feet is warehouse space), at an approximate annual cost of $247,000, from a partnership of which one of the partners is Richard Brady, the president and a director of the Company.

         During fiscal 2000, the Company remitted an aggregate of $48,000 to Mr. Rashbaum in consideration of the consulting services he provided therefor. During fiscal year 1999, the Company remitted $33,000 to Mr. Rashbaum for his services. Mr. Rashbaum devotes a significant portion of his time to the Company. Among other things, he reviews potential store sites, assists in strategic planning, reviews all cash outflows, and otherwise works closely with management in further developing and implementing the Company's ongoing business strategy.

         In March 1998, each of Messrs. Brady and Rashbaum was issued 25,000 shares of Series E Stock as bonuses in recognition of their efforts to further the Company's turnaround toward profitability. Both sold their shares in the fourth quarter of fiscal year end 2000.

         Pursuant to the Company's SOP, in July 1997, the Company granted to James Frakes (chief financial officer and secretary), pursuant to his hire, an option to purchase 30,000 shares of Common Stock at an exercise price of $3.25 per share, vesting at the rate of 10,000 shares per annum in July 1998, 1999, and 2000. On June 17, 1998, the board elected to adjust the exercise price of the option to $1.15, representing 110% of the closing price of the Common Stock on said date. No portion of the option has been exercised.

         See   "Management"   for  a  detailed   description  of  the  Company's
compensation of its officers and directors.

Multimedia Concepts International, Inc.

         In January 1998, in accordance with certain financing provided by FINOVA, the Company received $3.0 million in standby L/Cs. Of same, $2 million was established by the Company and was secured by a $2 million certificate of deposit, which was acquired with $1.5 million in proceeds from a subordinated debt arrangement and $500,000 from the proceeds of the Company's December 1997 public offering of Series E Stock. The remaining $1 million was provided by Multimedia, an affiliate of the Company by virtue of its 78.5% ownership of United Textiles. The letter of credit was terminated in March 2000. See "Business of the Company - Financing Through FINOVA Capital Corporation."

Europe American Capital Corporation

         From April 1996 to June 1997, EACC, an entity of which Ilan Arbel and/or his relatives is/are officer(s) and/or director(s), exercised its options and purchased an aggregate of 3,562,070 shares of the Series E Stock for $3,562,070. An aggregate of 361,500 shares were converted to Common Stock which, inclusive of the 250,000 shares of Series E Stock issued in June 1997, constituted an aggregate of 3,450,570 shares of Series E Stock outstanding prior to the Series E Stock public offering in December 1997. The proceeds of the funds received from this investment enabled the Company (i) to acquire the assets of Toys (a three store chain) in January 1997, (ii) to finance the openings of the Santa Clarita, Arizona Mills, Redondo Beach, Ontario Mills, and Clairemont Mesa stores, (iii) to redesign four store locations, and (iv) to support the Company's operations during the Company's business turnaround.

Toys International Inc. Consulting Agreement

         In January 1997, the Company entered into a consulting agreement with Gayle Hoepner, a selling stockholder and former chief executive officer of Toys. Mr. Hoepner was not an affiliate of the Company. The term of the agreement commenced on January 16, 1997, expired on April 16, 1997, and called for three monthly payments of $10,000 each. Pursuant to the consulting agreement, Mr. Hoepner, among other things, (i) advised the Company on specialty toys purchasing, (ii) introduced management to his contacts in the specialty toy industry and accompanied management to the Nurnberg, Germany toy show, and (iii) advised management on potential store sites. The Company believes that this agreement was on terms no less favorable than terms it might otherwise have negotiated with any other unrelated third party.

                              FINANCIAL STATEMENTS

         See attached Financial Statements.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.

                 (A Subsidiary of United Textiles & Toys Corp.)


                                Table of Contents

                                                                                                               Page

Report of Independent Certified Public Accountants                                                             F-2

Financial Statements

     Balance Sheets at March 31, 1998 and 1999, and June 30, 1999 (unaudited)                                  F-3

     Statements of Operations and  Comprehensive Net Income (Loss) for the Years
         Ended March 31, 1998 and 1999, and the Nine

         Months Ended December 31, 1998 and 1999 (unaudited)                                                   F-5

     Statements of Stockholders' Equity for the Years Ended March 31, 1998
         and 1999, and the Nine Months Ended December 31, 1999 (unaudited)                                     F-6

     Statements of Cash Flows for the Years Ended March 31, 1998 and 1999,
         and the Nine Months Ended December 31, 1998 and 1999 (unaudited)                                      F-8

Notes to Financial Statements                                                                                 F-10

Haskell & White
Certified Public Accountants

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
Play Co. Toys & Entertainment Corp.

We have audited the accompanying balance sheets of Play Co. Toys & Entertainment Corp. (a subsidiary of United Textiles & Toys Corp.) as of March 31, 1999 and 1998 and the related statements of operations and comprehensive net income
(loss), stockholders' equity, and cash flows for each of the two years in the period ended March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Play Co. Toys & Entertainment Corp. at March 31, 1999 and 1998, and the results of its operations and its cash flows for each of the two years in the period ended March 31, 1999 in conformity with generally accepted accounting principles.

                                                             HASKELL & WHITE LLP

Irvine, California
June 24, 1999, except for
   Notes 6, 11, and 14, which
   are as of April 10, 2000

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)


                                 Balance Sheets

                                 ASSETS (Note 4)

                                                                                          March 31,
                                                                                -------------------
                                                                                     1999

                                                          December 31, 1999        Restated
                                                             (unaudited)           (Note 14)             1998
                                                          -----------------     ---------------    ----------
Current

     Cash                                                   $    12,295,195     $       125,967    $        648,986
     Restricted certificates of deposit
       (Notes 2 and 4)                                              250,000             350,000             250,000
     Accounts receivable                                            985,422              98,276              78,594
     Notes receivable - affiliates                                  650,000                   -                   -
     Merchandise inventories                                     14,175,841          11,506,284           7,872,804
     Other current assets                                           332,759           1,241,629             183,928
                                                            ---------------     ---------------    ----------------

                  Total current assets                           28,689,217          13,322,156           9,034,312

Property and equipment, net of
     accumulated depreciation and
     amortization of $4,283,071, $4,058,603
     and $3,414,235, respectively (Note 3)                        7,312,257           5,348,175           2,782,386

Restricted certificate of deposit

     (Notes 2 and 4)                                                      -           2,000,000           2,000,000

Deposits and other assets (Note 4)                                4,447,490             411,427             323,189
                                                            ---------------     ---------------    ----------------

                                                            $    40,448,964     $    21,081,758    $     14,139,887
                                                            ===============     ===============    ================


                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                                Balance Sheets

                      Liabilities and Stockholders' Equity
                                    March 31,

                                                                                       1999              1998
                                                                December 31, 1999    Restated          Restated
                                                                   (unaudited)       (Note 14)         (Note 11)
                                                                --------------    ---------------  -------------
Current

     Accounts payable                                           $      7,902,620  $     5,611,442  $      3,505,230
     Accrued expenses and other liabilities                            1,392,517          595,008           726,601
     Current portion of capital lease obligations (Note 5)               158,771          227,197                 -
     Current portion of notes payable (Note 6)                           690,000        1,125,000           350,000
                                                                ----------------  ---------------  ----------------

                  Total current liabilities                           10,143,911        7,558,647         4,581,831

Borrowings under financing agreement (Note 4)                             54,170        7,814,666         5,445,198

Capital lease obligations, net of current portion (Note 5)             1,257,091          585,681                 -

Notes payable, net of current portion (Note 6)                                 -                -         1,500,000

Deferred rent liability (Note 9)                                         135,060          126,769           110,351
                                                                ----------------  ---------------  ----------------

                  Total liabilities                                   11,590,232       16,085,763        11,637,380
                                                                ----------------  ---------------  ----------------

Commitments and contingencies
     (Notes 2, 4, 5, 6, 7, 9, 10 and 13)
Minority interest                                                     12,600,132                -                -

Stockholders' equity (Note 11)
     Series  E  convertible  preferred  stock,
     $1 par  value,  25,000,000  shares
     authorized  as of December 31, 1999; 6,952,510,
     6,952,510  and  4,200,570 shares  outstanding,
     respectively,  full  liquidation  value of  $6,952,510,
     $6,952,510  and  $4,200,570,  net  of  unamortized
     discount  of  $1,364,279, $1,842,252 and $1,916,644
     for  beneficial  conversion  feature,  respectively
     (Note 11)                                                         7,195,020       5,761,101          3,974,376
     Series F  convertible  preferred  stock,  $.01 par
     value,  5,500,000  shares
     authorized, 750,000 shares outstanding                              750,000               -                  -
     Common stock,  $.01 par value,  160,000,000
     shares authorized as of December 31, 1999;
     5,548,852, 5,503,519 and 4,103,519 shares
     outstanding, respectively                                            55,488           55,035            41,035
     Additional paid-in capital                                       30,096,537       15,906,172        12,927,918
     Accumulated deficit                                             (21,838,445)     (16,726,313)      (14,440,822)
                                                                ----------------  ---------------  ----------------

                  Total stockholders' equity                          16,258,600        4,995,995         2,502,507
                                                                ----------------  ---------------  ----------------
                                                                $     40,448,964  $    21,081,758   $    14,139,887
                                                                ================  ===============  ================

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)


         Statements of Operations and Comprehensive Net Income (Loss)

                                                  Nine Months Ended December 31,      Years Ended March 31,
                                                  ------------------------------      ---------------------
                                                                                          1999             1998
                                                         1999            1998           Restated         Restated
                                                       (unaudited)    (unaudited)       (Note 14)        (Note 11)
                                                    --------------   -------------  ---------------  --------------

Net sales                                            $  30,691,508   $  27,171,662  $    34,371,230  $   22,568,527

Cost of sales                                           17,370,835      15,665,721       19,590,784      13,689,599
                                                     -------------   -------------  ---------------  --------------

                  Gross profit                          13,320,673      11,505,941       14,780,446       8,878,928
                                                     -------------   -------------  ---------------  --------------

Operating expenses

     Operating expenses (Notes 9 and 10)                13,742,120       9,115,002       12,727,010       8,864,607
     Litigation related expenses (Note 7)                  270,206          31,004           27,659         583,541
     Depreciation and amortization                         773,490         707,186          986,342         671,282
                                                     -------------   -------------  ---------------  --------------

                  Total operating expenses              14,785,816       9,853,192       13,741,011      10,119,430
                                                     -------------   -------------  ---------------  --------------

Operating income (loss)                                 (1,465,143)      1,652,749        1,039,435      (1,240,502)
                                                     --------------  -------------  ---------------  --------------

Interest expense  (Note 4)
     Interest and finance charges                          823,200         517,172          855,074         617,119
     Amortization of debt issuance costs                   174,889         127,434          109,977         196,849
     Effective non-cash interest for beneficial
       conversion feature                                  650,000               -          650,000               -
                                                     -------------   -------------  ---------------  --------------

                  Total interest expense                 1,648,089         644,606        1,615,051         813,968
                                                     -------------   -------------  ---------------  --------------

Net income (loss) before income taxes and
     minority interest in subsidiary                    (3,113,232)      1,008,143         (575,616)     (2,054,470)

Provision for income taxes (Note 8)                              -               -            2,150               -
                                                     -------------   -------------  ---------------  --------------

Net income (loss) before minority interest              (3,113,232)      1,008,143         (577,766)     (2,054,470)

Minority interest income                                  (464,981)              -                -               -
                                                     -------------   -------------  ---------------  --------------

Net income(loss) before extraordinary gain              (3,578,213)      1,008,143         (577,766)    (2,054,470)

Extraordinary gain                                         650,000               -                -               -
                                                     -------------   -------------  ---------------  --------------

Comprehensive net income (loss)                      $  (2,928,213)  $   1,008,143  $      (577,766) $   (2,054,470)
                                                     =============   =============  ===============  ==============

Basic and diluted income (loss) per share:

     Net income (loss)                                  (2,928,213)      1,008,143  $      (577,766) $   (2,054,470)

     Effects of non-cash dividends on convertible
        preferred stock (Note 11)                       (2,183,919)     (1,229,752)      (1,707,725)     (1,473,806)
                                                     --------------  -------------- ---------------  --------------

Net loss applicable to common shares                 $  (5,112,132)  $    (221,609) $    (2,285,491) $   (3,528,276)
                                                     =============   ============== ===============  ==============

Basic and diluted income (loss) per common share
     and share equivalents                           $        (.92)  $       (.05)  $          (.50) $         (.86)
                                                     =============   ============   ===============  ==============

Weighted average number of common shares
     and share equivalents outstanding                   5,541,076       4,291,883        4,590,642       4,098,971
                                                     =============   =============  ===============  ==============


                       Statements of Stockholders' Equity
 Years Ended March 31, 1999 and 1998 and Nine Months Ended December 31, 1999 (unaudited)

                                                          Preferred Stock
                                    -----------------------------------------------------------
                                             Series E                        Series F                       Common Stock
                                    --------------------------    -----------------------------     ----------------------------
                                      Shares         Amount          Shares          Amount             Shares         Amount
                                    -----------   ------------    -----------     -------------     ------------     -----------

Balance, April 1, 1997                2,500,570   $  2,500,570              -     $          -         4,083,519     $    40,835
Issuance of Common Stock for cash             -              -              -                -            20,000             200
Issuance of Series E Preferred Stock
   for cash                             950,000              -              -                -                 -               -
Issuance of Series E warrants for cash        -              -              -                -                 -               -
Issuance of Series E Preferred
   Stock and warrants for cash,
   net of offering expenses             750,000              -              -                -                 -               -
Non-cash dividend to amortize
   discount on Series E (Note 11)             -      1,473,806              -                -                 -               -
Net loss for the year                         -              -              -                -                 -               -
                                    -----------   ------------    -----------     ------------      ------------     -----------

Balance, March 31, 1998               4,200,570      3,974,376              -                -         4,103,519          41,035
Conversion of debt and accrued
   interest to Series E
   Preferred Stock                    1,533,333              -              -                -                 -               -
Issuance of Series E Preferred Stock
   for cash                             100,000              -              -                -                 -               -
Issuance of Series E Preferred Stock
   to consultants                             -              -              -                -                 -               -
Issuance of Series E Preferred Stock
   to officers                           50,000         79,000              -                -                 -               -
Issuance of Common Stock for cash
   and inventories                            -              -              -                -         1,400,000          14,000
Non-cash dividend to amortize discount
   on Series E (Note 11)                      -      1,707,725              -                -                 -               -
Beneficial conversion feature for
   convertible debentures(Note 6)             -              -              -                -                 -               -
Miscellaneous adjustments                     -              -              -                -                 -               -
Net income for the year                       -              -              -                -                 -               -
                                    -----------   ------------    -----------     ------------      ------------     -----------

Balance, March 31, 1999               5,883,903      5,761,101              -                -         5,503,519          55,035

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                       Statements of Stockholders' Equity
 Years Ended March 31, 1999 and 1998 and Nine Months Ended December 31, 1999 (unaudited)

                                      Additional                               Total
                                       Paid-In          Accumulated         Stockholders'
                                        Capital           Deficit              Equity
                                     -------------     -------------        -------------

Balance, April 1, 1997                  $  9,374,177   $  (10,912,546)      $ 1,003,036
Issuance of Common Stock for cash                300                -               500
Issuance of Series E Preferred Stock
   for cash                                1,200,000                -         1,200,000
Issuance of Series E warrants for cash        50,000                -            50,000
Issuance of Series E Preferred
   Stock and warrants for cash,
   net of offering expenses                2,303,441                -         2,303,441
Non-cash dividend to amortize
   discount on Series E (Note 11)                  -       (1,473,806)                -
Net loss for the year                              -       (2,054,470)       (2,054,470)
                                        ------------      -------------     ------------

Balance, March 31, 1998                   12,927,918      (14,440,822)        2,502,507
Conversion of debt and accrued
   interest to Series E
   Preferred Stock                         1,533,333                -         1,533,333
Issuance of Series E Preferred Stock
   for cash                                  100,000                -           100,000
Issuance of Series E Preferred Stock
   to consultants                             43,750                -            43,750
Issuance of Series E Preferred Stock
   to officers                                     -                -            79,000
Issuance of Common Stock for cash
   and inventories                           651,000                -           665,000
Non-cash dividend to amortize discount
   on Series E (Note 11)                           -       (1,707,725)                -
Beneficial conversion feature for
   convertible debentures(Note 6)            650,000                -           650,000
Miscellaneous adjustments                        171                -               171
Net income for the year                            -         (577,766)         (577,766)
                                        ------------      -------------     ------------
Balance, March 31, 1999                   15,906,172      (16,726,313)         4,995,995

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                       Statements of Stockholders' Equity
 Years Ended March 31, 1999 and 1998 and Nine Months Ended December 31, 1999 (unaudited)

                                                          Preferred Stock
                                    -----------------------------------------------------------
                                             Series E                        Series F                       Common Stock
                                    --------------------------    -----------------------------     ----------------------------
                                      Shares         Amount          Shares          Amount             Shares         Amount
                                    -----------   ------------    -----------     -------------     ------------     -----------

Issuance of Series F Stock                    -              -        750,000                -                 -               -
Issuance of Common Stock                      -              -              -                -            45,333             453
Net loss for the nine months                  -              -              -                -                 -               -
Non-cash dividend to amortize
   discount on Series E (Note 11)             -      1,433,919              -                -                 -               -
Non-cash dividend to amortize
   discount on Series F                       -              -              -          750,000                 -               -
Issuance of Toys stock in private placement   -              -              -                -                 _               _
Exercise of Tudor option                      -              -              -                -                 -               -
Issuance of shares for litigation settlement  -              -              -                -           100,000               -
Issuance of Toys stock for initial public
   offering                                   -              -              -                -                 -               -
Allocation of minority interest               -              -              -                -                 -               -
                                    -----------   ------------    -----------     ------------      ------------     -----------
Balance, December 31, 1999
  (unaudited)                         5,883,903   $  7,195,020        750,000     $    750,000         5,648,852     $    55,488
                                    ===========   ============    ===========     ============      ============     ===========


                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                       Statements of Stockholders' Equity
 Years Ended March 31, 1999 and 1998 and Nine Months Ended December 31, 1999 (unaudited)

                                                     Additional                              Total
                                                      Paid-In          Accumulated        Stockholders'
                                                      Capital            Deficit             Equity
                                                   -------------      -------------       ------------

Issuance of Series F Stock                             657,500                  -             657,500
Issuance of Common Stock                                55,647                  -              56,100
Net loss for the nine months                                -          (2,928,213)         (2,928,213)
Non-cash dividend to amortize
   discount on Series E (Note 11)                           -          (1,433,919)                  -
Non-cash dividend to amortize
   discount on Series F                                     -            (750,000)                  -
Issuance of Toys stock in private placement          2,800,000                  -           2,800,000
Exercise of Tudor option                               723,677                  -             723,677
Issuance of shares for litigation settlement            41,500                  -              41,500
Issuance of Toys stock for initial public
   offering                                         22,047,191                  -          22,047,191
Allocation of minority interest                    (12,135,150)                 -         (12,135,150)
                                                  --------------      -------------       ------------
Balance, December 31, 1999
  (unaudited)                                     $ 30,096,537      $ (21,838,445)       $ 16,258,600
                                                  ==============      =============       ============

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                       Statements of Cash Flows (Note 12)

                                Nine Months Ended

                                                             December 31,               Years Ended March 31,
                                                     -----------------------------  -------------------------
                                                                                          1999
                                                          1999           1998           Restated       1998
                                                       (unaudited)    (unaudited)       (Note 14)


Cash flows from operating activities:

     Net income (loss)                              $   (2,928,213)  $   1,008,143  $     (577,766)  $   (2,054,470)
     Adjustments to reconcile net income (loss)
       to net cash used for operating activities:
         Depreciation and amortization                     773,490         707,186         983,459          671,282
         Effective interest for beneficial
           conversion feature                              650,000               -         650,000                -
         Loss on abandonment of assets                           -               -               -           45,255
         Minority interest income                          464,981               -               -                -
         Extraordinary gain                               (650,000)              -               -                -
         Amortization of debt issuance costs               105,521         127,434         109,977          196,849
         Deferred rent                                       8,291           4,552          16,418          (16,574)
         Amortization of stock options                           -               -               -                -
         Stock compensation                                      -          32,814          79,000                -
     Increase (decrease) from changes in:

         Accounts receivable                              (887,146)        (32,140)        (19,682)         (18,388)
         Merchandise inventories                        (2,669,557)     (2,951,966)     (3,268,480)      (1,779,874)
         Other current assets                            1,627,026      (1,302,841)     (1,123,757)          63,385
         Deposits and other assets                      (4,036,063)       (213,123)        (88,238)        (195,241)
         Accounts payable                                2,291,178       1,713,009       2,106,212          381,379
         Accrued expenses and other liabilities            839,009          54,770         (98,260)         417,661
                                                    --------------   -------------  --------------   --------------

               Cash used for operating activities       (4,441,483)       (852,162)     (1,231,117)      (2,288,736)
                                                    --------------   -------------  --------------   --------------

Cash flows from investing activities:

     Purchase of restricted certificates of deposit              -               -        (100,000)      (2,250,000)
     Purchases of property and equipment                (1,931,206)     (1,497,673)     (2,699,819)      (1,023,273)
     Issuance of N/R to affiliates                        (650,000)              -               -                -
                                                    --------------   -------------  --------------   --------------

               Cash used for investing activities       (2,581,206)     (1,497,673)     (2,799,819)      (3,273,273)
                                                    --------------   -------------  --------------   --------------

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                 Statements of Cash Flows (Note 12) (continued)

                                Nine Months Ended

                                                             December 31,               Years Ended March 31,
                                                     -----------------------------  -------------------------
                                                                                          1999
                                                          1999           1998           Restated
                                                       (unaudited)    (unaudited)       (Note 14)       1998

Cash flows from financing activities:
     Change in bank overdraft                                    -               -               -         (135,325)
     Borrowings under financing agreements              27,061,000      33,321,000      43,239,568       33,560,443
     Repayments under financing agreements             (34,821,496)    (31,012,017)    (40,870,100)     (32,554,120)
     Proceeds from notes payable                                 -               -       2,700,000        1,750,000
     Borrowings under notes payable                              -       1,550,000
     Reclass restricted cash                             2,000,000               -
     Repayment of notes payable                           (375,000)       (100,000)     (1,925,000)        (141,666)
     Repayments under capital leases                      (263,379)     (1,544,293)        (36,551)               -
     Proceeds from issuance of common stock             24,903,292         706,148          14,000              500
     Proceeds from issuance of preferred stock             657,500               -         386,000        3,390,450
     Proceeds from issuance of preferred stock
       warrants                                                  -               -               -          162,991
                                                    --------------   -------------  --------------   --------------
               Cash provided by financing
                 activities                             19,161,917       2,920,838       3,507,917        6,033,273
                                                    --------------   -------------  --------------   --------------

Net increase (decrease) in cash                         12,169,228         571,003        (523,019)         471,264

Cash, beginning of period                                  125,967         648,986         648,986          177,722
                                                    --------------   -------------  --------------   --------------

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

1.       Summary of Accounting Policies

         Business Organization and Revenue Recognition

     Play Co. Toys & Entertainment Corp. (the "Company") is a Delaware corporation that owns and operates retail stores which sell educational, specialty, collectible, and traditional toys. The Company had twenty-five (25) retail stores located within southern California, Arizona, Illinois, Michigan, Nevada, and Texas at March 31, 1999, as compared to nineteen (19) stores located in California and Arizona as of March 31, 1998. The Company's retail stores, which are located in high-traffic malls and strip centers, operate under the names "Play Co. Toys," "Toys International," and "Toy Co."

     In August 1996, the Company became a subsidiary of United Textiles & Toys Corp. ("UTTC"). As of March 31, 1999, UTTC owns approximately 45.2% of the outstanding shares of the Company's Common Stock.

     Revenues are recognized at the point of sale for retail locations and at the shipping date for wholesale operations. Wholesale operations represent a minor portion of the Company's operations.

Basis of Presentation - Nine Months Ended December 31, 1999 and 1998

     The unaudited interim financial statements for the nine-month periods ended December 31, 1999 and 1998 included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission and, in the opinion of the Company, reflect all adjustments (consisting only of normal recurring adjustments) and disclosures which are necessary for a fair presentation. The results of operations for the nine-month period ended December 31, 1999 is not necessarily indicative of the results that may be expected for any other interim period or for the year ending March 31, 2000.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998



1.       Summary of Accounting Policies (continued)

         Nature of Relationships with Affiliates

                         Affiliates Under Common Control
                    Name of Entity and Nature of Affiliation

     United Textiles & Toys Corp. ("UTTC"): A company that held a majority of the Company's common stock through November 1998 and 45.2% since the Breaking Waves, Inc. investment in common stock (see below and Note 11). Ilan Arbel is the President of UTTC. The Company is influenced to a significant degree by UTTC. The Company basis its conclusion that it is influenced to a significant degree by UTTC on several factors. During the period of April 1, 1998 through November 23, 1998, which represented a majority of the fiscal year ended March 31, 1999, UTTC owned approximately 61% of the Company's common stock. From November 24, 1998 through March 31, 1999, UTTC owned 44.9% of the Company's common stock. Therefore, for over seven months of the fiscal year, UTTC maintained a majority voting interest in the Company. It is the Company's position that UTTC's 44.9% ownership position also represented de facto voting control over the Company's common stock at fiscal year-end, since it would be extremely difficult for the various small block shareholders that represent the remaining 55.1% interest to actually achieve the necessary votes to garner 45% (the percentage needed to outvote UTTC) of the vote. Additionally there are significant affiliate relationships that help enforce UTTC's influence, to a significant degree, over the Company. The President of UTTC is the son-in-law of Harold Rashbaum, the President of Shopnet.com ("Shopnet") and Breaking Waves, Inc. ("Breaking Waves"), who in turn is the Chairman of the Company. Breaking Waves owns approximately 25% of the Company's Common Stock. The combination of Breaking Waves' 25% position and UTTC's 44.9% position yields a 69.9% voting interest in the Company. Moses Mika, the father of the President of UTTC, and Harold Rashbaum occupy two of the four seats on the Company's Board of Directors.

     Multimedia Concepts International, Inc. ("MMCI"): Majority stockholder in UTTC. The president and director of MMCI is Ilan Arbel.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


1.       Summary of Accounting Policies (continued)

         Nature of Relationships with Affiliates (continued)

                    Name of Entity and Nature of Affiliation

     Europe American Capital Foundation ("EACF"): Foundation of which Ilan Arbel and/or his relatives is/are officer(s) and/or director(s). EACF is the sole stockholder/beneficiary of Frampton Industries, Ltd. through January 2000, and ABC Fund, Ltd., and the majority stockholder of American Telecom, PLC.

     Europe American Capital Corporation ("EACC"): Entity of which Ilan Arbel and/or his relatives is/are officer(s) and/or director(s).

     Frampton Industries, Ltd. ("Frampton"): Entity, which is wholly owned by EACF until January 2000.

     American Telecom PLC: Entity 80% owned by EACF.

     ABC Fund, Ltd. ("ABC"): Entity, which is wholly owned by EACF.

     U.S. Stores Corp. ("USSC"): A private company whose president is Ilan Arbel, who is also a director. Parent company of MMCI.

                                Other Affiliates
                    Name of Entity and Nature of Affiliation

     ZD Group L.L.C. ("ZD"): ZD is a New York Trust, the beneficiary of which is a relative of the Company's Chairman.

     European Ventures Corp. ("EVC"): Parent company of Shopnet.com. Ilan Arbel is the president.

     Shopnet.com ("Shopnet"): The Chairman of Play Co. is the president and a director of Shopnet.

     Breaking Waves, Inc. ("BWI"): This entity is a wholly owned subsidiary of Shopnet, and also owns 25% of Play Co.'s Common Stock (Note 11). The president of BWI is also the Chairman of the Board of the Company and a relative of Ilan Arbel.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


1.       Summary of Accounting Policies (continued)

Nature of Relationships with Affiliates (continued)

     The following chart graphically depicts the Company's ownership structure at March 31, 1999 for those entities under common control:


                       Europe American Capital Foundation
                                       ||
                                       \/
                         American Telecom PLC (83.7%) => ABC Fund, Ltd. (20%)
                                     (100%)
                                       ||
                                       \/
                                U.S. Stores Corp.
                                     (67.7%)
                                       ||
                                       \/
                     Multimedia Concepts International, Inc.
                                     (78.5%)
                                       ||
                                       \/
                          United Textiles & Toys Corp.
                                     (22.3%)
                                       ||
                                       \/
                       Play Co. Toys & Entertainment Corp.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


1.       Summary of Accounting Policies (continued)

Merchandise Inventories

     Merchandise inventories are stated at the lower of cost (first-in, first-out method - "FIFO") or market.

Concentration of Credit Risk

     The Company maintains cash balances at three banks. Accounts at each bank are insured by the Federal Deposit Insurance Corporation up to $100,000 in aggregate. Uninsured balances are approximately $2,466,645 at December 31, 1999, and $2,603,308 and $2,698,986 at March 31, 1999 and 1998, respectively.

Property and Equipment

     Property and equipment is recorded at cost. Depreciation and amortization are provided using the straight-line method over the estimated useful lives (3 - 15 years) of the related assets. Leasehold improvements are amortized over the lesser of the related lease terms or the estimated useful lives of the improvements. Maintenance and repairs are charged to operations as incurred.

Store Opening and Closing Costs

     Costs incurred to open a new retail location such as advertising, training expenses and salaries of newly hired employees are generally expensed as incurred and improvements to leased facilities are capitalized. Upon permanently closing a retail location, the costs to relocate fixtures, terminate employees and other related costs are expensed as incurred. In addition, the unamortized balances of any abandoned leasehold improvements are expensed.

     In April 1998, the AICPA's Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5, Reporting on the Costs of Start-Up Activities. The SOP, which is effective for fiscal years beginning after December 15, 1998 with earlier application encouraged, requires entities to expense start-up and organization costs for establishing new operations. The Company adopted the provisions of this statement as of March 31, 1999 without impact given its historical treatment of store opening costs.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998



Summary of Accounting Policies (continued)

Income Taxes

     The Company uses the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes. Deferred income taxes are recognized based on the differences between financial statement and income tax bases of assets and liabilities using enacted rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce the deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the period in deferred tax assets and liabilities, including the effect of change in the valuation allowance, if any.

Net Loss Per Share

     During the three-month period ended December 31, 1997, the Company adopted the provisions of SFAS No. 128, Earnings Per Share, which requires the disclosure of "basic" and "diluted" earnings (loss) per share. Basic earnings
(loss) per share is computed by dividing net income (loss), after reduction for preferred stock dividends and the accretion of any redeemable preferred stock, by the weighted average number of common shares outstanding during each period. Diluted earnings (loss) per share is similar to basic earnings (loss) per share except that the weighted average number of common shares outstanding is increased to reflect the dilutive effect of potential common shares, such as those issuable upon the exercise of stock or warrants and the conversion of preferred stock, as if they had been issued.

     Non-cash dividends recorded to amortize the discount on Series E Preferred Stock totaled $1,707,725 and $1,473,806 for the years ended March 31, 1999 and 1998, respectively (Note 11). Non-cash dividends recorded to amortize discounts on preferred stock totaled $2,183,919 and $1,229,752 for the nine-month periods ended December 31, 1999 and 1998, respectively.

     For each of the years ended March 31, 1999 and 1998, as well as the three-month periods ended December 31, 1999 and 1998, there is no difference between basic and diluted loss per common share as the effects of stock options or warrants and conversion of preferred stock are anti-dilutive given the net loss applicable to common shares for each year.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

Summary of Accounting Policies (continued)

Net Loss Per Share (continued)

     As of December 31, 1999, March 31, 1999 and 1998, potentially dilutive securities outstanding which were not included in the calculation of basic and diluted net loss per common share consist of the following:

                                                                December 31,    Potential Common Shares
                                                                       1999                      March 31,
                                                                 (unaudited)              1999              1998
                                                                 -----------            ----------        ------
         Common shares issuable upon:
         Conversion  of Series E Preferred  Stock;
         5,888,903,  5,888,903  and 4,200,570  shares
         outstanding,  respectively,  each convertible into
         six shares of Common Stock, subject to holding periods.      35,303,418         35,303,418   25,203,420

         Exercise of 2,000,000 outstanding warrants
         to purchase 2,000,000 shares of convertible
         Series E Preferred  Stock,  each share of Series E then
         convertible into six shares of Common Stock, subject
         to holding periods.                                          12,000,000         12,000,000   12,000,000

         Conversion of  debentures  (Note 6) into
         6,500,000  shares of Series E Preferred  Stock,
         each  share of  Series E then  convertible  into six
         shares of Common Stock, subject to holding periods.
         Reduced to 19,500,000 upon amendment of debenture
         (Note 6).                                                    19,500,000         39,000,000            -

         Conversion of Series F Preferred  Stock;
         750,000  shares  outstanding, each convertible into
         two shares of common stock, subject to holding
         periods.                                                      1,500,000                 -             -

         Exercise of employee stock options                               30,000             30,000       30,000
                                                                  --------------      -------------   ----------

                                                                      68,333,418         86,333,418   37,233,420
                                                                  ==============      =============   ==========

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


1.       Summary of Accounting Policies (continued)

Statements of Cash Flows

     For purpose of the statements of cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Fair Value of Financial Instruments

     The carrying amount of the Company's financial instruments, consisting of accounts receivable, accounts payable, and borrowings, approximates their fair value.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual amounts could differ from those estimates.

Impairment of Long-Lived Assets

     SFAS No. 121,  "Accounting  for the  Impairment  of  Long-Lived  Assets and
Long-Lived Assets to be Disposed Of," requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. For the purposes of evaluating potential impairment, the Company's assets are grouped by physical location, namely the corporate office/warehouse, and individual retail locations. The Company adopted SFAS 121 effective April 1, 1997. There was no impact of such adoption on the Company's financial condition and results of operations. Since adopting SFAS 121 in April 1997, the Company gives consideration to events or changes in circumstances for each of its locations and has not identified circumstances other than the closure of retail locations (see Note 7) which resulted in the write-off of unamortized balances of tenant improvements for the year ended March 31, 1998. The expense related to the write off of such assets was immaterial.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


1.       Summary of Accounting Policies (continued)

Stock-Based Compensation

     SFAS No. 123, "Accounting for Stock-Based Compensation," established financial accounting and reporting standards for stock-based employee compensation plans and certain other transactions involving the issuance of stock. The Company adopted the disclosure requirements of SFAS 123 for stock-based employee compensation effective April 1, 1996. However, the Company continues to use the intrinsic value method for recording compensation expenses as prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. The fair value method prescribed by SFAS No. 123 is used to record stock-based compensation to non-employees.

Effect of New Accounting Pronouncements

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." This statement establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in an entity's financial statements. This statement requires an entity to classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. This pronouncement, which is effective for fiscal years beginning after December 15, 1997, was adopted by the Company during the fiscal year ending March 31, 1999 without impact to the financial statements for either of the years ended March 31, 1999 or 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure About Segments of an Enterprise and Related Information." This statement requires public enterprises to report financial and descriptive information about its reportable operating segments and establishes standards for related disclosures about product and services, geographic areas, and major customers. This pronouncement is effective for fiscal years beginning after December 15, 1997. Management reviewed the provision of this statement during the year ended March 31, 1999. While the Company has expanded into several states during the year, management believes the Company's operations to be limited to one reporting segment being a retailer of educational, specialty, collectible, and traditional toys. All of the Company's sales have been domestic, and there are no foreign operations.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

2.       Restricted Certificates of Deposit

     At March 31, 1999 and 1998, the Company has three certificates of deposit which are restricted as to their nature. The first, in the amount of $2,000,000, represents collateral against a letter of credit securing financing under the FINOVA Capital Corporation agreement ("FINOVA Financing") (Note 4) and is classified as a non-current asset since the funds in the certificate of deposit will remain restricted until the letter of credit expires or is released by FINOVA Capital Corporation ("FINOVA"). The second, in the amount of $250,000, is collateral for a facility for letters of credit. The third, in the amount of $100,000, is to cover an increase on the previously mentioned letter of credit facility.

3.       Property and Equipment

         Property and equipment consisted of the following:

                                                            December 31, 1999                 March 31,
                                                                                       ----------------------
                                                              (unaudited)            1999                1998
                                                           -----------------    ---------------    ----------

         Furniture, fixtures and equipment                  $     7,666,486     $     5,968,292    $      4,222,586
         Leasehold improvements                                   3,783,036           2,763,711           1,551,760
         Signs                                                      537,472             501,798             317,363
         Vehicles                                                   104,912             104,912             104,912
         Construction in progress                                    52,444              68,065                   -
                                                            ---------------     ---------------    ----------------
                                                                 12,144,350           9,406,778           6,196,621
         Accumulated depreciation and

           amortization                                          (4,832,093)         (4,058,603)         (3,414,235)
                                                            ---------------     ---------------    ----------------

                                                            $     7,312,257     $     5,348,175    $      2,782,386
                                                            ===============     ===============    ================

     The following is a summary of property and equipment held under capital leases (Note 5):

                                                           December 31, 1999                 March 31,
                                                                                      ----------------------
                                                              (unaudited)            1999                1998
                                                            ---------------     ---------------    ----------------

                  Furniture and fixtures                    $     1,746,257     $       849,429    $              -

                  Less accumulated depreciation                    (277,788)           (112,584)                  -
                                                            ---------------     ---------------    ----------------

                                                            $     1,468,469     $       736,845    $              -
                                                            ===============     ===============    ================


                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


4.       Financing Agreements

     On February 7, 1996, the Company borrowed, under an agreement with Congress Financial Corporation (Western) (the "Congress Financing"), approximately $2,243,000, the proceeds of which were used to repay the then outstanding borrowings under a bank line of credit agreement. The Congress Financing provided for maximum borrowings up to $7,000,000 based upon a percentage of the cost value of eligible inventory, as defined. Outstanding borrowings bore interest at 1.5% above the prime rate, as defined.

     In connection with the Congress Financing, and the previous bank line of credit agreement, European American Capital Corp. ("EACC"), an affiliate (Note
1), provided a $2,000,000 letter of credit for collateral. As compensation to EACC, the Company granted EACC options ("EACC Options"), to acquire shares of Common Stock and Preferred Stock, the aggregate value of which was $458,000. The method used to value these option is discussed in Note 11. The aggregate $458,000 was initially included in other assets, as debt issuance costs, and additional paid-in capital. The option values were amortized in prior fiscal years into interest expense through the February 1, 1998 maturity of the Congress Financing. The final period of amortization resulted in aggregate interest charges of $196,849 for the year ended March 31, 1998, and as such, no interest expense was amortized for the year ended March 31, 1999.

     In March 1997, the Congress Financing was amended to provide for, among other things, increased borrowing ratios and an additional $1,000,000 letter of credit as collateral from EACC. Thereafter, the Congress Financing was collateralized by an aggregate $3,000,000 in letters of credit through its maturity on February 1, 1998.

     On February 3, 1998, the Company borrowed $4,866,324 under the FINOVA Financing, the proceeds of which were used primarily to repay the then outstanding borrowings under the Congress Financing and to pay fees related to the FINOVA Financing.

     The FINOVA Financing, as amended currently, provides for maximum borrowings up to $8,300,000 based on a percentage of the cost value of eligible inventory, as defined. Outstanding borrowings bear interest at 1.5% above prime rate, as defined (the prime rate at March 31, 1999 and 1998 was 7.75% and 8.5%, respectively). The agreement matures on August 3, 2000 and can be renewed for one additional year at the lender's option.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


Financing Agreements (continued)

     Total fees related to the FINOVA Financing aggregated approximately $272,000 and are being amortized over the 30-month term of the agreement. The unamortized portion of these debt issuance costs was $133,876 and $253,858, as of March 31, 1999 and 1998, respectively, and is included in "Deposits and other assets" in the balance sheets. Additional costs were incurred and capitalized during the year relating to amendments to the agreement that increased the borrowing capacity.

     The FINOVA Financing includes a financial covenant requiring the Company to maintain, at all times, net worth, as defined, of $750,000. At March 31, 1999 and 1998, the Company was in compliance with this financial covenant.

     The FINOVA Financing also includes various other covenants, two of which the Company violated during the year by exceeding the specified maximum levels of capital expenditures and debt financing. The Company has received a waiver of these defaults. The waiver was granted for the specific defaults noted and did not cover a specific period of time. The waiver was granted in connection with negotiations to amend the FINOVA financing. The proposed amendment, which was executed in August 1999, increased the available borrowing level and established new covenants with which the Company expects compliance to be probable through the maturity date of August 2000. The arrangement has been classified as a long-term obligation as of March 31, 1999, since it is not callable by the creditor.

     The FINOVA Financing is guaranteed by UTTC and is secured by substantially all of the assets of the Company and $3,000,000 in letters of credit. Of the $3,000,000 in letters of credit, $2,000,000 is collateralized by amounts held in a restricted certificate of deposit (Note 2). The remaining $1,000,000 letter of credit, has been provided by MMCI, an affiliate of the Company (Note 1).

     At March 31, 1999, the Company also has $700,000 included in its borrowings from FINOVA under a term loan due concurrently with the overall FINOVA Financing, with interest at prime plus one percent, secured by a letter of credit (Note 9).

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


5.       Capital Lease Obligations

     During the year ending March 31, 1999, the Company entered into several leases with financing companies that have been classified as capital lease obligations. The amounts financed ranged from $49,901 to $232,098, with varying monthly installment payments from $849 to $5,313, at interest rates varying from 12.6% to 19.6%. The leases, which have maturity dates ranging from October 15, 2001 to March 1, 2004, require minimum payments as follows:

                      Year ending
                       March 31,

                         2000                                                                      $        249,423
                         2001                                                                               249,423
                         2002                                                                               234,658
                         2003                                                                               213,986
                         2004                                                                               152,672
                                                                                                   ----------------

                  Total minimum lease payments                                                            1,100,162

                  Less amount representing interest                                                        (287,284)
                                                                                                   ----------------

                  Present value of minimum lease payments                                                   812,878

                  Less current portion                                                                     (227,197)
                                                                                                   ----------------

                  Long-term portion                                                                $        585,681
                                                                                                   ================

6.       Notes Payable

                                                           December 31, 1999                 March 31,
                                                                                      ----------------------
                                                              (unaudited)            1999                1998
                                                           -----------------    ---------------    ----------

         Note payable to ABC, an affiliate
         (Note 1), bearing  interest at 5% per
         annum.  Converted  with  accrued
         interest of $33,333,  into  1,533,333
         shares of Series E Preferred Stock
         (Note 11).                                              $ -                 $ -             $ 1,500,000


                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


6.       Notes Payable (continued)

                                                           December 31, 1999                 March 31,
                                                                                       ----------------------
                                                              (unaudited)            1999                1998
                                                           ----------------     ---------------    ----------

         Note payable to BWI, an affiliate
         (Note 1),  bearing  interest at
         15% per annum,  paid in ten monthly
         installments  of $25,000 plus accrued
         interest  through  maturity on December
         31,  1998.  Note was subordinate to the
         FINOVA Financing (Note 4).                               -                   -                250,000

         Note payable to stockholder of Toys
         International non-interest bearing,
         guaranteed  by  UTTC,   an  affiliate
         (Note  1),  paid  in  quarterly
         installments of $25,000 through its
         maturity on  January 16, 1999.                           -                   -                100,000

         Note payable to Shopnet,  an affiliate
         (Note 1), bearing interest at 9% per
         annum,  payable in monthly installments
         of $25,000 with an original maturity of
         June 15, 1999. Note has been verbally
         extended to July 22, 1999, at which time
         it was paid in full.                                     -                  75,000                  -

         Note  payable  to Full Moon  Development,
         Inc.,  an  unaffiliated entity, bearing
         interest at 12%, payable in monthly installments
         of $50,000 through maturity on July 30, 1999.            -                 200,000                  -



                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998



6.       Notes Payable (continued)

                                                           December 31, 1999                 March 31,
                                                                                       ----------------------
                                                              (unaudited)            1999                1998
                                                           -----------------    ---------------    ----------

         Note  payable  to Full Moon
         Development,  Inc.,  an  unaffiliated
         entity,  bearing interest at 12%,
         payable in monthly  installments of
         $66,667,  except  for the  final
         installment  which is due at maturity
         on  December  31,  1999,   twenty  days
         after  previous  payment.                                -                 200,000                -

         Convertible  debenture to  Frampton,
         an  affiliate  (Note 1),  bearing
         interest  at 5% per annum,  with
         interest  only  payments  due monthly
         beginning March 1, 1999,  convertible
         to Series E Preferred  Stock, due
         at maturity on December 31, 1999.
         (Converted in March 2000, see below).                  500,000             500,000                -

         Convertible  debenture to EACF, an
         affiliate (Note 1), bearing interest
         at 5% per annum,  with  interest only
         payments due monthly  beginning March 1,
         1999, convertible to Series E Preferred
         Stock, due at maturity on December 31, 1999.
         (Converted in March 2000, see below.)                  150,000             150,000                -

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


6.       Notes Payable (continued)

                                                           December 31, 1999                 March 31,
                                                                                           ----------------------
                                                              (unaudited)            1999                1998
                                                           -----------------    ---------------    -----------------
         Note  payable  to  insurance  company,
         payable  in  nine  monthly installments
         of $4,627, maturing September 2000.                         40,000                   -                    -
                                                            ---------------     ---------------    -----------------

                  Total notes payable                               690,000           1,125,000            1,850,000

                  Less current portion                             (690,000)         (1,125,000)            (350,000)
                                                            ---------------     ---------------    -----------------

                  Long-term portion                         $             -     $             -     $      1,500,000
                                                            ===============     ====-----======    =================

     The above notes may carry interest rates that differ from prevailing interest rates. The Company has not provided for imputed interest on rate discounts or premiums as the effects are immaterial to the financial statements.

     The above convertible debentures to Frampton and EACF are both convertible into Series E Preferred Stock. The debenture holder has the right at any time prior to the maturity date to convert all or part of the outstanding principal, plus accrued interest. The conversion price is $.10 per share, i.e. for every $100,000 converted, the holder would receive 500,000 shares. In May 1999, the conversion price was amended to $.20 per share, see below for a detailed explanation. Each share of Series E Preferred Stock is convertible into six shares of Common Stock (Note 11).

     The embedded privilege to convert the outstanding debt into Series E Preferred Stock is a beneficial feature, which is accounted for separately, in accordance with Topic D-60 of the Emerging Issues Task Force ("EITF"). Topic D-60 of the EITF communicated the views of the staff of the Securities and Exchange Commission ("SEC"), in that for such convertible debentures, that portion of the proceeds upon issuance of the debentures allocable to the beneficial conversion feature should be recorded as additional paid-in capital and recognized as interest expense over the minimum period in which the holder can realize the conversion. The intrinsic value is calculated based on the value of the underlying stock into which the debenture can be converted, limited to the proceeds.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

6.       Notes Payable (continued)

     On the date of funding the convertible debentures in February 1999, the Company recorded a discount for $650,000, and immediately recognized the amortization of this discount as non-cash effective interest for the beneficial conversion feature, since the debenture allowed for immediate conversion, which was effectively offset by the dollar-for-dollar increase in additional paid-in capital.

     In May 1999, the Company and these two creditors, EACF and Frampton, agreed to modify certain terms of their convertible debentures. The debentures originally contained a 50% discount factor to the market price of the Series E Preferred Stock. The amended debenture was changed to eliminate the discount based on the market price on the date of the original agreement. This changed the conversion price from $.10 per share to $.20 per share; i.e., for every $100,000 converted, the holder would receive only 500,000 shares as a result of the modification in terms. The Company had previously recognized a $650,000 non-cash effective interest expense for the year ended March 31, 1999. The Company has subsequently applied the provisions of EITF 96-19 to recognize this modification of debt terms as an extinguishment of debt. This extraordinary gain of $650,000 was subsequently recognized in the quarter ended June 30, 1999. However, since the agreement was revised in May 1999, the revised agreement is treated as a new arrangement for accounting purposes. At the date of the amended agreement, the $.20 conversion price was substantially lower than the approximate $2.00 per share closing market price for the Series E Preferred Stock. As such, the modified agreement contains a beneficial conversion feature, the amount of which is limited to the proceeds of $650,000 under Topic D-60 of the EITF. Therefore, the Company also subsequently recognized $650,000 in non-cash effective interest expense for the beneficial conversion feature in the quarter ended June 30, 1999.

     The debentures were converted into 3,423,300 shares of Series E Stock in March 2000 (unaudited).

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998



7.       Closure of Retail Stores - Litigation

     During the year ended March 31, 1998, the Company closed, and ultimately vacated, five retail locations prior to the end of their lease terms. As a result, four of the five landlords filed lawsuits against the Company to collect unpaid rent as well as rental obligations remaining under the terms of the respective leases.

     Subsequent to the filing of actions by the landlords and through May 1998, the Company with assistance of outside counsel reached settlement agreements with the various landlords. These settlements aggregated $469,600, of which $57,820 remains outstanding on one settlement.

     The statement of operations for the year ended March 31, 1999 and 1998 includes $27,659 and $583,541, respectively, of "litigation related expenses" which comprise the settlement costs on the aforementioned leases, and legal fees associated with the negotiations. Litigation related expenses totaled $270,206 and $31,004 for the nine-month periods ended December 31, 1999 and 1998, respectively.

     The Company currently has one remaining landlord/tenant matter which has yet to be resolved with a potential range of loss of $300,000. As of March 31, 1999, the Company has accrued a liability of $41,000 related to this matter, which is an estimate by management based on its assessment of the matter, including management's belief that the landlord allowed the retail mix of the mall site to change from a contractually agreed minimum percentage level of retain tenants.

8.       Income Taxes

     The components of the provision for income taxes are as follows:

                                                                                       Year Ended March 31,
                                                                                ---------------------------
                                                                                     1999                1998
                                                                                ---------------    ----------

         Current:
             Federal                                                            $             -    $              -
             State                                                                        2,150                   -
                                                                                ---------------    ----------------
                  Total current                                                           2,150                   -
                                                                                ---------------    ----------------
         Deferred:
             Federal                                                                     40,424             750,224
             State                                                                       45,726             156,280
                                                                                ---------------    ----------------
                  Total deferred                                                         86,150             906,504
                                                                                ---------------    ----------------
                  Valuation allowance                                                   (86,150)           (906,504)
                                                                                ---------------    ----------------

                  Total provision for income taxes                              $         2,150    $              -
                                                                                ===============    ================


                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998



8.       Income Taxes (continued)

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant items comprising the Company's net deferred income tax assets and liabilities are as follows:

                                                                                             March 31,
                                                                                ----------------------
                                                                                     1999                1998
                                                                                ---------------    ----------

         Inventories                                                            $      (329,264)   $       (227,696)
         AMT tax credits                                                                (23,260)            (23,260)
         Accrued expenses                                                                72,760             (19,779)
                                                                                ---------------    ----------------

                  Current portion of net deferred income
                      tax (assets) liabilities                                         (279,764)           (270,735)
                                                                                ---------------    ----------------

         Depreciation and amortization                                                 (211,108)            (28,388)
         Loss on disposal of assets                                                     127,043              25,926
         Net operating loss carryforwards                                            (3,471,124)         (3,652,294)
         Deferred rent liability                                                        (50,099)            (43,891)
         Income taxes                                                                       794                 508
         Amortization of stock options                                                 (200,520)           (202,049)
                                                                                ---------------    ----------------

                  Long-term portion of net deferred
                      income tax (assets) liabilities                                (3,805,014)         (3,900,188)
                                                                                ---------------    ----------------

         Total net deferred income tax (assets) liabilities                          (4,084,778)         (4,170,923)
                                                                                ---------------    ----------------

         Valuation allowance                                                          4,084,778           4,170,923
                                                                                ---------------    ----------------

                  Net deferred income taxes                                     $             -    $              -
                                                                                ===============    ================


     At March 31, 1999 and 1998, a 100% valuation allowance has been provided on the net deferred income tax assets since the Company can not determine that it is "more likely than not" to be realized.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998



8.       Income Taxes (continued)

     The reconciliation of income taxes computed at the federal statutory tax rate to income taxes at the effective income tax rate in the statements of operations is as follows:

                                                                                       Year Ended March 31,
                                                                                    ---------------------------
                                                                                     1999                1998
                                                                                ---------------    --------------

         Federal statutory income tax (benefit) rate                                   34.0%                (34.0)%
         Permanent adjustments                                                          4.4                     -
         State income taxes, net of federal benefit                                     1.5                   0.1
         Change in valuation allowance                                                (38.4)                 33.9
                                                                                -----------        ----------------

                  Effective income tax rate                                             1.5%                   -%
                                                                                ===========        ================

     At March 31, 1999, the Company has net operating loss (NOL) carryforwards of approximately $9,400,000 for federal purposes and approximately $5,000,000 for state purposes. The federal NOL's are available to offset future taxable income and expire at various dates through March 31, 2013 while the state NOL's are available and expire at various dates through March 31, 2003.

     A portion of the NOL's described above are subject to provisions of the Internal Revenue Code ss.382 which limits use of net operating loss carryforwards when changes of ownership of more than 50% occur during a three year testing period. During the years ended March 31, 1994 and 1995, the Company's ownership changed by more than 50% as a result of the May 1993 acquisition of a majority interest in the Company and the Company's November 1994 completion of an initial public offering of its Common Stock. Further changes in Common and Preferred Stock ownership during each of the years ended March 31, 1997 through 1999, as described in Note 11, have also potentially limited the use of NOL's. The effect of such limitations has yet to be determined. NOL's could be further limited upon the exercise of outstanding stock options and stock purchase warrants or as a result of the May 1999 private offering of Series F Preferred Stock (Note 13).

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


9.       Commitments and Contingencies

         Operating Leases

     The Company leases its retail store properties under noncancelable operating lease agreements which expire through June 2009 and require various minimum annual rentals. Several of the leases provide for renewal options to extend the leases for additional five or ten-year periods. Certain store leases also require the payment of property taxes, normal maintenance and insurance on the properties and additional rents based on percentages of sales in excess of various specified retail sales levels.

     During the years ended March 31, 1999 and 1998, the Company incurred rental expense under all operating leases of $4,104,073 and $3,112,822, respectively. Contingent rent expense was insignificant during the years ended March 31, 1999 and 1998. Rent expense totaled $4,416,695 and $2,622,887 for the nine-month periods ended December 31, 1999 and 1998.

     At March 31, 1999, the aggregate future minimum lease payments due under these noncancelable leases, including approximately $448,000 for the remaining term of the lease for the closed Rialto, California retail location (Note 7) through November 2003, are as follows:

                                                               Related
                                                                Party
                                                                Office/
                      Year Ending                              Warehouse            Retail
                       March 31,                               (Note 10)           Locations             Total
                   ----------------                         ---------------     ---------------    -----------

                         2000                               $       247,289     $     5,148,190    $      5,395,479
                         2001                                        20,624           4,952,250           4,972,874
                         2002                                             -           4,536,291           4,536,291
                         2003                                             -           4,374,766           4,374,766
                         2004                                             -           3,472,774           3,472,774
                      Thereafter                                          -           7,447,655           7,447,655
                                                            ---------------     ---------------    ----------------

                  Total minimum lease payments              $       267,913     $    29,931,926    $     30,199,839
                                                            ===============     ===============    ================

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


9.       Commitments and Contingencies (continued)

         Operating Leases (continued)

     As of the date of this report the Company has executed leases for the opening of ten (10) additional stores in California, Nevada, North Carolina, Texas, Illinois, and Tennessee. The stores are expected to open on various dates in August 1999 through November 2000, and have varying expiration dates through 2010. The new leases will require expected minimum rental payments aggregating approximately $27,434,000 over the life of the leases. Accordingly, existing minimum lease commitments as of March 31, 1999, plus those expected minimum commitments for the proposed retail locations would aggregate minimum lease commitments of approximately $57,634,000.

Delisting of Securities

     Until September 24, 1997, the Company's Common Stock was quoted on the NASDAQ SmallCap Stock Market.

     Since September 24, 1997, the Company's Common Stock, as well as its Series E Preferred Stock and Series E Preferred Stock purchase warrants sold in a public offering completed in December 1997, have been quoted over-the-counter on the OTC Bulletin Board.

Dependence on Suppliers

     For the years ended March 31, 1999 and 1998, approximately forty-one (41%) and thirty-one percent (31%) of the Company's inventory purchases were made directly from five (5) manufacturers. The Company typically purchases products from its suppliers on credit arrangements provided by the manufacturers. The termination of a credit line or the loss of a major supplier or the deterioration of the Company's relationship with a major supplier could have a material adverse effect on the Company's business.

401(k) Employee Stock Ownership Plan

     In May 1994, the Company adopted a 401(k) Employee Stock Ownership Plan (the "Plan") which covers substantially all employees of the Company. The Plan includes provisions for both an Employee Stock Ownership Plan ("ESOP") and a 401(k) Plan.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

9.       Commitments and Contingencies (continued)

401(k) Employee Stock Ownership Plan (continued)

     The ESOP allows only contributions by the Company which can be made annually at the discretion of the Company's Board of Directors. The ESOP is designed to invest primarily in the Company's Common Stock. During the year ended March 31, 1999, 5,673 shares of common stock were contributed to the ESOP. However, these shares were contributed by individuals, not by the Company. Therefore, the Company has recorded no expense with regard to the ESOP.

     The 401(k) portion of the Plan is contributed to by the employees of the Company through payroll deductions. The Company makes no matching contributions to the 401(k) portion of the Plan.

Financing Agreement

     In November 1998, the Company entered into an agreement with ZD, a related party (Note 1), to secure additional financing. Pursuant to this agreement, ZD issued a $700,000 irrevocable standby letter of credit ("L/C") in favor of FINOVA, the Company's working capital lender. FINOVA then lent a matching $700,000 to the Company in the form of a term loan (Note 4). The term loan expires on August 3, 2000 and bears interest at prime plus one percent.

     As consideration for its issuance of the L/C, ZD will receive payments representing one-third (33%) of the net profits from three stores, Great Lakes Crossing, Gurnee Mills, and Woodfield Mall (scheduled to open late summer 1999). The net profit of each store will include an appropriate allocation of corporate overhead. The expense related to the net profits interest due to ZD will be accrued beginning April 1, 1999, the effective date of the agreement. The duration of the agreement with ZD is equal to the current lease term of each of the stores, including any renewals, but in any event not beyond the Company's fiscal year ending March 31, 2013. The store leases currently expire, including options for renewal, at various dates through June 2009. The Company will categorize this expense as (effective) interest since these costs represent compensation to secure additional financing. As these stores did not generate a profit after application of corporate overhead in the nine-month period ended December 31, 1999, no payments were earned or made to ZD during this period.

     Additionally, as long as the agreement is in effect, ZD will have the right to nominate and appoint one-third of the Company's Board of Directors.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


9.       Commitments and Contingencies (continued)

1994 Stock Option Plan

     In June 1994, the Company adopted a Stock Option Plan (the "Plan") which provides for options to purchase an aggregate of not more than 50,000 shares of Common Stock as may be granted from time to time by the Company's Board of Directors. Pursuant to the hire of the Company's current Chief Financial Officer and Secretary, the Company granted an option to purchase 30,000 shares of Common Stock at an exercise price of $3.25 per share was authorized, vesting at the rate of 10,000 shares per annum in each of July 1998, 1999 and 2000. In June 1998, the Board of Directors adjusted the exercise price of the option to $1.15 per share. The option award granted initially was recorded as a fixed award under APB 25. Due to the subsequent modification in terms, it is to be valued as a variable award, rather than a fixed award. Under APB 25, such a variable award has the associated compensation expense adjusted, up or down, to reflect subsequent changes in the market price. The Company has not recorded any compensation expense related to this change in award due to the change in the subsequent market price being immaterial. As of March 31, 1999, no portion of the option to purchase Common Stock had been exercised.

Seasonality

     The Company's business is highly seasonal with a large portion of its revenues and profits being derived during the months of November and December. Accordingly, in order for the Company to operate, it must obtain substantial short-term borrowings from lenders and the Company's suppliers during the first three-quarters of each fiscal year to purchase inventory and for operating expenditures. Historically, the Company has been able to obtain such credit arrangements and substantially repay the amounts borrowed from suppliers and reduce outstanding borrowings from its lender during the fourth quarter of its fiscal year.

Year 2000

     In 1998, the Company developed a plan to upgrade its existing management information system ("MIS") and computer hardware and to become year 2000 compliant. The Company has completed the hardware upgrade and has installed a year 2000 compliant upgrade to its accounting software. The Company expects to finish the year 2000 compliance work by the end of September 1999.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


9.       Commitments and Contingencies (continued)

Year 2000 (continued)

     To finance the cost of the new hardware in the computer upgrade project, the Company entered into a lease in the amount of $82,472, bearing an interest rate of 10.8%. The total cost of the hardware and software purchased for the project was approximately $100,000. This lease is included with the capital lease obligations described in Note 5.

     Beyond the above noted internal year 2000 system issue, the Company has no current knowledge of any outside third party year 2000 issues that would result in a material negative impact on its operations. Management has reviewed its significant vendors' and financial institution's recent SEC filings vis-a-vis year 2000 risks and uncertainties and, on the basis thereof, is confident that the steps the Company has taken to become year 2000 compliant are sufficient. In continuation of this review, the Company shall continue to monitor or otherwise obtain confirmation from the aforesaid entities - and such other entities as management deems appropriate - as to their respective degrees of preparedness. To date, nothing has come to the attention of the Company that would lead it to believe that its significant vendors and/or service providers will not be year 2000 ready.

     Year 2000 readiness is a priority of the Company. The Company believes that it is taking such reasonable and prudent steps as are necessary to mitigate the risks associated with potential year 2000 difficulties. However, the effect, if any, of year 2000 problems on the Company's results of operations if the Company's or its customers, vendors, or service providers are not fully compliant cannot be estimated with any degree of certainty.

10.      Related-Party Transactions

Office and Warehouse Lease

     The Company leases an office/warehouse building from Davidson, Welker, & Brady, a partnership of which one of the partners, Richard Brady, is the Company's Chief Executive Officer and Director. The original lease was executed in October 1986. The lease term was for a 10-year period, with increases in the monthly rent tied to the CPI, adjusted every three years. The lease was amended in 1993 to extend the term through April 2000 (Note 9), with an option to extend for a period of five years under the same terms and conditions of the lease. Rent expense under this lease totaled $247,289 for each of the years ended March 31, 1999 and 1998 and $185,466 for each of the nine-month periods ended December 31, 1999 and 1998.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


10.      Related-Party Transactions (continued)

Consulting Fees

     The Company made payments aggregating $33,000 and $25,000 to the Chairman of the Board of Directors for various consulting services during the years ended March 31, 1999 and 1998, respectively, and $31,500 and $22,500 during the nine-month periods ended December 31, 1999 and 1998, respectively.

Commitment of Financing

     The individual, beneficial majority stockholder of UTTC, in a letter dated May 15, 1998, has represented his intent and ability to provide additional working capital to the Company, should such be necessary, through September 1999.

Purchase Agreement With Breaking Waves, Inc. ("BWI")

     The Company has entered into an agreement with BWI, an affiliate (Note 1), to purchase a minimum of 250 pieces of merchandise for each of its retail stores. BWI sells children's swimsuits. The agreement has a term of one year, and automatically extends each year, unless terminated by either party. The agreement additionally calls for the Company to provide advertising, promotional materials, and ads for this merchandise in all of its brochures, advertisements, catalogs, and all other promotional materials, merchandising programs, and sales promotions.

Financing Provided by BWI

     On July 15, 1998, the Company borrowed $3,000,000 from BWI and issued an unsecured promissory note at an interest rate of 9% per annum. The repayment terms of the note were for five monthly installments of principal and interest commencing on August 15, 1998 and ending December 30, 1998, at which time the note was repaid in full.

     Additionally, the Company had a $250,000 note payable with BWI as of March 31, 1998, which was repaid during the year ended March 31, 1999. The terms of this note are disclosed in Note 6.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


10.      Related-Party Transactions (continued)

Placement Agent Agreement With Frampton Industries, Ltd.

     In January 1999, the Company and Frampton Industries, Ltd., an affiliated entity (Note 1), executed a letter agreement pursuant to which Frampton has agreed to act as the exclusive placement agent and financial advisor for the Company in connection with a contemplated offering of convertible debentures. The agreement is for a term of six months and provides that Frampton shall be provided an investment-banking fee of 8% of the face amount of each debenture funded. Frampton has the option to extend the agreement for two months after the expiration. During the year ending March 31, 1999, Frampton arranged two such transactions for a face amount of $650,000 involving itself and EACF (Note 6).

11.      Equity Transactions

Capital Structure

     The following summarizes the Company's capital structure as of March 31, 1999, as amended in April 1998, and the subsequent change thereto approved at the annual meeting of its shareholders on May 5, 1999 and effected May 12, 1999:

                                                                                   March 31,            May 12,
                                                                                     1999                1999
                                                                                ---------------    ----------
                Common Stock
                Authorized shares of $.01 par value common stock                51,000,000         160,000,000

                Preferred Stock
                Authorized 15,500,000 shares of preferred
                  stock designated as:

                   $1.00 par convertible Series E                               10,000,000          25,000,000

                   $.01 par convertible Series F                                 5,500,000           5,500,000

     Each share of Series E Preferred Stock ("Series E Stock") is convertible into six shares of Common Stock at the option of the holder commencing two years from the date of issuance for a period of five years. The Series E Stock has a liquidation preference of $1.00 per share. Prior to June 30, 1997, the Series E Stock was convertible into 20 shares of Common Stock upon issuance.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


11.      Equity Transactions (continued)

Capital Structure (continued)

     Each share of Series F Preferred Stock ("Series F Stock") is convertible into two shares of Common Stock at the option of the holder commencing at any time following the date the registration statement is declared effective. Holders of Series F Stock are also entitled to, when and as declared by the Board of Directors, cumulative dividends at $.08 per share. Dividends are fully cumulative and accrue (whether or not declared), without interest, from the date such dividends are payable. The Series F Stock will be automatically converted in the event of the earlier of two years or the Company's Common Stock having a closing price of at least $5.00 per share for a consecutive thirty-day period. The Series F Stock has a liquidation preference of $0.50 per share, subject only to the Series E Stock preference.

Issuance of Common Stock

     In November 1998, the Company issued 1,400,000 shares of Common Stock to Breaking Waves, Inc., an affiliate (Note 1), in consideration for cash and inventory. The Company received $300,000 in cash and inventory valued at $365,000 based upon the Company's analysis of the net realizable value of the inventory received.

EACC Options

     In connection with the Congress Financing (Note 4), and the previous bank line of credit agreement, EACC provided a $2,000,000 letter of credit for collateral. As compensation to EACC, the Company granted EACC options ("EACC Options") to acquire shares of 350,000 Common Stock, the value of such options estimated at $224,000 by the Company; and options to acquire (i) up to an additional 1,250,000 shares of Common Stock at a purchase price of 25% of the closing bid price for the Company's Common Stock on the last business day prior to exercise for a period of six months commencing February 1996, the value of such options was considered to be insignificant, and (ii) an option to purchase up to an aggregate 20,000,000 shares of the Series E Stock at a purchase price of $1.00 per share during the period from May 9, 1996 through January 30, 1998, the value of such options was estimated to be $234,000 by the Company.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

11.      Equity Transactions (continued)

EACC Options (continued)

     The option values were based on the Company's analysis of its market capitalization value immediately prior to each stock option grant as compared to its market capitalization value immediately after the assumed exercise of each grant. The analysis gave consideration to assumed cash that would be received upon exercise and the liquidation values of outstanding series of preferred stock to determine a market capitalization value attributable to the common shares. This value was then discounted for market factors such as the thin trading volume and price volatility of the Company's common stock and restrictions on the underlying securities which required a two-year holding period and had no registration rights. The option to acquire 1,250,000 shares of common stock was considered to be insignificant based on the market capitalization analysis given its relative insignificance in relation to the options to acquire 20,000,000 shares of Series E Stock, each share of which was convertible into 20 shares of common stock at the time. The aggregate value of the options, $458,000, was treated as debt issuance costs (Note 4). All of the options to acquire shares of Common Stock expired unexercised.

     During the year ended March 31, 1997, the Company issued an aggregate 2,862,070 shares of Series E Stock for aggregate consideration of $2,862,070 upon exercise of a portion of the EACC Options on various dates. Of these shares, EACC transferred 334,000 shares to UTTC. Subsequently, during the year ended March 31, 1997, UTTC and EACC each converted 334,000 and 27,500 of Series E Stock, respectively, into Common Stock at the 20 to 1 conversion rate, with no holding requirement, provided for in the definition of the Series E Stock at the time (7,230,000 shares of Common Stock before the retroactive effect of July 1997, one for three reverse split), or 2,410,000 post-reverse split shares of Common Stock.

     In June 1997, the Company issued 700,000 shares of Series E Stock to EACC which had previously advanced $700,000 in funds subsequent to March 31, 1997 against the EACC Option to acquire shares of Series E Stock. The remainder of the EACC Options were then terminated in December 1997, upon consummation of the Company's public offering of Series E Stock.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


11.      Equity Transactions (continued)

Issuance of Series E Stock

     In an agreement dated June 30, 1997, the Company agreed to issue 250,000 shares of Series E Stock for $500,000 and 500,000 warrants to purchase shares of Series E Stock for an additional $50,000 in a private sale. The $550,000 was collected on August 12, 1997 and the shares and warrants were issued. The shares of Series E Stock and warrants were registered and sold by the holder in connection with the Company's public offering of Series E Stock, discussed below.

     On December 29, 1997, the Company completed a public offering of 750,000 shares of Series E Stock and 1,500,000 redeemable Series E Stock purchase warrants. The gross proceeds from the offering were $3,150,000 and the net proceeds to the Company totaled $2,303,441 after deduction of offering expenses including such items as underwriter discounts and commissions, legal, accounting, printing and filing fees.

     On June 30, 1998, ABC offered to amend the terms of a $1.5 million debenture (Note 6) to enable the conversion of the principal and accrued interest into shares of Series E Stock at a conversion price of $1.00 per share. The conversion price reflects a 33% discount to the trading price of the Series E Stock and was determined on the basis of the trading price, the illiquidity of the restricted Series E Stock and the absence of registration rights.

     Simultaneously, ABC converted the debenture, and $33,333 of accrued interest into 1,533,333 shares of Series E Preferred Stock. This transaction has, in substance, been accounted for as a capital transaction since ABC and the Company were entities under common control through majority ownership greater than 50%, at the time the conversion occurred. (See chart in Note 1.)

     The debenture originally provided for the conversion, at the option of ABC, of the debenture into shares of common stock of either (i) a subsidiary which the Company intended to form for the purpose of acquiring certain stores operated by the Company, or (ii) any other subsidiary which might acquire a portion of the assets and business of the Company. This option to convert was exercisable at the net book value of the subsidiary's shares with a limitation on such share ownership being 25% of the total outstanding shares of said subsidiary. ABC did, however, as part of the above mentioned amendment, retain this option to acquire up to 25% of the common stock of the subsidiary to be formed at book value at the time of the exercise, if any. ABC subsequently assigned this right to Tudor Technologies, Inc. ("Tudor"), an entity affiliated with the Company. Tudor is an affiliate due to the fact that Mr. Moses Mika is a director on the boards of directors of both Tudor and the Company.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


11.      Equity Transactions (continued)

Issuance of Series E Stock (continued)

     On July 28, 1998, the Company sold 100,000 shares of Series E Preferred Stock to UTTC, its principal shareholder and owner of more than 50% of the Company's common stock as of the date of the transaction. As such, the Company is an entity under common control of UTTC. The sale was $1.00 per share, or $100,000. The Company has recorded the amount as additional paid-in capital since the related party transaction was with a commonly controlled entity. The Series E Preferred Stock is convertible into Common Stock, and therefore, contains a beneficial conversion feature, the value of which exceeded the proceeds. The amount of the beneficial conversion is being amortized as a dividend over the required two-year holding period. (See "Series E Stock Dividends Resulting From Beneficial Conversion Feature" in Note 11.)

Issuance of Options

     In February 1999, the Company entered into a Consulting Agreement (the "Agreement") with Typhoon Capital Consultants, LLC ("Typhoon") pursuant to which Typhoon is to provide financial and other consulting services. In exchange for Typhoon's services, the Agreement provides for the grant of an option to purchase 150,000 shares of the Company's Common Stock with an exercise price of $1.75 per share, in the following increments: an initial increment of 50,000 options followed by five monthly increments of 20,000 options. The options will expire on August 30, 2001. Each increment is valued by the Company using an option valuation model. The initial values would be capitalized and amortized through the term of the Agreement. However, the Company has not been able to locate and communicate with any representatives at Typhoon. The Company has received no services and doubts that any services will be performed by Typhoon in the future, and has accordingly not executed the option agreements, and does not ever expect to issue such options. Therefore, no amounts have been recorded for these options as of March 31, 1999.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


11.      Equity Transactions (continued)

Issuance of Options (continued)

     In July of 1998, the Company entered into a five-year consulting agreement with Corporate Relations Group ("CRG") to provide corporate relations services. As compensation for their services, CRG received $100,000 in cash upon execution of the agreement and received 50,000 shares of Series E Stock. The Company did not issue the shares of Series E Stock, however, such were provided to CRG by a Company shareholder. In addition, in exchange for CRG's services, the agreement provided for the grant of options to CRG and four of its principals. The options are for an aggregate 450,000 shares of Common Stock exercisable at $.78 per share, and an aggregate 700,000 shares of the Series E Stock exercisable at $2.25.

     The Company has recorded an aggregate value for this transaction of $143,750, including the $100,000 cash payment, and $43,750 for the Series E Stock based on a closing market price on August 27, 1998 of $0.875 per share. The Company felt CRG did not fully perform under the contract and has, therefore, not issued the above-mentioned options, for the 450,000 shares of Common Stock and 700,000 shares of Series E Stock. Should services ultimately be provided and options issued, the fair value of the option compensation will be determined when earned. Accordingly, no amounts have been recorded for the option portion of this transaction. The $143,750 for the cash and stock tendered has been capitalized by the Company, and is being pro-ratably expensed over the term of the agreement, since the Company has received corporate brochures and other promotional material from CRG that it will continue to utilize over future periods.

Series E Stock Bonus

     In March 1998, the Company's Board of Directors granted to its Chairman of the Board and to its President, 25,000 shares each of its Series E Stock in recognition of their efforts to further the Company's turnaround towards profitability. The shares vested on a monthly basis over a one-year period commencing April 1, 1998, being fully vested April 1999. On the date of grant management determined the compensation value of this stock grant to be approximately $79,000 in the aggregate, based on a closing market price of $1.86 per share, which was subjected to a 15% marketability discount given the restrictive nature and vesting requirement of the securities, as well as their relatively low trading volume.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

11.      Equity Transactions (continued)

Series E Stock Dividends Resulting from Beneficial Conversion Feature

     For the years ended March 31, 1999 and 1998, the Company recorded non-cash dividends of $1,707,725 and $1,473,806 in applying the provisions of Topic No. D-60 of the Emerging Issues Task Force as described below.

     In April 1999, the Company filed with the Securities and Exchange Commission restated financial statements for the year ended March 31, 1998 to conform with Topic No. D-60 of the Emerging Issues Task Force. Topic D-60 communicated the views of the staff of the Securities and Exchange Commission that the portion of the proceeds upon issuance of the convertible stock allocable to the beneficial conversion feature should be recorded as additional paid-in capital and recognized as a dividend over the minimum period in which the preferred shareholders can realize the conversion.

     The Company's Series E Stock, of which shares were issued in varying amounts on various dates as described above, includes a beneficial conversion feature in that each share of Series E Stock is convertible into six shares of the Company's Common Stock at the option of the holder commencing two years from the date of issuance. Shares of Series E Stock issued through June 30, 1997, were originally convertible into twenty shares of Common Stock, at the option of the holder, with no holding period requirement.

     The beneficial conversion feature is measured at the date of issuance of the Company's Series E Stock as the difference between the conversion price and the market value of the Common Stock into which the Series E Stock is convertible, limited to the proceeds received from the issuance of the Series E Stock. Based on the calculations prescribed by Topic No. D-60, all proceeds initially received by the Company from the issuance of Series E Stock have been initially recorded as additional paid in capital as 100% of the proceeds is allocable to the beneficial conversion feature. Over the required holding period, if any, a non-cash dividend is recorded reducing the retained earnings (or increasing the accumulated deficit) and increasing the balance recorded as Series E Stock in the balance sheet. Thus, there is no net effect on the total stockholders' equity of the Company. Since shares of Series E Stock issued prior to June 30, 1997, were originally convertible upon issuance, 100% of the non-cash dividend was recorded upon issuance of the Series E Stock. Non-cash dividends associated with shares of Series E Stock issued after June 30, 1997, are being recorded over the required two-year holding period of the security.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


11.      Equity Transactions (continued)

Series E Stock Dividends Resulting from Beneficial Conversion Feature
(continued)

     However, the Company has also restated its net loss per common share as presented in the statement of operations for the year ended March 31, 1998, as the dividend attributable to the beneficial conversion feature of the Series E Stock reduces the amount of net income (or increases the amount of net loss) applicable to the common shares.

     In applying the provisions of Topic No. D-60, the Company has recorded non-cash dividends of $1,473,806 for the year ended March 31, 1998. This amount represents $0, $1,200,000, $0, and $273,806 for each of the three-month periods ended June 30, 1997, September 30, 1997, December 31, 1997, and March 31, 1998.

     For the year ended March 31,  1999,  these  non-cash  dividends  aggregated
$1,707,725. These non-cash dividends were recorded as $273,806 in the three-month period ended June 30, 1998 and $477,973 in each of the three-month periods ended September 30, 1998, December 31, 1998, and March 31, 1999.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

11.      Equity Transactions (continued)

Series E Stock Dividends Resulting from Beneficial Conversion Feature
(continued)

     As a result of the application of Topic No. D-60, the Company has reclassified the initial proceeds of issuance of Series E Stock to additional paid-in capital and the resulting non-cash dividends which affect the accumulated deficit and the amount recorded as Series E Stock. The impact on the financial statements for the year ended March 31, 1998 is summarized as follows:

                                                                                          March 31, 1998
                                                                                   As Reported          As Restated

        Series E Stock                                                  $             5,891,020    $      3,974,376

         Common Stock                                                                    41,035              41,035
         Additional paid-in capital                                                   6,675,398          12,927,918
         Accumulated deficit                                                        (10,104,946)        (14,440,822)
                                                                                ---------------    ----------------

         Total stockholders' equity                                     $             2,502,507    $      2,502,507

         Net loss for the year ended                                    $            (2,054,470)   $     (2,054,470)

         Effects of non-cash dividends                                                        -          (1,473,806)
                                                                                ---------------    ----------------

         Net loss applicable to common shares                           $            (2,054,470)   $     (3,528,276)

         Basic and diluted loss per common share and share equivalent   $                  (.50)   $           (.86)

12.      Supplemental Cash Flow Information

         Cash paid for income taxes and interest was as follows:

                                                  Nine Months Ended
                                                    December 31,                       Years Ended March 31,
                                        -----------------------------------     ----------------------------
                                               1999              1998                1999                1998
                                        ---------------     ---------------     ---------------    ----------

         Interest paid                  $       902,054     $       621,143     $       809,601    $        511,924
                                        ===============     ===============     ===============    ================

         Income taxes                   $        18,659     $         1,800     $           850    $            800
                                        ===============     ===============     ===============    ================


                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998


12.      Supplemental Cash Flow Information (continued)

     Non-cash investing and financing activities for the years ended March 31, 1999 and 1998 consisted of the following:

     The Company acquired leasehold improvements and equipment during the year ended March 31, 1999, by entering into capital lease obligations for $849,429 (Notes 3 and 5).

     Convertible debt and accrued interest outstanding of $1,533,333 was converted into 1,533,333 shares of Series E Stock during the year ended March 31, 1999 (Note 11).

     Common Sock was issued in exchange for cash and inventory during the year ended March 31, 1999. The inventory acquired had a value of $365,000 (Note 11).

     For the years ended March 31, 1999 and 1998 non-cash dividends of $1,707,725 and $1,473,806, respectively, were recorded to amortize the discount recorded on Series E Sock resulting from the beneficial conversion features (Note 11).

     Non-cash investing and financing activities for the nine-month periods ended December 31, 1999 and 1998 consisted of the following:

     The Company acquired leasehold improvements and equipment by entering into capital lease obligations for $806,000 during the nine months ended December 31, 1999.

     In June 1998, a note payable to ABC, an affiliate, was converted with accrued interest into 1,533,333 shares of Series E Preferred Stock (Notes 6 and
11).

     In June 1998, the Company entered into a five-year capital lease for approximately $84,000 to partially finance the improvements and relocate on of its stores.

13.      Events Subsequent to March 31, 1999

Unsecured Promissory Notes

     On April 22, 1999, the Company entered into an unsecured promissory note with Shopnet, an affiliate, (Note 1) for $100,000 at an interest rate of 9% per annum. The principal payments and accrued interest are due monthly beginning May 31, 1999, with a maturity date of August 31, 1999.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

Events Subsequent to March 31, 1999 (continued)

     On May 17, 1999, the Company entered into an unsecured promissory note with Shopnet, an affiliate (Note 1) for $100,000 at an interest rate of 9% per annum. The principal payments and accrued interest are due monthly beginning December 31, 1999, with a maturity date of September 30, 1999.

Private Placement of Series F Stock

     On May 18, 1999, the Board of Directors of the Company unanimously adopted a Corporate Resolution to enter into a Securities Purchase Agreement (the Private Placement) with several investors. The Private Placement was for 750,000 shares of the Company's Series F Preferred Stock ("Series F Stock"), par value of $.01 per share, for gross proceeds of $750,000. The Company was also authorized to amend its articles of incorporation to change the terms and privileges of the Series F Stock. The Series F Stock is convertible into two shares of Common Stock at any time following the effective date of the registration statement registering the Series F Stock and underlying shares of Common Stock for resale. The Corporate Resolution also authorized the Company to file a Registration Statement with the Securities and Exchange Commission for the securities under Private Placement.

     As part of the Private Placement, the Company granted an option to the Placement Agent and its assignees to purchase an aggregate 350,000 shares of Common Stock, with an exercise price of $3.00 per share for a period of four years from the date of closing of the Private Placement. Utilizing the Black-Scholes valuation model, the option was valued at $507,000, or $1.45 per option. The model utilized several variables to determine the value including the current price of the stock and its expected volatility, and the risk-free interest rate for the expected term. The current stock price was $1.69 on May 27, 1999, the closing date. Based on an analysis of the stock price over the previous 20 months, the volatility factor utilized for the model was 155%. Additionally, the model used a risk-free interest rate of 6.0%. Additionally, as commission, the Placement Agent received a 10% fee, or $75,000, and a 1% fee, or $7,500, to cover administrative expenses. The Private Placement closed on May 27, 1999, providing net cash proceeds of $667,500 to the Company before legal and other administrative expenses.

     As noted above, the Company's Common Stock had a closing price of $1.69 on the closing date of the Private Placement. As such, the Series F Stock has a beneficial conversion feature which will result in accounting treatment to reflect non-cash dividends in future periods in a manner similar to the Series E Stock transactions described in Note 11. The Company intends to recognize the effects of this non-cash dividend over a period of seven months. This period is based on the Company's estimate as to the length of time to complete the registration of the shares through an SB-2 filing with the Securities and Exchange Commission.

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

Events Subsequent to March 31, 1999 (continued)

Common Stock Compensation of Consultant

     In May 1999, the Company issued 45,333 shares of Common Stock to a consultant as compensation for site selections and negotiation of retail location leases. These services are being provided for new Company stores opening in fiscal 2000. This Company has valued the shares based on the May 17, 1999 closing price of $1.375 per share, less a 10% discount for marketability restrictions for an aggregate value of approximately $56,000.

14.      Restatement of Amounts Previously Reported

     The March 31, 1999 financial statements contain certain restatements of amounts previously reported. The restatements were the result of inquiries made by the SEC regarding the accounting treatment for transactions revolving around the Company's debt and equity securities, including grants of options/stock (Note 11), convertible debentures (Note 6), and convertible preferred stock
(Note 11). As a result, the Company has restated several amounts. The table below identifies significant changes to balances in the financial statements.

         The following is a summary of the impact of the restatements on the 1999 consolidated balance sheet.

1.       Reduction of other current assets for options not ultimately issued                   $        68,634
2.       Increase in Series E Preferred Stock for issuance of shares                                    79,000
3.       Increase in additional paid-in capital for beneficial conversion feature
         of convertible debentures                                                                     650,000
4.       Reduction in additional paid-in capital for cancellation of options                            79,000
5.       Additional net loss in accumulated deficit (from above items)                                 718,634

         The following is a summary of the impact of the restatements on the 1999 consolidated statement of operations and comprehensive net income
         (loss).

1.       Increase in operating expenses from recognition of compensation expense               $        79,000
2.       Reduction in operating expenses from reversing amortization for options
         not ultimately issued                                                                         (10,366)
3.       Additional effective non-cash interest expense attributable to the
         beneficial conversion feature of convertible debentures                                       650,000

              Decrease in 1999 net income                                                      $       718,634
                                                                                               ===============

                       PLAY CO. TOYS & ENTERTAINMENT CORP.
                 (A Subsidiary of United Textiles & Toys Corp.)

                          Notes To Financial Statements
                       Years Ended March 31, 1999 and 1998

Restatement of Amounts Previously Reported (continued)

         The  effects  on  the  Company's   previously   issued  1999  financial
statements are summarized as follows.

                                                             Previously         Increase
                                                              Reported         (Decrease)        Restated

         Consolidated Balance Sheet:
         Other current assets                        $     1,310,263            $  (68,634)         $  1,241,629

           Total assets                              $    21,150,392            $  (68,634)         $ 21,081,758
                                                     ===============            ================    ===============

         Series E convertible preferred stock        $     5,682,101            $   79,000          $  5,761,101
         Additional paid-in capital                       15,335,172               571,000            15,906,172

           Total liabilities and stockholders'
            equity                                   $    21,150,392            $  (68,634)         $ 21,081,758
                                                     ================           ================    =============

         Consolidated Statement of Operations and
           Comprehensive Income (Loss):
         Operating expenses                          $    12,658,376            $   68,634          $ 12,727,010
         Effective interest for beneficial
           conversion feature                                      -               650,000               650,000

         Net income (loss) and comprehensive
           net loss                                  $       140,868            $ (718,634)         $   (577,766)
                                                     ===============            ================    ===============
         Net income (loss) applicable to
           common shares                             $    (1,566,857)           $ (718,634)         $ (2,285,491)
                                                     ================           ================    ===============
         Basic and diluted income(loss) per
           common share and share equivalents        $         (.34)            $     (.16)         $       (.50)
                                                     ================           ================    ===============


NO DEALER,  SALESMAN OR ANY OTHER  PERSON HAS BEEN  AUTHORIZED
TO GIVE ANY INFORMATION OR TO MAKE ANY  REPRESENTATIONS  OTHER                       1,950,000 SHARES OF
THAN THOSE  CONTAINED IN THIS  PROSPECTUS IN  CONNECTION  WITH                           COMMON STOCK
THE  OFFERING  CONTAINED  HEREIN,  AND IF GIVEN OR MADE,  SUCH                    BY SELLING SECURITYHOLDERS
INFORMATION OR  REPRESENTATIONS  MUST NOT BE RELIED UPON. THIS
PROSPECTUS   DOES  NOT  CONSTITUTE  AN  OFFER  TO  SELL  OR  A                         PLAY CO. TOYS &
SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES  OFFERED                        ENTERTAINMENT CORP
HEREBY IN ANY STATE TO ANY  PERSON TO WHOM IT IS  UNLAWFUL  TO
MAKE SUCH AN OFFER.  THE  DELIVERY OF THIS  PROSPECTUS  AT ANY
TIME DOES NOT IMPLY THAT THE INFORMATION  STATED IS CORRECT AS
OF     ANY      TIME      SUBSEQUENT      TO     THE      DATE
HEREOF.
=======
                      TABLE OF CONTENTS

AVAILABLE  INFORMATION . . . . . . . . . . . . . . . . . . . .. . . . . .3
                                                                                       __________, 2000

PROSPECTUS  SUMMARY. . . . . . . . . . . . . . . . . . .4

THE OFFERING.  . . . . . . . . . . . . . . . . . . . .  6

SUMMARY  FINANCIAL DATA. . . . . . . . . . . . . . . .  8

RISK FACTORS.  . . . . . . . . . . . . . . . . . . . .  9

USE OF  PROCEEDS.  . . . . . . . . . . . . . . . . . . 24

DILUTION.  . . . . . . . . . . . . . . . . . . . . . . 25

SELLING  SECURITYHOLDERS.  . . . . . . . . . . . . . . 26

PLAN OF DISTRIBUTION FOR SECURITIES
OF SELLING  SECURITYHOLDERS.  . . . . . . . . . . . .  27

PRINCIPAL SECURITYHOLDERS.  . . . . . . . . . . . . .. 29

DESCRIPTION OF SECURITIES.  . . . . . . . . . . . . .  31

INTEREST OF NAMED EXPERTS AND COUNSEL. . . . . . . . . 34

MARKET FOR COMMON EQUITY AND
RELATED STOCKHOLDER  MATTERS. . . . . . . . . . . . . .35

MANAGEMENT.  . . . . . . . . . . . . ..  . . . . . . . 37

BUSINESS OF THE COMPANY.  . . . . . . . . . . . . .. . 42

MANAGEMENT'S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF
OPERATIONS.  . . . . . . . . . . . . ..  . . . . . . . 57

CERTAIN RELATIONSHIPS AND
RELATED TRANSACTIONS.  . . . . . . . . . . . . . . . . 71

INDEX TO FINANCIAL  STATEMENTS.  . . . . . . . . . . . F-1


UNTIL  25  DAYS  AFTER  THE  DATE  OF  THIS  PROSPECTUS  ALL  DEALERS  EFFECTING
TRANSACTIONS IN THE REGISTERED SECURITIES,  WHETHER OR NOT PARTICIPATING IN THIS
DISTRIBUTION,  MAY BE REQUIRED TO DELIVER A  PROSPECTUS.  THIS IS IN ADDITION TO
THE  OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS  WHEN ACTING AS  UNDERWRITERS
AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.
         -----------------------------------------

         As permitted under the Delaware General Corporation Law, the Company's Certificate of Incorporation and By-Laws provide for indemnification of a director or officer under certain circumstances against reasonable expenses, including attorneys' fees, actually and necessarily incurred in connection with the defense of an action brought against him by reason of his being a director or officer. In addition, the Company's charter documents provide for the elimination of directors' liability to the Company or its stockholders for monetary damages except in certain instances of bad faith, intentional misconduct, a knowing violation of law, or illegal personal gain.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers, and controlling persons of the Company pursuant to any charter, provision, by-law, contract, arrangement, statute, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any such action, suit, or proceeding) is asserted by such director, officer, or controlling person of the Company in connection with the Securities being registered pursuant to this Registration Statement, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication by such court of such issue.

Item 25. Other Expenses of Issuance and Distribution.
         -------------------------------------------

         The following table sets forth the expenses incurred by the Company in the May 1999 private placement:

Underwriter's Commission                                                                   $75,000
Underwriter's Non-Accountable Expense Allowance                                              7,500
Legal Fees and Expenses                                                                     10,000
                                                                    -                       ------
Total                                                                                      $92,500
                                                                                           =======

Item 26. Recent Sales of Unregistered Securities.
         ---------------------------------------

         Except where otherwise indicated, sales of the Company's Securities described below were exempt from registration under the Securities Act in reliance upon the exemption afforded by ss.4(2) of the Act for transactions not involving a public offering. All certificates evidencing such sales bear an appropriate restrictive legend.

Series F Preferred Stock

         In May 1999, pursuant to ss.506 of Regulation D of the General Rules and Regulations Under the Securities Act of 1933, as amended (the "General Rules and Regulations"), the Company sold 750,000 shares of Series F Stock, at a purchase price of $1.00 per share, through Robb Peck McCooey Clearing Corporation as placement agent. The Company received $657,500 from the private placement, after deducting underwriting commissions and legal and administrative expenses. Each share of Series F Stock is convertible, at the holder's option, into two fully paid and non-assessable shares of Common Stock, at any time commencing on the date this Registration Statement is declared effective by the Commission. Each outstanding share of Series F Stock, by virtue of and simultaneously with the occurrence of the earlier of either of the following events and without any action on the part of the holder thereof, shall convert automatically into shares of Common Stock: (i) two years from issuance or (ii) in the event the closing price per share of Common Stock has been at least $5.00 for a consecutive 30 day period.

Series E Preferred Stock

         In March 2000, pursuant to ss.4(2) of the Act, the Company issued 3,423,300 shares of Series E Stock to EACF on conversion by same of two debentures, one of which was issued to EACF by the Company and the other of which was issued to Frampton who assigned same to EACF in December 1999.

         In July 1998, the Company sold 100,000 shares of Series E Stock to United Textiles for $100,000. In determining the purchase price paid by United Textiles, the trading price of the Company's Series E Stock - along with the applicable discounts for illiquidity, lack of marketability, and lack of registration rights - were considered. The trading price of approximately $2.00 per share was discounted by 50% for the above reasons.

         In June 1998, pursuant to ss.4(2) of the Act, the Company issued 1,533,333 shares of Series E Stock to ABC on conversion by ABC of a debenture issued it by the Company.

         In March 1998, pursuant to ss.4(2) of the Act, the Company issued 25,000 shares of Series E Stock to each of Richard Brady (the Company's president) and Harold Rashbaum (the Company's chairman of the board) as bonuses in recognition of their efforts to further the Company's turnaround toward profitability. These shares were sold in the fourth quarter of fiscal year end 2000.

         In July 1997, for aggregate proceeds of $550,000, the Company issued 250,000 shares of Series E Stock and 500,000 Series E Warrants to Volcano Trading, Ltd. in a private transaction pursuant to ss.ss.4(2) and 4(6) of the Act.

         From April 1996 to June 1997, EACC exercised its option and purchased an aggregate of 3,562,070 shares of Series E Stock. 361,500 of such shares were converted (between September 1996 and February 1997) into 2,410,000 shares of Common Stock. See "Business of the Company - Former Financing through Congress Financial Corporation (Western)" and " -- Common Stock."

         Each share of Series E Stock is convertible, at the option of the holder, into six fully paid and non-assessable shares of Common Stock on the earlier of February 4, 2000 or two years after issuance.

Common Stock

         In May 1999, pursuant to ss.4(2) of the Act, the Company issued 45,333 shares of Common Stock to Brian Hunter, a real estate consultant, as compensation for services rendered in negotiating certain commercial leases on behalf of the Company. This transaction was valued by the Company at approximately $56,000 based on the closing stock price on May 17, 1999 and a 10% discount related to the unregistered nature of the Common Stock.

         In November 1998, pursuant to a sales agreement entered into by and between the Company and Breaking Waves, Breaking Waves purchased 1.4 million shares of the Company's Common Stock in a private transaction pursuant to ss.4(2) of the Act. The consideration for the stock was $665,000, which represents a price of $0.475 per share. The price represents an approximate 33% discount from the then current market price of $0.718 reflecting a discount for the illiquidity of the shares, which do not carry any registration rights. $300,000 of the consideration was remitted in cash, and the remaining $365,000 consisted of product from Breaking Waves (primarily girl's swimsuits).

         In August 1998, pursuant to ss.4(2) of the Act and the Company's 401(k) ESOP Plan, the Company issued 5,673 shares of Common Stock to certain former employees. While there existed an ESOP designated certificate [in the aggregate amount of 15,333 shares contributed on January 26, 1995 by Messrs. Brady and Tom Davidson (a founder of the Company and the Company's former president) and the Company's then parent company)] at the time of such issuance, such number of shares were inadvertently issued as new stock (rather than from said certificate). The 5,673 shares of Common Stock have since been returned to authorized but unissued status, and the contributed ESOP certificate has been adjusted to reflect deduction of the 5,673 shares therefrom.

         In June 1997, pursuant to ss.4(2) of the Act, the Company issued 20,000 shares of Common Stock to Klarman & Associates n/k/a Millennium Ventures Law Group for legal fees of $500.

         Between September 1996 and February 1997, the Company issued 2,410,000 shares of Common Stock on conversion of Series E Stock previously issued to EACC. See "-- Series E Preferred Stock."

         In August 1996, the one share of the Company's Series D Preferred Stock was converted into 385,676 shares of the Company's Common Stock based on the initial amount of the debt divided by the average price of the shares for a 90 day period prior to the conversion. This was performed in order for American Toys, Inc., the Company's then parent corporation, to spin such shares off to its stockholders and divest its interest in the Company.

Item 27. Exhibits.
         --------

         All exhibits, except those designated with an asterisk (*) which are filed herewith and those designated with a double asterisk (**) which shall be filed by amendment hereto, have been filed previously with the Commission (i) in connection with the Company's Registration Statement on Form SB-2, dated November 2, 1994, under file No. 33-81940-NY; (ii) with the Company's
Registration Statement on Form SB-2, Registration No. 333-32051; or (iii) as otherwise indicated and, pursuant to 17 C.F.R. ss.230.411, are incorporated by reference herein.

  1.1                Form of Underwriting Agreement. See (ii) above.
  3.1                Certificate of Incorporation of the Company dated June 15, 1995. See (i) above.
  3.2                Amendment to Certificate of Incorporation of the Company, filed July 2, 1997. See (ii) above).
  3.2(a)             Amendment to  Certificate  of  Incorporation  of the Company,  filed August 11, 1997.  See (ii) above.
  3.2(b)             Amendment to Certificate of Incorporation of the Company, filed May 9, 1996 (incorporated by reference herein to exhibit 3.2 (b) of the Company's 10-KSB for the year ended March 31, 1999).
  3.2(c)             Amendment to Certificate of Incorporation of the Company,  filed August 13, 1996  (incorporated by reference herein to exhibit 3.2 (b) of the Company's 10-KSB for the year ended March 31, 1999).
  3.2(d)             Amendment to Certificate of  Incorporation of the Company,  filed March 24, 1997  (incorporated by reference herein to exhibit 3.2 (b) of the Company's 10-KSB for the year ended March 31, 1999).
  3.2(e)             Amendment to Certificate of Incorporation of the Company,  filed May 29, 1998  (incorporated by reference herein to exhibit 3.2 (b) of the Company's 10-KSB for the year ended March 31, 1999).
  3.2(f)             Amendment to Certificate of Incorporation of the Company,  filed May 12, 1999  (incorporated by reference herein to exhibit 3.2 (b) of the Company's 10-KSB for the year ended March 31, 1999).
  3.2(g)             Amendment to Certificate of Incorporation of the Company,  filed May 25, 1999  (incorporated by reference herein to exhibit 3.2 (b) of the Company's 10-KSB for the year ended March 31, 1999).
  3.3                By-Laws of the Company. See (i) above.
  4.1                Specimen Common Stock Certificate See (i) above).
  4.2                Specimen Series E Redeemable Purchase Warrant Certificate. See (ii) above
  4.3                Specimen Series E Preferred Stock Certificate. See (ii) above
  4.4                ESOP Plan See (i) above).
  4.5                Form of Warrant Agreement  between the Company,  the Underwriter and Continental Stock Transfer
                     & Trust Company. See (ii) above.
  5.0**              Opinion of Counsel
10.26                Lease Agreement for Store - Chula Vista. See (i) above.
10.27                Lease Agreement for Store - El Cajon. See (i) above.
10.29                Lease Agreement for Store - Simi Valley. See (i) above.
10.30                Lease Agreement for Store - Encinitas. See (i) above.
10.34                Lease Agreement for Store - Redlands. See (i) above.
10.35                Lease Agreement for Store - Rancho Cucamonga. See (i) above.
10.36                Lease Agreement for Store - Woodland Hills. See (i) above.
10.37                Lease Agreement for Warehouse - Executive Offices. See (i) above.
10.38                Lease Agreement for Store - Pasadena. See (i) above.
10.41                The Company Incentive Stock Option. Plan See (i) above.
10.44                Lease Agreement for Store - Corona Plaza. See (i) above.
10.50                Extension of Warehouse Lease. See (i) above.
10.75                Asset Purchase Agreement for the purchase of Toys International - (incorporated by reference herein to exhibit
                     10.75 of  the Company's 10-QSB for the period ended  December 31, 1996 filed with the Commission).
10.77                Lease Agreement for Store - Santa Clarita International (incorporated by reference herein to exhibit 10.77 of the Company's 10-KSB for the year ended March 31, 1997, filed with the Commission).
10.78                Lease Agreement for Store - South Coast Plaza International (incorporated  by reference herein to exhibit 10.78 of the Company's 10-KSB for the year ended March 31,1997, filed with the Commission).
10.79                Lease Agreement for Store - Century City International (incorporated by reference herein to exhibit 10.79 of the Company's 10-KSB for the year ended March 31, 1997, filed with the Commission).
10.80                Lease Agreement for Store - Crystal Court International (incorporated by reference herein to exhibit 10.80 of the Company's 10-KSB for the year ended March 31, 1997, filed with the Commission).
10.81                Lease Agreement for Store - Orange County (incorporated by reference herein to exhibit (i) of the Company's
                     10-QSB/A-1 for the period ended September 30, 1995 filed with the Commission).
10.85                Lease Agreement for Store - Mission Viejo (incorporated by reference herein to exhibit (iv) of the Company's
                     10-QSB for the period ended December 31, 1995).
10.86                Subscription Agreement between the Company and Volcano Trading Limited dated June 30, 1997. (incorporated by reference herein to exhibit 10.86 to the Company's Registration Statement on Form SB-2, Registration No.
                     333-32051.
10.87                Lease Agreement for Store - Clairemont (incorporated by reference herein to exhibit 10.87 of the Company's
                     10-QSB/A-1 for the period ended September 30, 1997).
10.88                Lease Agreement for Store - Redondo Beach (incorporated by reference herein to exhibit 10.88 of the Company's
                     10-QSB/A-1 for the period ended September 30, 1997).
10.89                Lease Agreement for Store - Arizona Mills (incorporated by reference herein to exhibit 10.89 of the Company's
                     10-QSB/A-1 for the period ended September 30, 1997).
10.90                FINOVA Loan and Security Agreement (incorporated by reference herein to exhibit 10.90 of the Company's 10-QSB for the period ended December 31, 1997)
10.91                Schedule to Loan and Security Agreement (incorporated by reference herein to exhibit 10.91 of the Company's
                     10-QSB for the period ended Dec. 31, 1997).
10.92                Lease Agreement for Store - City Mills (incorporated by reference herein to exhibit 10.92 of the Company's
                     10-KSB for the fiscal year ended March 31, 1998).
10.93                Lease Agreement for Store - Fashion Outlet of Las Vegas (incorporated by reference herein to exhibit 10.93 of the Company's 10-KSB for the fiscal year ended March 31, 1998).
10.93(a)             Fixture Financing Agreements
10.93(b)             Letter from Ilan Arbel, dated May 15, 1998, re: funding of Company's operations (incorporated by reference herein to exhibit 10.93(b) of the Company's 10-KSB/A-2 for the fiscal year ended March 31, 1998).
10.94                Lease Agreement for Store-Concord Mills (Play Co. Toys) (incorporated by reference herein to exhibit 10.94 of the Company's 10-QSB for the period ended June 30, 1998).
10.95                Lease Agreement for Store-Katy Mills (Play Co. Toys) (incorporated by reference herein to exhibit 10.95 of the Company's 10-QSB for the period ended June 30, 1998).
10.96                Lease Agreement for Store-Concord Mills (Toy Co.) (incorporated by reference herein to exhibit 10.96 of the
                     Company's 10-QSB for the period ended June 30, 1998).
10.97                Lease Agreement for Store-Katy Mills (Toy Co.) (incorporated by reference herein to exhibit 10.97 of the
                     Company's 10-QSB for the period ended June 30, 1998).
10.98                Lease Agreement for Store-Ontario Mills (Toy Co.) (incorporated by reference herein to exhibit 10.98 of the
                     Company's 10-QSB for the period ended June 30, 1998).
10.99                Amendment No. 1 to Finova Loan Agreement (incorporated by reference herein to exhibit 10.99 of the Company's
                     10-QSB for the period ended June 30, 1998).
10.100               Amendment No. 1 to Lease Agreement for Store-Rancho Cucamonga (Play Co. Toys) (incorporated by reference herein to exhibit 10.100 of the Company's 10-QSB for the period ended June 30, 1998).
10.101               Company & Corporate  Relations  Group,  Inc.  Lead  Generation/Corporate
                     Relations  Agreement,  dated July 22, 1998  (incorporated by reference herein to exhibit  10.101 of the  Company's  10-QSB for the period  ended June 30,  1998).
10.103               Promissory Note with Amir Overseas  Capital Corp.  (dated  September 18,
                     1998)  (incorporated  by  reference  herein to exhibit  10.103 of the  Company's
                     10-QSB for the period ended September 30, 1998).
10.104               Promissory Note with Amir Overseas Capital Corp. (dated November 9, 1998) (incorporated by reference herein to exhibit 10.104 of the Company's 10-QSB for the period ended September 30, 1998).
10.105               Lease Agreement for Store - Dallas  (incorporated by reference herein to exhibit 10.105 of the Company's 10-QSB
                     /A-1 for the period ended September 30, 1998).
10.106               Lease Agreement for Store - Thousand Oaks (incorporated by reference herein to exhibit 10.106 of the Company's
                     10-QSB/A-1 for the period ended September 30, 1998).
10.107               Lease Agreement for Store - Detroit (incorporated by reference herein to exhibit 10.107 of the Company's 10-QSB
                     /A-1 for the period ended September 30, 1998).
10.108               Lease Agreement for Store - Chicago  (incorporated by reference herein to exhibit 10.108 of the Company's
                     10-QSB/A-1 for the period ended September 30, 1998).
10.109               Lease Agreement for Store - Orange County (incorporated by reference herein to exhibit 10.109 of the Company's
                     10-QSB/A-1 for the period ended September 30, 1998).
10.110               Phoenix Leasing Incorporated Loan and Security Agreement and Ancillary Documents (October 1998) (incorporated by reference herein to exhibit 10.109 of the Company's 10-QSB/A-1 for the period ended September 30, 1998).
10.111               Agreement by and between the Company and ZD Group, L.L.C., dated November 11, 1998  (incorporated by reference herein to exhibit 10.111 of the Company's 10-QSB for the period ended December 31, 1998).
10.112               Intercreditor and Subordination Agreement by and between ZD Group, L.L.C. and FINOVA Capital Corporation, dated
                     February 11, 1999 (incorporated by reference herein to exhibit 10.112 of the Company's 10-QSB for the period ended December 31, 1998).
10.113               5% Convertible Secured Subordinated Debenture in favor of Frampton Industries, Ltd., dated November 11, 1998
                     (incorporated by reference herein to exhibit 10.113 of the Company's 10-QSB for the period ended December 31,
                     1998).
10.114               Subordinated Security Agreement by and between the Company and Frampton Industries, Ltd., dated November 11,
                     1998 (incorporated by reference herein to exhibit 10.114 of the Company's 10-QSB for the period ended December
                     31, 1998).
10.115               Intercreditor and Subordination Agreement by and between Frampton Industries, Ltd. and FINOVA Capital
                     Corporation, dated February 11, 1999 (incorporated by reference herein to exhibit 10.115 of the Company's 10-
                     QSB for the period ended December 31, 1998).
10.115(a)            Third Amendment to Loan and Security Agreement by and between the Company and FINOVA Capital Corporation, dated December 1998 (incorporated by reference herein to exhibit 10.115(a) of the Company's 10-QSB/A-1 for the period ended December 31, 1998).
10.116               Fourth (initially filed as "Third") Amendment to Loan and Security Agreement by and between the Company and
                     FINOVA Capital Corporation, dated February 11, 1999 (later renamed "Fourth" Amendment) (incorporated by reference herein to exhibit 10.116 of the Company's 10-QSB for the period ended December 31, 1998).
10.117               Letter of Intent by and between the Company and Frampton Industries, Inc., dated January 4, 1999 (incorporated by reference herein to exhibit 10.117 of the Company's 10-QSB for the period ended December 31, 1998).


10.118               Fifth Amendment to Loan and Security Agreement by and between the Company and FINOVA Capital Corporation, dated
                     March 1999 (incorporated by reference herein to exhibit 10.118 of the Company's 10-QSB/A-1 for the period ended
                     December 31, 1998).
10.119               Typhoon Capital Consultants, LLC agreement dated February 1,1999  (incorporated by reference herein to exhibit
                     10.118 of the Company's 10-QSB/A-1 for the period ended December 31, 1998).
10.120              5% Convertible Secured  Subordinated  Debenture in favor of Europe American Capital Foundation, dated November 11, 1998.  (incorporated  by reference herein to exhibit 10.120 of the Company's
                    10-KSB for the year ended March 31, 1999).
10.121              Amendment to Lease  Agreement - Tutti  Animali.  (incorporated  by reference  herein to exhibit
                    10.121 of the Company's 10-KSB for the year ended March 31, 1999).
10.122              Lease Agreement for Store - Aladdin  (incorporated by reference herein to exhibit 10.122 of the
                    Company's 10-KSB for the year ended March 31, 1999).
10.123              Lease Agreement for Store - Pier 39  (incorporated by reference herein to exhibit 10.123 of the
                    Company's 10-KSB for the year ended March 31, 1999).
10.124              Lease Agreement for Store - Opry Mills  (incorporated  by reference herein to exhibit 10.124 of the Company's 10-KSB for the year ended March 31, 1999).
10.125              Lease Agreement for Store - Mission Viejo  (incorporated  by reference herein to exhibit 10.125 of the Company's 10-KSB for the year ended March 31, 1999).
10.126              Fixture Financing  Agreement with Premier Capital Corp.,  dated October 15, 1998  (incorporated by reference herein to exhibit 10.126 of the Company's 10-KSB for the year ended March 31, 1999).
10.127              Lease  Agreement for Store - Venetian  (incorporated  by reference  herein to exhibit 10.127 of the Company's 10-KSB for the year ended March 31, 1999).
10.128              Lease Agreement for Store - Woodfield Mall  (incorporated by reference herein to exhibit 10.128 of the Company's 10-KSB for the year ended March 31, 1999).
10.129              Amendment to Lease Agreement - Rancho  Cucamonga  (incorporated  by reference herein to exhibit
                    10.129 of the Company's 10-KSB for the year ended March 31, 1999).
10.130              Promissory  Notes - Full Moon  Development,  Inc.  (incorporated by reference herein to exhibit
                    10.130 of the Company's 10-KSB for the year ended March 31, 1999).
10.131              ABC Fund,  Inc.  Assignment of Debenture to Tudor  Technologies,  Inc. dated September 15, 1998
                    (incorporated by reference herein to exhibit 10.131 of the Company's 10-QSB for the period ended
                    June 30, 1999).
10.132              Tudor  Technologies,  Inc. Election to Exercise dated July 15, 1999  (incorporated by reference herein to exhibit 10.131 of the Company's 10-QSB for the period ended June 30, 1999).
10.133              Sixth  Amendment to Loan and Security  Agreement by and between the Company and FINOVA  Capital
                    Corporation, dated August 1999 (incorporated by reference herein to exhibit 10.131 of the Company's
                    10-QSB for the period ended June 30, 1999).
10.134              Fixture  Financing  Agreement With Longwater  Capital  Corporation  (incorporated  by reference herein to exhibit 10.131 of the Company's 10-QSB for the period ended June 30, 1999).
10.135              Lease Agreement for Store - International Gateway
10.136              Investment Agreement
10.137              Amendment to Lease  Agreement - Concord Mills (Toy Co.)  (incorporated  by reference  herein to exhibit 10.137 of the Company's 10-QSB for the period ended September 30, 1999).
10.138**            Amendment No. 2 to Chula Vista Lease Agreement
10.139*             Amendment and Assignment of Warehouse Lease Agreement
10.140*             Assignment of Rancho Cucamonga Lease
10.141**            Lease Agreement - Arundel Mills
21.1*               Subsidiaries
23.1*               Consent of Haskell & White LLP

Item 28.  Undertakings.
          ------------

         The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a Post-Effective Amendment to this Registration Statement:

     (i) To include any Prospectus required byss.10(a)(3) of the Act;

     (ii) To reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of Securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

     (iii) To include any additional or changed material information with respect to the Plan of Distribution.

     (2) To, for the purpose of determining any liability under the Act, treat each Post-Effective Amendment as a new Registration Statement of the securities offered and the offering of securities at the time to be the initial bona fide offering.

     (3) To file a Post-Effective Amendment to remove from registration any of the securities which remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers, and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the Securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue by such court. See Item 24.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Marcos, State of California on the 1st day of May, 2000

                                             PLAY CO. TOYS & ENTERTAINMENT CORP.


                                                           By: /s/ Richard Brady
                                                    Richard Brady, President and
                                                         Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Harold Rashbaum                         Chairman of the Board               05/01/00
Harold Rashbaum                                                                 Date

/s/ Richard Brady                           Chief Executive Officer,            05/01/00
Richard Brady                               President and Director              Date

/s/ James B. Frakes                         Chief Financial Officer             05/01/00
James B. Frakes                             and Secretary                       Date

/s/ Moses Mika                              Director                            05/01/00
Moses Mika                                                                      Date
